Exhibit 99.1

Glossary of Terms

The following abbreviations or acronyms used in this Form 10-K are defined below:

Abbreviation or Acronym	Definition
2017 Tax Reform Act

An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) enacted on December 22, 2017

2019 Equity Units

Dominion Energy’s 2019 Series A Equity Units issued in June 2019, initially in the form of 2019 Series A Corporate Units, which consisted of a stock purchase contract and a 1/10 interest in a share of the Series A Preferred Stock

2021 Triennial Review

Virginia Commission review of Virginia Power’s earned return on base rate generation and distribution services for the four successive 12-month test periods beginning January 1, 2017 and ending December 31, 2020

ABO	Accumulated benefit obligation
ACE Rule	Affordable Clean Energy Rule
AFUDC	Allowance for funds used during construction
Align RNG	Align RNG, LLC, a joint venture between Dominion Energy and Smithfield Foods, Inc.
Altavista	Altavista biomass power station
AMI	Advanced Metering Infrastructure
AOCI	Accumulated other comprehensive income (loss)
ARO	Asset retirement obligation
Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a limited liability company owned by Dominion Energy and Duke Energy
Atlantic Coast Pipeline Project	A previously proposed approximately 600-mile natural gas pipeline running from West Virginia through Virginia to North Carolina which would have been owned by Dominion Energy and Duke Energy
bcf	Billion cubic feet
Bear Garden	A 622 MW combined-cycle, natural gas-fired power station in Buckingham County, Virginia
BHE

The legal entity, Berkshire Hathaway Energy Company, one or more of its consolidated subsidiaries (including Dominion Energy Gas, Dominion Energy Midstream and Cove Point effective November 1, 2020), or the entirety of Berkshire Hathaway Energy Company and its consolidated subsidiaries

Birdseye	Birdseye Renewable Energy, LLC
BP	BP Wind Energy North America Inc.
Brookfield	Brookfield Super-Core Infrastructure Partners, an infrastructure fund managed by Brookfield Asset Management Inc.
Brunswick County	A 1,376 MW combined-cycle, natural gas-fired power station in Brunswick County, Virginia
CAA	Clean Air Act
CCR	Coal combustion residual
CCRO	Customer credit reinvestment offset
CEP	Capital Expenditure Program, as established by House Bill 95, Ohio legislation enacted in 2011, deployed by East Ohio to recover certain costs associated with capital investment
CERCLA	Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as Superfund
CFIUS	The Committee on Foreign Investment in the U.S.
Clearway

The legal entity, Clearway Energy, Inc. (a subsidiary of Global Infrastructure Partners), one or more of its consolidated subsidiaries, or the entirety of Clearway Energy, Inc. and its consolidated subsidiaries

CNG	Consolidated Natural Gas Company
CO2	Carbon dioxide
Colonial Trail West	A 142 MW utility-scale solar power station located in Surry County, Virginia

Abbreviation or Acronym	Definition
Companies	Dominion Energy and Virginia Power, collectively
Contracted Energy	Contracted Energy operating segment, formerly known as the Contracted Assets operating segment
Cove Point	Cove Point LNG, LP (formerly known as Dominion Energy Cove Point LNG, LP)
Cove Point LNG Facility	An LNG import/export and storage facility, including the Liquefaction Facility, located on the Chesapeake Bay in Lusby, Maryland
CPCN	Certificate of Public Convenience and Necessity
CVOW Commercial Project

A proposed 2.6 GW wind generation facility 27 miles off the coast of Virginia Beach, Virginia in federal waters adjacent to the CVOW Pilot Project and associated interconnection facilities in and around Virginia Beach, Virginia

CVOW Pilot Project	A 12 MW wind generation facility 27 miles off the coast of Virginia Beach, Virginia in federal waters
CWA	Clean Water Act
DCP

The legal entity, CPMLP Holding Company, LLC (formerly known as Dominion Cove Point, LLC), one or more of its consolidated subsidiaries (including Dominion Energy Midstream), or the entirety of CPMLP Holding Company, LLC and its consolidated subsidiaries

DECGS	Carolina Gas Services, Inc. (formerly known as Dominion Energy Carolina Gas Services, Inc.)
DECP Holdings	The legal entity DECP Holdings, Inc., which holds Dominion Energy’s noncontrolling interest in Cove Point
DEQPS	MountainWest Pipeline Services, Inc. (formerly known as Dominion Energy Questar Pipeline Services, Inc.)
DES	Dominion Energy Services, Inc.
DESC

The legal entity, Dominion Energy South Carolina, Inc., one or more of its consolidated entities or operating segment, or the entirety of Dominion Energy South Carolina, Inc. and its consolidated entities

DETI	Eastern Gas Transmission and Storage, Inc. (formerly known as Dominion Energy Transmission, Inc.)
DGI	Dominion Generation, Inc.
DGP	Eastern Gathering and Processing, Inc. (formerly known as Dominion Gathering and Processing, Inc.)
DMLPHCII	Eastern MLP Holding Company II, LLC (formerly known as Dominion MLP Holding Company II, LLC)
DOE	U.S. Department of Energy
Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Virginia Power) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Direct®	A dividend reinvestment and open enrollment direct stock purchase plan
Dominion Energy Gas

The legal entity, Eastern Energy Gas Holdings, LLC (formerly known as Dominion Energy Gas Holdings, LLC), one or more of its consolidated subsidiaries (consisting of DETI, DCP, DMLPHCII and Dominion Iroquois), or the entirety of Eastern Energy Gas Holdings, LLC and its consolidated subsidiaries

Dominion Energy Midstream

The legal entity, Northeast Midstream Partners, LP (formerly known as Dominion Energy Midstream Partners, LP), one or more of its consolidated subsidiaries, or the entirety of Northeast Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Questar Pipeline

The legal entity, MountainWest Pipeline, LLC (formerly known as Dominion Energy Questar Pipeline, LLC), one or more of its consolidated subsidiaries (including its 50% noncontrolling interest in White River Hub), or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

Dominion Energy South Carolina	Dominion Energy South Carolina operating segment
Dominion Energy Virginia	Dominion Energy Virginia operating segment
Dominion Iroquois

The legal entity Iroquois Inc. (formerly known as Dominion Iroquois Inc.), one or more of its consolidated subsidiaries, or the entirety of Iroquois, Inc. and its consolidated subsidiaries, which held a 50% noncontrolling interest in Iroquois

Dominion Privatization	Dominion Utility Privatization, LLC, a joint venture between Dominion Energy and Patriot
DSM	Demand-side management

Abbreviation or Acronym	Definition
DSM Riders	Rate adjustment clauses, designated Riders C1A, C2A, C3A and C4A, associated with the recovery of costs related to certain Virginia DSM programs in approved DSM cases
Dth	Dekatherm
Duke Energy	The legal entity, Duke Energy Corporation, one or more of its consolidated subsidiaries, or the entirety of Duke Energy Corporation and its consolidated subsidiaries
Eagle Solar	Eagle Solar, LLC, a wholly-owned subsidiary of DGI
East Ohio	The East Ohio Gas Company, doing business as Dominion Energy Ohio
East Ohio Transaction

The proposed sale by Dominion Energy to Enbridge of all issued and outstanding capital stock in Dominion Energy Questar Corporation and its consolidated subsidiaries, which following a proposed reorganization will include East Ohio and Dominion Energy Gas Distribution, LLC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Enbridge

The legal entity, Enbridge Inc., one or more of its consolidated subsidiaries (including Enbridge Elephant Holdings, LLC, Enbridge Parrot Holdings, LLC, and Enbridge Quail Holdings, LLC), or the entirety of Enbridge Inc. and its consolidated subsidiaries

EnergySolutions	EnergySolutions, LLC
EPA	U.S. Environmental Protection Agency
EPS	Earnings per common share
ERISA	Employee Retirement Income Security Act of 1974
Excess Tax Benefits	Benefits of tax deductions in excess of the compensation cost recognized for stock-based compensation
FASB	Financial Accounting Standards Board
FCC	Federal Communications Commission
FERC	Federal Energy Regulatory Commission
FILOT	Fee in lieu of taxes
Four Brothers	Four Brothers Solar, LLC, a limited liability company owned by Dominion Energy (through December 2021) and Four Brothers Holdings, LLC, a subsidiary of Clearway
Fowler Ridge	Fowler I Holdings LLC, a wind-turbine facility in Benton County, Indiana
FTRs	Financial transmission rights
GAAP	U.S. generally accepted accounting principles
GENCO	South Carolina Generating Company, Inc.
GHG	Greenhouse gas
Granite Mountain	Granite Mountain Holdings, LLC, a limited liability company owned by Dominion Energy (through December 2021) and Granite Mountain Renewables, LLC, a subsidiary of Clearway
Green Mountain	Green Mountain Power Corporation
Greensville County	A 1,629 MW combined-cycle, natural gas-fired power station in Greensville County, Virginia
GT&S Transaction

The sale by Dominion Energy to BHE of Dominion Energy Gas, DGP, DECGS, Eastern Energy Field Services, Inc. (formerly known as Dominion Energy Field Services, Inc.) and Modular LNG Holdings, Inc. (formerly known as Dominion Modular LNG Holdings, Inc.) (which holds a 50% noncontrolling interest in JAX LNG) pursuant to a purchase and sale agreement entered into on July 3, 2020, which was completed on November 1, 2020

GTSA	Virginia Grid Transformation and Security Act of 2018
GW	Gigawatt
Hope	Hope Gas, Inc., doing business as Dominion Energy West Virginia through August 2022
Hopewell	Polyester biomass power station
IRA	An Act to Provide for Reconciliation Pursuant to Title II of Senate Concurrent Resolution 14 of the 117th Congress (also known as the Inflation Reduction Act of 2022) enacted on August 16, 2022
Iron Springs	Iron Springs Holdings, LLC, a limited liability company owned by Dominion Energy (through December 2021) and Iron Springs Renewables, LLC, a subsidiary of Clearway

Abbreviation or Acronym	Definition
Iroquois	Iroquois Gas Transmission System, L.P.
IRS	Internal Revenue Service
JAX LNG	JAX LNG, LLC, an LNG supplier in Florida serving the marine and LNG markets
Jones Act	The Coastwise Merchandise Statute (commonly known as the Jones Act) 46 U.S.C. §55102 regulating U.S. maritime commerce
July 2016 hybrids	Dominion Energy’s 2016 Series A Enhanced Junior Subordinated Notes due 2076
Kewaunee	Kewaunee nuclear power station
kV	Kilovolt
LIBOR	London Interbank Offered Rate
LIFO	Last-in-first-out inventory method
Liquefaction Facility	A natural gas export/liquefaction facility at the Cove Point LNG Facility
LNG	Liquefied natural gas
LTIP	Long-term incentive program
Massachusetts Municipal	Massachusetts Municipal Wholesale Electric Company
mcfe	Thousand cubic feet equivalent
MGD	Million gallons per day
Millstone	Millstone nuclear power station
MW	Megawatt
MWh	Megawatt hour
Natural Gas Rate Stabilization Act	Legislation effective February 2005 designed to improve and maintain natural gas service infrastructure to meet the needs of customers in South Carolina
NAV	Net asset value
NEIL	Nuclear Electric Insurance Limited
NGL	Natural gas liquid
NND Project

V.C. Summer Units 2 and 3 nuclear development project under which DESC and Santee Cooper undertook to construct two Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina

North Anna	North Anna nuclear power station
North Carolina Commission	North Carolina Utilities Commission
NRC	U.S. Nuclear Regulatory Commission
NWP 12

A nationwide permit from the U.S. Army Corps of Engineers authorizing activities required for the construction, maintenance, repair and removal of utility lines, including electric transmission, gas pipelines, water and communications conduit and associate facilities in waters of the U.S.

NYSE	New York Stock Exchange
October 2014 hybrids	Dominion Energy’s 2014 Series A Enhanced Junior Subordinated Notes due 2054
ODEC	Old Dominion Electric Cooperative
offshore wind turbine installation season	The period May 1st through October 31st for waters off the coast of the Mid-Atlantic and Northeast

Abbreviation or Acronym	Definition
Ohio Commission	Public Utilities Commission of Ohio
Patriot	Patriot Utility Privatizations, LLC, a joint venture between Foundation Infrastructure Partners, LLC and John Hancock Life Insurance Company (U.S.A.) and affiliates
PIPP	Percentage of Income Payment Plan deployed by East Ohio
PIR	Pipeline Infrastructure Replacement program deployed by East Ohio
PJM	PJM Interconnection, LLC
PSD	Prevention of significant deterioration
PSNC	Public Service Company of North Carolina, Incorporated, doing business as Dominion Energy North Carolina
PSNC Transaction

The proposed sale by Dominion Energy to Enbridge of all of its membership interests in Fall North Carolina Holdco LLC and its consolidated subsidiaries, which following a proposed reorganization will include PSNC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Q-Pipe Group

Collectively, Dominion Energy Questar Pipeline, DEQPS and MountainWest Energy Holding Company, LLC (formerly known as QPC Holding Company, LLC and its subsidiary MountainWest Southern Trails Pipeline Company (formerly known as Questar Southern Trails Pipeline Company))

Q-Pipe Transaction	A previously proposed sale by Dominion Energy to BHE of the Q-Pipe Group pursuant to a purchase and sale agreement entered into on October 5, 2020 and terminated on July 9, 2021
Questar Gas	Questar Gas Company, doing business as Dominion Energy Utah, Dominion Energy Wyoming and Dominion Energy Idaho
Questar Gas Transaction

The proposed sale by Dominion Energy to Enbridge of all of its membership interests in Fall West Holdco LLC and its consolidated subsidiaries, which following a proposed reorganization will include Questar Gas, Wexpro, Wexpro II Company, Wexpro Development Company, Dominion Energy Wexpro Services Company, Questar InfoComm Inc. and Dominion Gas Projects Company, LLC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Regulation Act

Legislation effective July 1, 2007, that amended the Virginia Electric Utility Restructuring Act and fuel factor statute, which legislation is also known as the Virginia Electric Utility Regulation Act, as amended in 2015 and 2018

RGGI	Regional Greenhouse Gas Initiative
RICO	Racketeer Influenced and Corrupt Organizations Act
Rider B	A rate adjustment clause associated with the recovery of costs related to the conversion of three of Virginia Power’s coal-fired power stations to biomass
Rider BW	A rate adjustment clause associated with the recovery of costs related to Brunswick County
Rider CCR	A rate adjustment clause associated with the recovery of costs related to the removal of CCR at certain power stations
Rider CE

A rate adjustment clause associated with the recovery of costs related to certain renewable generation, energy storage and related transmission facilities in Virginia as well as certain small-scale distributed generation projects and related transmission facilities

Rider D

A rate mechanism which allows PSNC to recover from customers all prudently incurred gas costs and the related portion of uncollectible expenses as well as losses on negotiated gas and transportation sales

Rider E

A rate adjustment clause associated with the recovery of costs related to certain capital projects at Virginia Power’s electric generating stations to comply with federal and state environmental laws and regulations

Rider GT	A rate adjustment clause associated with the recovery of costs associated with electric distribution grid transformation projects that the Virginia Commission has approved as authorized by the GTSA

Abbreviation or Acronym	Definition
Rider GV	A rate adjustment clause associated with the recovery of costs related to Greensville County
Rider OSW	A rate adjustment clause associated with costs incurred to construct, own and operate the CVOW Commercial Project
Rider PPA

A rate adjustment clause associated with the recovery of costs associated with power purchase agreements for the energy, capacity, ancillary services and renewable energy credits owned by third parties

Rider R	A rate adjustment clause associated with the recovery of costs related to Bear Garden
Rider RGGI	A rate adjustment clause associated with the recovery of costs related to the purchase of allowances through the RGGI market-based trading program for CO2
Rider RPS	A rate adjustment clause associated with the recovery of costs related to the mandatory renewable portfolio standard program established by the VCEA
Rider S	A rate adjustment clause associated with the recovery of costs related to the Virginia City Hybrid Energy Center
Rider SNA

A rate adjustment clause associated with costs relating to the preparation of the applications for subsequent license renewal to the NRC to extend the operating licenses of Surry and North Anna and related projects

Rider T1

A rate adjustment clause to recover the difference between revenues produced from transmission rates included in base rates, and the new total revenue requirement developed annually for the rate years effective September 1

Rider U	A rate adjustment clause associated with the recovery of costs of new underground distribution facilities
Rider US-2	A rate adjustment clause associated with the recovery of costs related to Woodland Solar, Scott Solar and Whitehouse Solar
Rider US-3	A rate adjustment clause associated with the recovery of costs related to Colonial Trail West and Spring Grove 1
Rider US-4	A rate adjustment clause associated with the recovery of costs related to Sadler Solar
Rider W	A rate adjustment clause associated with the recovery of costs related to Warren County
ROE	Return on equity
ROIC	Return on invested capital
RTO	Regional transmission organization
Sadler Solar	A 100 MW utility-scale solar power station located in Greensville County, Virginia
Santee Cooper	South Carolina Public Service Authority
SBL Holdco	SBL Holdco, LLC, a wholly-owned subsidiary of DGI through December 2021
SCANA	The legal entity, SCANA Corporation, one or more of its consolidated subsidiaries, or the entirety of SCANA Corporation and its consolidated subsidiaries
SCANA Combination	Dominion Energy’s acquisition of SCANA completed on January 1, 2019 pursuant to the terms of the agreement and plan of merger entered on January 2, 2018 between Dominion Energy and SCANA
SCANA Merger Approval Order	Final order issued by the South Carolina Commission on December 21, 2018 setting forth its approval of the SCANA Combination
SCDOR	South Carolina Department of Revenue
Scott Solar	A 17 MW utility-scale solar power station in Powhatan County, Virginia
SEC	U.S. Securities and Exchange Commission
Series A Preferred Stock

Dominion Energy’s Series A Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share (previously designated the 1.75% Series A Cumulative Perpetual Convertible Preferred Stock)

Series B Preferred Stock	Dominion Energy’s 4.65% Series B Fixed-Rate Cumulative Redeemable Perpetual Preferred Stock, without par value, with a liquidation preference of $1,000 per share
Series C Preferred Stock	Dominion Energy’s 4.35% Series C Fixed-Rate Cumulative Redeemable Perpetual Preferred Stock, without par value, with a liquidation preference of $1,000 per share
SOFR	Secured Overnight Financing Rate
South Carolina Commission	Public Service Commission of South Carolina
Southampton	Southampton biomass power station

Abbreviation or Acronym	Definition
Southern	The legal entity, The Southern Company, one or more of its consolidated subsidiaries, or the entirety of The Southern Company and its consolidated subsidiaries
Southwest Gas	The legal entity, Southwest Gas Holdings, Inc., one or more of its consolidated subsidiaries, or the entirety of Southwest Gas Holdings, Inc. and its consolidated subsidiaries
Spring Grove 1	A 98 MW utility-scale solar power station located in Surry County, Virginia
Summer	V.C. Summer nuclear power station
Supply Header Project	A project previously intended for DETI to provide approximately 1,500,000 Dths of firm transportation service to various customers in connection with the Atlantic Coast Pipeline Project
Surry	Surry nuclear power station
Terra Nova Renewable Partners

The legal entity, Terra Nova Renewable Partners, LLC, a partnership comprised primarily of institutional investors advised by J.P. Morgan Asset Management-Global Real Assets, or one or more of its consolidated subsidiaries

Three Cedars	Granite Mountain and Iron Springs, collectively
TSR	Total shareholder return
UEX	Uncollectible Expense Rider deployed by East Ohio
Ullico	The legal entity, Ullico Inc., one or more of its consolidated subsidiaries, or the entirety of Ullico Inc. and its consolidated subsidiaries
Utah Commission	Utah Public Service Commission
VCEA	Virginia Clean Economy Act of March 2020
VEBA	Voluntary Employees’ Beneficiary Association
VIE	Variable interest entity
Virginia City Hybrid Energy Center	A 610 MW baseload carbon-capture compatible, clean coal powered electric generation facility in Wise County, Virginia
Virginia Commission	Virginia State Corporation Commission
Virginia Facilities

Proposed electric interconnection and transmission facilities in and around Virginia Beach, Virginia, comprising transmission facilities required to interconnect the CVOW Commercial Project reliably with the existing transmission system; including 3 miles of 230 kV offshore export circuits, 4 miles of underground 230 kV onshore export circuits, a new Harpers switching station, 14 miles of three new overhead 230 kV transmission circuits between a new Harpers switching station and the Fentress substation, rebuild eight miles of two existing 230 kV overhead lines and an expansion of the Fentress substation

Virginia Power

The legal entity, Virginia Electric and Power Company, one or more of its consolidated subsidiaries or operating segment, or the entirety of Virginia Electric and Power Company and its consolidated subsidiaries

Warren County	A 1,349 MW combined-cycle, natural gas-fired power station in Warren County, Virginia
WECTEC	WECTEC Global Project Services, Inc., a wholly-owned subsidiary of Westinghouse
West Virginia Commission	Public Service Commission of West Virginia
Westinghouse	Westinghouse Electric Company LLC
Wexpro	The legal entity, Wexpro Company, one or more of its consolidated subsidiaries, or the entirety of Wexpro Company and its consolidated subsidiaries
Wexpro Agreement	An agreement which sets forth the rights of Questar Gas to receive certain benefits from Wexpro’s operations, including cost-of-service gas
Wexpro II Agreement

An agreement with the states of Utah and Wyoming modeled after the Wexpro Agreement that allows for the addition of properties under the cost-of-service methodology for the benefit of Questar Gas customers

Wexpro Agreements

Collectively, the Wexpro Agreement, Wexpro II Agreement and two stipulation agreements approved by the Utah Commission allowing for the inclusion of certain property at Canyon Creek and the Trail Unit under the Wexpro II Agreement

Whitehouse Solar	A 20 MW utility-scale solar power station in Louisa County, Virginia
White River Hub	MountainWest White River Hub, LLC (formerly known as White River Hub, LLC)
Wisconsin Commission	Public Service Commission of Wisconsin
Woodland Solar	A 19 MW utility-scale solar power station in Isle of Wight County, Virginia
WP&L	Wisconsin Power and Light Company, a subsidiary of Alliant Energy Corporation
WPSC	Wisconsin Public Service Corporation, a subsidiary of WEC Energy Group
Wrangler	Wrangler Retail Gas Holdings, LLC, a partnership between Dominion Energy (through March 2022) and Interstate Gas Supply, Inc.
Wyoming Commission	Wyoming Public Service Commission

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Dominion Energy, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Dominion Energy, Inc. and subsidiaries ("Dominion Energy") at December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, equity, and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Dominion Energy at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), Dominion Energy's internal control over financial reporting at December 31, 2022, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2023, expressed an unqualified opinion on Dominion Energy's internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of Dominion Energy's management. Our responsibility is to express an opinion on Dominion Energy's consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to Dominion Energy in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Regulatory Assets and Liabilities - Impact of Rate Regulation on the Consolidated Financial Statements — Refer to Notes 2, 12 and 13 to the Consolidated Financial Statements

Critical Audit Matter Description

Dominion Energy, through its regulated electric and gas subsidiaries, is subject to rate regulation by certain state public utility commissions and the Federal Energy Regulatory Commission (“FERC”) (collectively, the “relevant commissions”) which have jurisdiction with respect to the rates of electric utility and natural gas distribution companies. Management has determined its rate-regulated subsidiaries meet the requirements under accounting principles generally accepted in the United States of America to apply the specialized rules to account for the effects of cost-based rate regulation. Accounting for the economics of rate regulation impacts multiple financial statement line items and disclosures, such as property, plant and equipment, net; regulatory assets; regulatory liabilities; operating revenues; electric fuel and other energy-related purchases; purchased gas; other operations and maintenance expense; depreciation, depletion and amortization expense; and impairment of assets and other charges, collectively, the “financial statement impacts of rate regulation.”

Revenue provided by Dominion Energy’s electric transmission, distribution and generation operations and its gas distribution operations is based primarily on rates approved by the relevant commissions. Further, Virginia Electric and Power Company’s (“Virginia Power”) retail base rates, terms and conditions for generation and distribution services to customers in Virginia are reviewed by the Virginia State Corporation Commission (the “Virginia Commission”) in a proceeding that involves the determination of Virginia Power’s actual earned return on equity (“ROE”) during a historic test period, and determination of Virginia Power’s authorized ROE prospectively. Under certain circumstances, Virginia Power may be required to credit a portion of its earnings to customers.

When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that regulators will require customer refunds or other benefits through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Dominion Energy evaluates whether recovery of its regulatory assets through future rates is probable as well as whether a regulatory liability due to customers is probable and makes various assumptions in its analyses. These analyses are generally based on orders issued by regulatory commissions, legislation and judicial actions; past experience; discussions with applicable regulatory authorities and legal counsel; forecasted earnings; and considerations around the likelihood of impacts from events such as unusual weather conditions, extreme weather events and other natural disasters, and unplanned outages of facilities.

We identified the impact of rate regulation as a critical audit matter due to the significant judgments made by management to support its assertions about the financial statement impacts of rate regulation. Management judgments include assessing the likelihood of (1) recovery of its regulatory assets through future rates and (2) whether a regulatory liability is due to customers. Given management’s accounting judgments are based on assumptions about the outcome of future decisions by the relevant commissions, auditing these judgments required specialized knowledge of the accounting for rate regulation and the rate setting process due to its inherent complexities.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the assessment of whether recovery of regulatory assets through future rates or a regulatory liability due to customers is probable included the following, among others:

•
We tested the effectiveness of management’s controls over the evaluation of the likelihood of (1) recovery of regulatory assets through future rates, and (2) whether a regulatory liability is due to customers. We also tested the effectiveness of management’s controls over the initial recognition of amounts as regulatory assets or liabilities; and the monitoring and evaluation of regulatory and legislative developments that may impact the assessment of whether recovery of regulatory assets through future rates or a regulatory liability due to customers is probable.
•
We evaluated Dominion Energy’s disclosures related to the financial statement impacts of rate regulation.
•
We read and evaluated orders issued by the relevant commissions, as well as relevant regulatory statutes, interpretations, procedural memorandums, filings made by interveners, existing laws and other publicly available information to assess whether this external information was properly considered by management in concluding upon the financial statement impacts of rate regulation.
•
We considered the likelihood of (1) recovery of regulatory assets through future rates and (2) whether a regulatory liability is due to customers based on precedents established by the relevant commissions’ previous orders and Dominion Energy’s past experience with the relevant commissions.
•
For regulatory matters in process, we inspected associated documents and testimony filed with the relevant commissions for any evidence that might contradict management’s assertions.
•
We read and analyzed the minutes of the Boards of Directors of Dominion Energy and Dominion Energy’s rate-regulated subsidiaries for discussions of changes in legal, regulatory, or business factors which could impact management’s conclusions with respect to the financial statement impacts of rate regulation.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 21, 2023 (November 8, 2023, as to the effects of the matters discussed in Note 1 pertaining to the sales of certain regulated gas distribution operations and investments as well as revised operating segments)

We have served as Dominion Energy’s auditor since 1988.

Dominion Energy, Inc.

Consolidated Statements of Income

Year Ended December 31,	2022	2021	2020
(millions, except per share amounts)
Operating Revenue	$13,945	$11,420	$11,919
Operating Expenses
Electric fuel and other energy-related purchases	3,711	2,368	2,243
Purchased electric capacity	59	70	53
Purchased gas	426	392	359
Other operations and maintenance	3,376	3,179	3,149
Depreciation, depletion and amortization	2,442	2,103	1,991
Other taxes	676	690	679
Impairment of assets and other charges	2,062	194	2,104
Losses (gains) on sales of assets	426	112	(60)
Total operating expenses	13,178	9,108	10,518
Income from operations	767	2,312	1,401
Other income (expense)	109	1,139	663
Interest and related charges	1,002	1,255	1,339
Income (loss) from continuing operations including noncontrolling interests before income tax expense (benefit)	(126)	2,196	725
Income tax expense (benefit)	(148)	239	(59)
Net Income From Continuing Operations Including Noncontrolling Interests	22	1,957	784
Net Income (Loss) From Discontinued Operations Including Noncontrolling Interests(1)(2)	972	1,357	(1,334)
Net Income (Loss) Including Noncontrolling Interests	994	3,314	(550)
Noncontrolling Interests	—	26	(149)
Net Income (Loss) Attributable to Dominion Energy	$994	$3,288	$(401)
Amounts attributable to Dominion Energy
Net income from continuing operations	$22	$1,931	$1,039
Net income (loss) from discontinued operations	972	1,357	(1,440)
Net income (loss) attributable to Dominion Energy	$994	$3,288	$(401)
EPS - Basic
Net income (loss) from continuing operations	$(0.09)	$2.30	$1.17
Net income (loss) discontinued operations	1.18	1.68	(1.73)
Net income (loss) attributable to Dominion Energy	$1.09	$3.98	$(0.56)
EPS - Diluted
Net income (loss) from continuing operations	$(0.09)	$2.30	$1.16
Net income (loss) discontinued operations	1.18	1.68	(1.73)
Net income (loss) attributable to Dominion Energy	$1.09	$3.98	$(0.57)

(1)
See Note 9 for amounts attributable to related parties.
(2)
Includes income tax expense (benefit) of $225 million, $374 million and $(61) million for the years ended December 31, 2022, 2021 and 2020, respectively.

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

Dominion Energy, Inc.

Consolidated Statements of Comprehensive Income

Year Ended December 31,	2022	2021	2020
(millions)
Net income (loss) including noncontrolling interests	$994	$3,314	$(550)
Other comprehensive income (loss), net of taxes:
Net deferred gains (losses) on derivatives-hedging activities, net of $(22), $(6) and $81 tax	67	15	(239)
Changes in unrealized net gains (losses) on investment securities, net of $29, $7 and $(14) tax	(100)	(7)	43
Changes in net unrecognized pension and other postretirement benefit costs (credits), net of $76, $(54) and $(2) tax	(218)	144	25
Amounts reclassified to net income (loss):
Net derivative (gains) losses-hedging activities, net of $(15), $(15) and $(75) tax	42	46	227
Net realized (gains) losses on investment securities, net of $(6), $5 and $6 tax	19	(18)	(18)
Net pension and other postretirement benefit costs, net of $(27), $(29) and $(13) tax	75	82	37
Changes in other comprehensive income from equity method investees, net of $—, $1 and $(1) tax	1	(3)	1
Total other comprehensive income (loss)	(114)	259	76
Comprehensive income (loss) including noncontrolling interests	880	3,573	(474)
Comprehensive income (loss) attributable to noncontrolling interests	—	26	(149)
Comprehensive income (loss) attributable to Dominion Energy	$880	$3,547	$(325)

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

Dominion Energy, Inc.

Consolidated Balance Sheets

At December 31,	2022	2021
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$120	$249
Customer receivables (less allowance for doubtful accounts of $26 and $35)	2,157	1,643
Other receivables (less allowance for doubtful accounts of $2 at both dates)	383	334
Inventories:
Materials and supplies	1,132	1,113
Fossil fuel	358	320
Gas stored	38	36
Derivative assets	1,019	116
Margin deposit assets	480	678
Prepayments	294	237
Regulatory assets	1,883	1,223
Other	210	138
Current assets held for sale	1,776	1,182
Total current assets	9,850	7,269
Investments
Nuclear decommissioning trust funds	5,957	7,950
Investment in equity method affiliates	295	162
Other	325	335
Total investments	6,577	8,447
Property, Plant and Equipment
Property, plant and equipment	75,178	71,496
Accumulated depreciation, depletion and amortization	(23,352)	(22,595)
Total property, plant and equipment, net	51,826	48,901
Deferred Charges and Other Assets
Goodwill	4,143	4,253
Pension and other postretirement benefit assets	1,479	1,930
Intangible assets, net	796	712
Derivative assets	1,039	491
Regulatory assets	8,265	7,886
Other	1,466	1,604
Total deferred charges and other assets	17,188	16,876
Noncurrent Assets Held for Sale	18,802	18,097
Total assets	$104,243	$99,590

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

At December 31,	2022	2021
(millions)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current Liabilities
Securities due within one year	$3,337	$838
Short-term debt	3,423	2,314
Accounts payable	1,165	832
Accrued interest, payroll and taxes	910	905
Derivative liabilities	772	356
Regulatory liabilities	748	889
Other(1)	1,697	1,585
Current liabilities held for sale	1,398	954
Total current liabilities	13,450	8,673
Long-Term Debt
Long-term debt	32,515	31,623
Junior subordinated notes	1,387	1,386
Supplemental credit facility borrowings	450	—
Other	232	838
Total long-term debt	34,584	33,847
Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	5,397	5,466
Regulatory liabilities	8,417	9,024
Asset retirement obligations	5,062	5,137
Derivative liabilities	625	508
Other	1,276	1,308
Total deferred credits and other liabilities	20,777	21,443
Noncurrent Liabilities Held for Sale	7,551	6,709
Total liabilities	76,362	70,672
Commitments and Contingencies (see Note 23)
Mezzanine Equity
Preferred stock (See Note 19)	—	1,610
Shareholders' Equity
Preferred stock (See Note 19)	1,783	1,783
Common stock – no par(2)	23,605	21,610
Retained earnings	4,065	5,373
Accumulated other comprehensive loss	(1,572)	(1,458)
Shareholders' equity	27,881	27,308
Noncontrolling interests	—	—
Total shareholders' equity	27,881	27,308
Total liabilities, mezzanine equity and shareholders' equity	$104,243	$99,590
(1)
See Note 9 for amounts attributable to related parties.
(2)
1.8 billion shares authorized; 835 million shares and 810 million shares outstanding at December 31, 2022 and 2021, respectively.

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

Dominion Energy, Inc.

Consolidated Statements of Equity

	Preferred Stock		Common Stock		Dominion Energy Shareholders
	Shares	Amount	Shares	Amount	Retained Earnings	AOCI	Total Shareholders' Equity	Noncontrolling Interests	Total Equity
(millions except per share amounts)
December 31, 2019	2	$2,387	838	$23,824	$7,576	$(1,793)	$31,994	$2,039	$34,033
Cumulative-effect of changes in accounting principles					(48)		(48)		(48)
Net loss including noncontrolling interests					(401)		(401)	(149)	(550)
Issuance of stock			7	481			481		481
Stock repurchases			(39)	(3,080)			(3,080)		(3,080)
Stock awards (net of change in unearned compensation)				29			29		29
Preferred stock dividends (See Note 19)					(65)		(65)		(65)
Common dividends ($3.45 per common share) and distributions					(2,873)		(2,873)	(164)	(3,037)
Other comprehensive income, net of tax						76	76		76
GT&S Transaction closing				17			17	(1,384)	(1,367)
Other				(13)			(13)	2	(11)
December 31, 2020	2	$2,387	806	$21,258	$4,189	$(1,717)	$26,117	$344	$26,461
Net income including noncontrolling interests					3,288		3,288	26	3,314
Issuance of stock	1	992	4	340			1,332		1,332
Stock awards (net of change in unearned compensation)				28			28		28
Preferred stock dividends (See Note 19)					(68)		(68)		(68)
Common dividends ($2.52 per common share) and distributions					(2,036)		(2,036)	(47)	(2,083)
Other comprehensive income, net of tax						259	259		259
Reclassification of Series A Preferred Stock to Mezzanine Equity	(1)	(1,596)		(14)			(1,610)		(1,610)
Sale of non-wholly-owned nonregulated solar facilities							—	(323)	(323)
Other				(2)			(2)		(2)
December 31, 2021	2	$1,783	810	$21,610	$5,373	$(1,458)	$27,308	$—	$27,308
Net income including noncontrolling interests					994		994		994
Issuance of stock			25	1,969			1,969		1,969
Stock awards (net of change in unearned compensation)				26			26		26
Preferred stock dividends (See Note 19)					(93)		(93)		(93)
Common dividends ($2.67 per common share)					(2,209)		(2,209)		(2,209)
Other comprehensive loss, net of tax						(114)	(114)		(114)
December 31, 2022	2	$1,783	835	$23,605	$4,065	$(1,572)	$27,881	$—	$27,881

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

Dominion Energy, Inc.

Consolidated Statements of Cash Flows

Year Ended December 31,	2022	2021	2020
(millions)
Operating Activities
Net income (loss) including noncontrolling interests	$994	$3,314	$(550)
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization (including nuclear fuel)	3,113	2,768	2,836
Deferred income taxes and investment tax credits	9	487	(324)
Gain from sale of Q-Pipe Group and GT&S Transaction	(27)	(685)	(134)
Contribution to pension plan	—	—	(250)
Net loss on sale of interest in renewable generation facilities	—	211	—
Provision for refunds and rate credits to electric utility customers	—	356	—
Impairment of assets and other charges	1,996	182	2,345
Loss from investment in Atlantic Coast Pipeline	7	20	2,405
Losses (gains) on sales of assets and equity method investments	467	(97)	(63)
Net (gains) losses on nuclear decommissioning trusts funds and other investments	505	(639)	(412)
Other adjustments	(28)	294	224
Changes in:
Accounts receivable	(985)	(183)	(292)
Inventories	(216)	(74)	39
Deferred fuel and purchased gas costs, net	(2,021)	(939)	212
Prepayments	(68)	(20)	7
Accounts payable	556	156	35
Accrued interest, payroll and taxes	41	41	(53)
Margin deposit assets and liabilities	198	(664)	26
Net realized and unrealized changes related to derivative activities	(47)	435	(36)
Pension and other postretirement benefits	(461)	(314)	(319)
Other operating assets and liabilities	(333)	(612)	(469)
Net cash provided by operating activities	3,700	4,037	5,227
Investing Activities
Plant construction and other property additions (including nuclear fuel)	(7,591)	(5,960)	(6,020)
Acquisition of solar development projects	(167)	(101)	(311)
Proceeds from sale of Hope	727	—	—
Proceeds from GT&S Transaction and sale of Q-Pipe Group	19	1,522	3,687
Repayment of Q-Pipe Transaction deposit	—	(1,265)	—
Proceeds from sale of non-wholly-owned nonregulated solar facilities	—	495	—
Proceeds from sales of securities	3,282	3,985	4,278
Purchases of securities	(3,067)	(3,939)	(4,379)
Proceeds from sales of assets and equity method investments	252	159	143
Contributions to equity method affiliates	(43)	(1,021)	(148)
Acquisition of equity method investments	—	—	(178)
Short-term deposit	(2,000)	—	—
Return of short-term deposit	2,000	—	—
Other	(158)	(122)	12
Net cash used in investing activities	(6,746)	(6,247)	(2,916)
Financing Activities
Issuance (repayment) of short-term debt, net	1,109	1,419	(16)
Issuance of short-term notes	—	1,265	1,125
Repayment and repurchase of short-term notes	—	(1,265)	(1,125)
Issuance of supplemental 364-day credit facility borrowings	—	—	225
Repayment of supplemental 364-day credit facility borrowings	—	(225)	—
Issuance and remarketing of long-term debt	4,965	6,400	6,577
Repayment and repurchase of long-term debt (including redemption premiums)	(1,388)	(3,750)	(2,879)
Supplemental credit facility borrowings	900	900	—
Supplemental credit facility repayments	(450)	(900)	—
Issuance of preferred stock	—	742	—
Series A Preferred Stock redemption	(1,610)	—	—
Issuance of common stock	1,866	192	159
Repurchase of common stock	—	—	(3,080)
Common dividend payments	(2,209)	(2,036)	(2,873)
Other	(204)	(371)	(446)
Net cash provided by (used in) financing activities	2,979	2,371	(2,333)
Increase (decrease) in cash, restricted cash and equivalents	(67)	161	(22)
Cash, restricted cash and equivalents at beginning of period	408	247	269
Cash, restricted cash and equivalents at end of period	$341	$408	$247
See Note 2 for disclosure of supplemental cash flow information.

The accompanying notes are an integral part of Dominion Energy’s Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Virginia Electric and Power Company

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Virginia Electric and Power Company (a wholly-owned subsidiary of Dominion Energy, Inc.) and subsidiaries ("Virginia Power") at December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, common shareholder's equity, and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Virginia Power at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of Virginia Power's management. Our responsibility is to express an opinion on Virginia Power's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Virginia Power in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Virginia Power is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of Virginia Power’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Regulatory Assets and Liabilities - Impact of Rate Regulation on the Consolidated Financial Statements — Refer to Notes 2, 12 and 13 to the Consolidated Financial Statements

Critical Audit Matter Description

Virginia Power is subject to utility rate regulation by certain state public utility commissions and the Federal Energy Regulatory Commission (“FERC”) (collectively, the “relevant commissions”), which have jurisdiction with respect to the rates of electric utility companies in the territories Virginia Power serves. Management has determined Virginia Power meets the requirements under accounting principles generally accepted in the United States of America to apply the specialized rules to account for the effects of cost-based rate regulation. Accounting for the economics of rate regulation impacts multiple financial statement line items and disclosures such as property, plant, and equipment, net; regulatory assets; regulatory liabilities; operating revenues; electric fuel and other energy-related purchases; other operations and maintenance expense; depreciation and amortization expense; and impairment of assets and other charges, collectively, the “financial statement impacts of rate regulation”.

Revenue provided by Virginia Power’s electric transmission, distribution and generation operations is based on rates approved by the relevant commissions. Further, Virginia Power’s retail base rates, terms and conditions for generation and distribution services to customers in Virginia are reviewed by the Virginia State Corporation Commission (the “Virginia Commission”) in a proceeding that involves the determination of Virginia Power’s actual earned return on equity (“ROE”) during a historic test period and determination of Virginia Power’s authorized ROE prospectively. Under certain circumstances, Virginia Power may be required to credit a portion of its earnings to customers.

When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that regulators will require customer refunds or other benefits through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Virginia Power evaluates whether recovery of its regulatory assets through future rates is probable as well as whether a regulatory liability due to customers is probable and makes various assumptions in its analyses. These analyses are generally based on orders issued by regulatory commissions, legislation and judicial actions; past experience; discussions with applicable regulatory authorities and legal counsel; forecasted earnings; and considerations around the likelihood of impacts from events such as unusual weather conditions, extreme weather events, and other natural disasters, and unplanned outages of facilities.

We identified the impact of rate regulation as a critical audit matter due to the significant judgments made by management to support its assertions about the financial statement impacts of rate regulation. Management judgments include assessing the likelihood of (1) recovery of its regulatory assets through future rates and (2) whether a regulatory liability is due to customers. Given management’s accounting judgments are based on assumptions about the outcome of future decisions by the relevant commissions, auditing these judgments required specialized knowledge of the accounting for rate regulation and the rate setting process due to its inherent complexities.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the assessment of whether recovery of regulatory assets through future rates or a regulatory liability due to customers is probable included the following, among others:

•
We tested the effectiveness of management’s controls over the evaluation of the likelihood of (1) recovery of regulatory assets through future rates, and (2) whether a regulatory liability is due to customers. We also tested the effectiveness of management’s controls over the initial recognition of amounts as regulatory assets or liabilities; and the monitoring and evaluation of regulatory and legislative developments that may impact the assessment of whether recovery of regulatory assets through future rates or a regulatory liability due to customers is probable.
•
We evaluated Virginia Power’s disclosures related to the financial statement impacts of rate regulation.
•
We read and evaluated orders issued by the relevant commissions, as well as relevant regulatory statutes, interpretations, procedural memorandums, filings made by interveners, existing laws and other publicly available information to assess whether this external information was properly considered by management in concluding upon the financial statement impacts of rate regulation.
•
We considered the likelihood of (1) recovery of regulatory assets through future rates and (2) whether a regulatory liability is due to customers based on precedents established by the relevant commissions’ previous orders and Virginia Power’s past experience with relevant commissions.
•
For regulatory matters in process, we inspected associated documents and testimony filed with the relevant commissions for any evidence that might contradict management’s assertions.
•
We read and analyzed the minutes of the Board of Directors of Dominion Energy, Inc. and the Board of Directors of Virginia Power, for discussions of changes in legal, regulatory, or business factors which could impact management’s conclusions with respect to the financial statement impacts of rate regulation.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 21, 2023

We have served as Virginia Power's auditor since 1988.

Virginia Electric and Power Company

Consolidated Statements of Income

Year Ended December 31,	2022	2021	2020
(millions)
Operating Revenue(1)	$9,654	$7,470	$7,763
Operating Expenses
Electric fuel and other energy-related purchases(1)	2,913	1,735	1,636
Purchased (excess) capacity	46	24	(17)
Other operations and maintenance:
Affiliated suppliers	342	333	314
Other	1,709	1,460	1,472
Depreciation and amortization	1,736	1,364	1,252
Other taxes	303	326	327
Impairment of assets and other charges (benefits)	557	(269)	1,093
Total operating expenses	7,606	4,973	6,077
Income from operations	2,048	2,497	1,686
Other income	—	146	80
Interest and related charges(1)	642	534	516
Income before income tax expense	1,406	2,109	1,250
Income tax expense	191	397	229
Net Income	$1,215	$1,712	$1,021

(1)
See Note 25 for amounts attributable to affiliates.

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

Virginia Electric and Power Company

Consolidated Statements of Comprehensive Income

Year Ended December 31,	2022	2021	2020
(millions)
Net income	$1,215	$1,712	$1,021
Other comprehensive income (loss), net of taxes:
Net deferred gains (losses) on derivatives-hedging activities, net of $(20), $(4) and $9 tax	60	13	(28)
Changes in unrealized net gains (losses) on nuclear decommissioning trust funds, net of $4, $— and $(3) tax	(11)	(2)	6
Amounts reclassified to net income:
Net derivative (gains) losses-hedging activities, net of $(1), $(1) and $— tax	1	2	2
Net realized (gains) losses on nuclear decommissioning trust funds, net of $—, $1 and $1 tax	—	(2)	(3)
Other comprehensive income (loss)	50	11	(23)
Comprehensive income	$1,265	$1,723	$998

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

Virginia Electric and Power Company

Consolidated Balance Sheets

	2022	2021
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$22	$26
Customer receivables (less allowance for doubtful accounts of $21 and $28)	1,578	1,172
Other receivables (less allowance for doubtful accounts of $2 at both dates)	204	112
Affiliated receivables	7	37
Inventories (average cost method):
Materials and supplies	663	610
Fossil fuel	261	261
Derivative assets(1)	765	76
Margin deposit assets	310	167
Prepayments	43	37
Regulatory assets	1,140	850
Other	9	2
Total current assets	5,002	3,350
Investments
Nuclear decommissioning trust funds	3,202	3,734
Other	3	3
Total investments	3,205	3,737
Property, Plant and Equipment
Property, plant and equipment	54,697	49,890
Accumulated depreciation and amortization	(16,218)	(15,234)
Total property, plant and equipment, net	38,479	34,656
Deferred Charges and Other Assets
Pension and other postretirement benefit assets(1)	518	431
Intangible assets, net	536	395
Regulatory assets	4,247	4,130
Other(1)	1,207	1,233
Total deferred charges and other assets	6,508	6,189
Total assets	$53,194	$47,932

(1)
See Note 25 for amounts attributable to affiliates.

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

	2022	2021
(millions)
LIABILITIES AND COMMON SHAREHOLDER’S EQUITY
Current Liabilities
Securities due within one year	$1,164	$313
Short-term debt	941	745
Accounts payable	600	402
Payables to affiliates	255	121
Affiliated current borrowings	2,024	699
Accrued interest, payroll and taxes	270	274
Asset retirement obligations	350	191
Regulatory liabilities	506	647
Derivative liabilities (1)	298	134
Other current liabilities	826	567
Total current liabilities	7,234	4,093
Long-Term Debt
Long-term debt	14,916	13,453
Other	65	503
Total long-term debt	14,981	13,956
Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	3,452	3,183
Asset retirement obligations	3,743	3,732
Regulatory liabilities	5,499	5,740
Other (1)	1,040	1,248
Total deferred credits and other liabilities	13,734	13,903
Total liabilities	35,949	31,952
Commitments and Contingencies (see Note 23)
Common Shareholder’s Equity
Common stock – no par(2)	5,738	5,738
Other paid-in capital	1,113	1,113
Retained earnings	10,385	9,170
Accumulated other comprehensive income (loss)	9	(41)
Total common shareholder’s equity	17,245	15,980
Total liabilities and shareholder’s equity	$53,194	$47,932

(1)
See Note 25 for amounts attributable to affiliates.
(2)
500,000 shares authorized; 274,723 shares outstanding at December 31, 2022 and 2021.

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

Virginia Electric and Power Company

Consolidated Statements of Common Shareholder’s Equity

	Common Stock
	Shares	Amount	Other Paid-In Capital	Retained Earnings	AOCI	Total
(millions, except for shares)	(thousands)
December 31, 2019	275	$5,738	$1,113	$7,167	$(29)	$13,989
Net income				1,021		1,021
Dividends				(430)		(430)
Other comprehensive loss, net of tax					(23)	(23)
December 31, 2020	275	5,738	1,113	7,758	(52)	14,557
Net income				1,712		1,712
Dividends				(300)		(300)
Other comprehensive income, net of tax					11	11
December 31, 2021	275	5,738	1,113	9,170	(41)	15,980
Net income				1,215		1,215
Other comprehensive income, net of tax					50	50
December 31, 2022	275	$5,738	$1,113	$10,385	$9	$17,245

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

Virginia Electric and Power Company

Consolidated Statements of Cash Flows

Year Ended December 31,	2022	2021	2020
(millions)
Operating Activities
Net income	$1,215	$1,712	$1,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including nuclear fuel)	1,892	1,521	1,421
Deferred income taxes and investment tax credits	191	343	(206)
Impairment of assets and other charges (benefits)	493	(269)	1,079
Provision for refunds to customers	—	356	—
Other adjustments	24	19	(50)
Changes in:
Accounts receivable	(629)	(112)	(266)
Affiliated receivables and payables	165	(175)	78
Inventories	(71)	(10)	10
Prepayments	(7)	(4)	(5)
Deferred fuel expenses, net	(1,393)	(652)	131
Accounts payable	145	19	6
Accrued interest, payroll and taxes	(4)	21	(4)
Margin deposit assets and liabilities	(143)	(166)	(1)
Net realized and unrealized changes related to derivative activities	109	—	(6)
Other operating assets and liabilities	(159)	(106)	(308)
Net cash provided by operating activities	1,828	2,497	2,900
Investing Activities
Plant construction and other property additions	(4,909)	(3,521)	(3,138)
Purchases of nuclear fuel	(201)	(160)	(199)
Acquisition of solar development projects	(77)	(75)	(35)
Proceeds from sales of securities	1,538	1,791	884
Purchases of securities	(1,580)	(1,789)	(936)
Other	34	—	21
Net cash used in investing activities	(5,195)	(3,754)	(3,403)
Financing Activities
Issuance (repayment) of short-term debt, net	196	700	(198)
Issuance of affiliated current borrowings, net	1,325	319	273
Issuance and remarketing of long-term debt	2,338	1,000	1,327
Repayment and repurchase of long-term debt	(438)	(450)	(427)
Common dividend payments to parent	—	(300)	(430)
Other	(56)	(21)	(31)
Net cash provided by financing activities	3,365	1,248	514
Increase (decrease) in cash, restricted cash and equivalents	(2)	(9)	11
Cash, restricted cash and equivalents at beginning of year	26	35	24
Cash, restricted cash and equivalents at end of year	$24	$26	$35

See Note 2 for disclosure of supplemental cash flow information.

The accompanying notes are an integral part of Virginia Power’s Consolidated Financial Statements.

Combined Notes to Consolidated Financial Statements

NOTE 1. NATURE OF OPERATIONS

Dominion Energy, headquartered in Richmond, Virginia, is one of the nation’s largest producers and distributors of energy. Dominion Energy’s operations are conducted through various subsidiaries, including Virginia Power. Dominion Energy’s operations also include DESC, regulated gas distribution operations in the eastern and Rocky Mountain regions of the U.S. and nonregulated electric generation. In addition, see Note 3 for a description of the sale of substantially all of Dominion Energy’s gas transmission and storage operations through the GT&S Transaction completed in November 2020 and the sale of the Q-Pipe Group completed in December 2021.

In connection with the comprehensive business review announced in November 2022, Dominion Energy entered into agreements in September 2023 to sell all of its regulated gas distribution operations, expect for DESC's, to Enbridge. In addition, Dominion Energy completed the sale in September 2023 of its remaining 50% noncontrolling partnership interest in Cove Point to BHE under the agreement entered into in July 2023. As discussed in Notes 3 and 9, these operations are classified as discontinued operations and held for sale in Dominion Energy's Consolidated Financial Statements.

Subsequently in September 2023, Dominion Energy revised its primary operating segments and manages its daily operations through three primary operating segments: Dominion Energy Virginia, Dominion Energy South Carolina and Contracted Energy. Dominion Energy also reports a Corporate and Other segment, which includes its corporate, service company and other functions (including unallocated debt) as well as its noncontrolling interest in Dominion Privatization, its noncontrolling interest in Wrangler (through March 2022) and Hope (through August 2022). In addition, Corporate and Other includes specific items attributable to Dominion Energy’s operating segments that are not included in profit measures evaluated by executive management in assessing the operating segments’ performance or in allocating resources as well as the net impact of the operations included in the East Ohio, PSNC and Questar Gas Transactions, its noncontrolling interest in Cove Point and gas transmission and storage operations, including its noncontrolling interest in Atlantic Coast Pipeline, reported as discontinued operations which are discussed in Notes 3 and 9.

Dominion Energy's Consolidated Financial Statements and Notes have been recast to reflect these changes in presentation.

Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina. Virginia Power is a member of PJM, an RTO, and its electric transmission facilities are integrated into the PJM wholesale electricity markets. All of Virginia Power’s stock is owned by Dominion Energy.

Virginia Power manages its daily operations through one primary operating segment: Dominion Energy Virginia. It also reports a Corporate and Other segment that primarily includes specific items attributable to its operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance or in allocating resources.

See Note 26 for further discussion of the Companies’ operating segments.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

General

The Companies make certain estimates and assumptions in preparing their Consolidated Financial Statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses and cash flows for the periods presented. Actual results may differ from those estimates.

The Companies’ Consolidated Financial Statements include, after eliminating intercompany transactions and balances, their accounts, those of their respective majority-owned subsidiaries and non-wholly-owned entities in which they have a controlling financial interest. For certain partnership structures, income is allocated based on the liquidation value of the underlying contractual arrangements. Clearway’s ownership interest in Four Brothers and Three Cedars (through December 2021), Terra Nova Renewable Partners’ 33% interest in certain Dominion Energy nonregulated solar projects (through December 2021) and Brookfield’s 25% interest in Cove Point (through November 2020) are reflected as noncontrolling interest in Dominion Energy’s Consolidated Financial Statements.

The Companies report certain contracts, instruments and investments at fair value. See below and Note 6 for further information on fair value measurements.

The Companies consider acquisitions or dispositions in which substantially all of the fair value of the gross assets acquired or disposed of is concentrated into a single identifiable asset or group of similar identifiable assets to be an acquisition or a disposition of an asset, rather than a business. See Notes 3 and 10 for further information on such transactions.

Dominion Energy maintains pension and other postretirement benefit plans and Virginia Power participates in certain of these plans. See Note 22 for further information on these plans.

Certain amounts in the Companies’ 2021 and 2020 Consolidated Financial Statements and Notes have been reclassified to conform to the 2022 presentation for comparative purposes; however, such reclassifications did not affect the Companies’ net income, total assets, liabilities, equity or cash flows. Effective in 2021, the Companies updated their Statements of Cash Flows to present net charges for allowance for credit risk and write-offs of accounts receivables within other adjustments to reconcile net income to net cash provided by operating activities from the previous presentation within changes in accounts receivable. All prior period information was previously conformed to this presentation, which did not result in a change to net cash provided by operating activities.

Amounts disclosed for Dominion Energy are inclusive of Virginia Power, where applicable.

Operating Revenue

Operating revenue is recorded on the basis of services rendered, commodities delivered, or contracts settled and includes amounts yet to be billed to customers. The Companies collect sales, consumption and consumer utility taxes; however, these amounts are excluded from revenue. Dominion Energy’s customer receivables and current assets held for sale at December 31, 2022 and 2021 included in aggregate $1.1 billion and $779 million, respectively, of accrued unbilled revenue based on estimated amounts of electricity and natural gas delivered but not yet billed to its utility customers. The balances presented within current assets held for sale were $324 million $232 million at December 31, 2022 and 2021, respectively. Virginia Power’s customer receivables at December 31, 2022 and 2021 included $620 million and $398 million, respectively, of accrued unbilled revenue based on estimated amounts of electricity delivered but not yet billed to its customers. See Note 25 for amounts attributable to related parties.

The primary types of sales and service activities reported as operating revenue for Dominion Energy are as follows:

Revenue from Contracts with Customers

•
Regulated electric sales consist primarily of state-regulated retail electric sales, and federally-regulated wholesale electric sales and electric transmission services;
•
Nonregulated electric sales consist primarily of sales of electricity at market-based rates and contracted fixed rates and associated hedging activity as well as sales to Virginia Power customers from non-jurisdictional solar generation facilities;
•
Regulated gas sales consist primarily of state-regulated natural gas sales and related distribution services;
•
Regulated gas transportation and storage sales consist of state-regulated sales of gathering services (through August 2022) and sales of transportation services to off-system customers;
•
Other regulated revenue consists primarily of miscellaneous service revenue from electric and gas distribution operations and sales of excess electric capacity and other commodities; and
•
Other nonregulated revenue consists primarily of sales of other miscellaneous products. Other nonregulated revenue also includes sales of energy-related products and services from Dominion Energy’s retail energy marketing operations (through December 2021), service concession arrangements (through December 2022) and revenue associated with services provided to entities presented in discontinued operations under transition services agreements.

Other Revenue

•
Other revenue consists primarily of alternative revenue programs, gains and losses from derivative instruments not subject to hedge accounting and lease revenues.

The primary types of sales and service activities reported as operating revenue for Virginia Power are as follows:

Revenue from Contracts with Customers

•
Regulated electric sales consist primarily of state-regulated retail electric sales and federally-regulated wholesale electric sales and electric transmission services;
•
Nonregulated electric sales consists of sales to customers from non-jurisdictional solar generation facilities;
•
Other regulated revenue consists primarily of sales of excess capacity and other commodities and miscellaneous service revenue from electric distribution operations; and
•
Other nonregulated revenue consists primarily of revenue from renting space on certain electric transmission poles and distribution towers and service concession arrangements (through October 2022).

Other Revenue

•
Other revenue consists primarily of alternative revenue programs, gains and losses from derivative instruments not subject to hedge accounting and lease revenues.

The Companies record refunds to customers as required by state commissions as a reduction to regulated electric sales or regulated gas sales, as applicable. The Companies’ revenue accounted for under the alternative revenue program guidance primarily consists of the equity return for under-recovery of certain riders. Alternative revenue programs compensate the Companies for certain projects and initiatives. Revenues arising from these programs are presented separately from revenue arising from contracts with customers in the categories above.

Revenues from electric and gas sales are recognized over time, as the customers of the Companies consume gas and electricity as it is delivered. Fixed fees are recognized ratably over the life of the contract as the stand-ready performance obligation is satisfied, while variable usage fees are recognized when Dominion Energy has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the performance obligation completed to date. Sales of products and services typically transfer control and are recognized as revenue upon delivery of the product or service. The customer is able to direct the use of, and obtain substantially all of the benefits from, the product at the time the product is delivered. The contract with the customer states the final terms of the sale, including the description, quantity and price of each product or service purchased. Payment for most sales and services varies by contract type but is typically due within a month of billing.

Operating revenue for the gas transmission and storage operations sold to BHE as part of the GT&S Transaction and sold to Southwest Gas as part of the Q-Pipe Group sale primarily consisted of FERC-regulated sales of transmission and storage services, LNG terminalling services, sales of extracted products and associated hedging activities and NGL activities, including gathering and processing and sales of production and condensate as well as services performed for Atlantic Coast Pipeline. This revenue is included in discontinued operations in Dominion Energy’s Consolidated Statements of Income.

Transportation and storage contracts associated with the operations sold to BHE as part of the GT&S Transaction and sold to Southwest Gas as part of the Q-Pipe Group sale were primarily stand-ready service contracts that include fixed reservation and variable usage fees. LNG terminalling services, included in discontinued operations, are also stand-ready service contracts, primarily consisting of fixed fees, offset by service credits associated with the start-up phase of the Liquefaction Facility. NGLs received during natural gas processing are recorded in discontinued operations at fair value as service revenue recognized over time, and revenue continued to be recognized from the subsequent sale of the NGLs to customers upon delivery.

Operating revenue for the gas distribution operations to be sold to Enbridge as part of the East Ohio, PSNC and Questar Gas Transactions primarily consists of state-regulated natural gas sales to residential, commercial and industrial customers and related distribution services, state regulated gas distribution charges to retail distribution service customers opting for alternate suppliers and sales of commodities related to nonregulated extraction activities. This revenue is included in discontinued operations in Dominion Energy's Consolidated Statements of Income.

Transportation and storage contracts associated with the operations to be sold to Enbridge as part of the East Ohio, PSNC and Questar Gas Transactions are primarily stand-ready service contracts that include fixed reservation and variable usage fees. Substantially all of the revenue associated with these local gas distribution companies is derived from performance obligations satisfied over time and month-to-month billings according to their respective tariffs.

Credit Risk

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition, collateral requirements and the use of standardized agreements that facilitate the netting of cash flows associated with a single counterparty. In addition, counterparties may make available collateral, including letters of credit or cash held as margin deposits, as a result of exceeding agreed-upon credit limits, or may be required to prepay the transaction.

The Companies maintain a provision for credit losses based on factors surrounding the credit risk of their customers, historical trends and other information. Expected credit losses are estimated and recorded based on historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of financial assets held at amortized cost as well as expected credit losses on commitments with respect to financial guarantees.

Electric Fuel, Purchased Energy and Purchased Gas-Deferred Costs

Where permitted by regulatory authorities, the differences between the Companies’ actual electric fuel and purchased energy expenses and Dominion Energy’s purchased gas expenses and the related levels of recovery for these expenses in current rates are deferred and matched against recoveries in future periods. The deferral of costs in excess of current period fuel rate recovery is recognized as a regulatory asset, while rate recovery in excess of current period fuel expenses is recognized as a regulatory liability.

Of the cost of fuel used in electric generation and energy purchases to serve Virginia utility customers, at December 31, 2022, approximately 86% is subject to Virginia Power’s deferred fuel accounting, while substantially all of the remaining amount is subject to recovery through similar mechanisms. Of the cost of fuel used in electric generation and energy purchases to serve South Carolina utility customers, at December 31, 2022, approximately 96% is subject to DESC’s deferred fuel accounting.

Virtually all of East Ohio, Questar Gas, DESC and PSNC’s natural gas purchases are either subject to deferral accounting or are recovered from the customer in the same accounting period as the sale.

Dominion Energy can earn certain cost saving sharing incentives under the Wexpro Agreements to the extent that the cost of gas supplied to Questar Gas is a certain amount lower than third-party market rates. In 2022, Dominion Energy recorded $27 million for such incentives, reflected in discontinued operations in Dominion Energy's Consolidated Statements of Income. No amounts were recorded for the years ended December 31, 2021 or 2020.

Income Taxes

A consolidated federal income tax return is filed for Dominion Energy and its subsidiaries, including Virginia Power. In addition, where applicable, combined income tax returns for Dominion Energy and its subsidiaries are filed in various states; otherwise, separate state income tax returns are filed.

Virginia Power participates in intercompany tax sharing agreements with Dominion Energy and its subsidiaries. Current income taxes are based on taxable income or loss and credits determined on a separate company basis.

Under the agreements, if a subsidiary incurs a tax loss or earns a credit, recognition of current income tax benefits is limited to refunds of prior year taxes obtained by the carryback of the net operating loss or credit or to the extent the tax loss or credit is absorbed by the taxable income of other Dominion Energy consolidated group members. Otherwise, the net operating loss or credit is carried forward and is recognized as a deferred tax asset until realized.

Accounting for income taxes involves an asset and liability approach. Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Accordingly, deferred taxes are recognized for the future consequences of different treatments used for the reporting of transactions in financial accounting and income tax returns. The Companies establish a valuation allowance when it is more-likely-than-not that all, or a portion, of a deferred tax asset will not be realized. Where the treatment of temporary differences is different for rate-regulated operations, a regulatory asset is recognized if it is probable that future revenues will be provided for the payment of deferred tax liabilities.

The Companies recognize positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information.

If it is not more-likely-than-not that a tax position, or some portion thereof, will be sustained, the related tax benefits are not recognized in the financial statements. Unrecognized tax benefits may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in income taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Except when such amounts are presented net with amounts receivable from or amounts prepaid to tax authorities, noncurrent income taxes payable related to unrecognized tax benefits are classified in other deferred credits and other liabilities on the Consolidated Balance Sheets and current payables are included in accrued interest, payroll and taxes on the Consolidated Balance Sheets.

The Companies recognize interest on underpayments and overpayments of income taxes in interest expense and other income, respectively. Penalties are also recognized in other income.

In 2021, Dominion Energy reflected a $21 million benefit from the reversal of interest expense and a $7 million benefit from the reversal of penalty expense on uncertain tax positions that were effectively settled.

At December 31, 2022, Virginia Power had a net income tax-related affiliated payable of $22 million, comprised of $25 million of federal income taxes payable to, and $3 million of state income taxes receivable from, Dominion Energy. Virginia Power’s net affiliated balances are expected to be paid to Dominion Energy.

At December 31, 2021, Virginia Power had an income tax-related affiliated receivable of $35 million, comprised of $33 million of federal income taxes and $2 million of state income taxes receivable from Dominion Energy. These affiliated balances were received from Dominion Energy.

Investment tax credits are recognized by nonregulated operations in the year qualifying property is placed in service. For regulated operations, investment tax credits are deferred and amortized over the service lives of the properties giving rise to the credits. Production tax credits are recognized as energy is generated and sold. The IRA allows the election of either the investment tax credit or production tax credit for certain technologies including solar and wind. Such election is made on a project-by-project basis and the choice of credit may vary based on a combination of factors including, but not limited to, capital expenditures and net capacity factors.

Cash, Restricted Cash and Equivalents

Cash, restricted cash and equivalents include cash on hand, cash in banks and temporary investments purchased with an original maturity of three months or less.

Current banking arrangements generally do not require checks to be funded until they are presented for payment. The following table illustrates the checks outstanding but not yet presented for payment and recorded in accounts payable for the Companies:

At December 31,	2022	2021
(millions)
Dominion Energy	$35	$54
Virginia Power	21	15

Restricted Cash and Equivalents

The Companies hold restricted cash and equivalent balances that primarily consist of amounts held for litigation settlements, customer deposits, federal assistance funds and future debt payments on SBL Holdco and Dominion Solar Projects III, Inc.’s term loan agreements (through December 2021), on DECP Holdings’ term loan agreement and on Eagle Solar’s senior note agreement.

The following table provides a reconciliation of the total cash, restricted cash and equivalents reported within the Companies’ Consolidated Balance Sheets to the corresponding amounts reported within the Companies’ Consolidated Statements of Cash Flows for the years ended December 31, 2022, 2021, 2020 and 2019:

	Cash, Restricted Cash and Equivalents at End/Beginning of Year
	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
(millions)
Dominion Energy
Cash and cash equivalents(1)	$153	$283	$179	$166
Restricted cash and equivalents(2)	188	125	68	103
Cash, restricted cash and equivalents shown in the Consolidated Statements of Cash Flows	$341	$408	$247	$269
Virginia Power
Cash and cash equivalents	$22	$26	$35	$17
Restricted cash and equivalents(3)	2	—	—	7
Cash, restricted cash and equivalents shown in the Consolidated Statements of Cash Flows	$24	$26	$35	$24
(1)
At December 31, 2022, 2021, 2020 and 2019, Dominion Energy had $34 million, $34 million, $21 million and $47 million, respectively, of cash and cash equivalents included in current assets held for sale.
(2)
At December 31, 2022, 2021, 2020 and 2019, Dominion Energy had $2 million, less than $1 million, $3 million and $12 million, respectively, of restricted cash and equivalents included in current assets held for sale with the remaining balances presented within other current assets in Dominion Energy's Consolidated Balance Sheets..
(3)
Restricted cash and equivalents balances are presented within other current assets in Virginia Power’s Consolidated Balance Sheets.

Supplemental Cash Flow Information

The following table provides supplemental disclosure of cash flow information related to Dominion Energy:

Year Ended December 31,	2022	2021	2020
(millions)
Cash paid during the year for:
Interest and related charges, excluding capitalized amounts	$1,408	$1,340	$1,519
Income taxes	139	160	292
Significant noncash investing and financing activities:(1)(2)
Accrued capital expenditures	979	637	485
Leases(3)	144	96	173
(1)
See Note 9 for noncash investing activities related to the acquisition of a noncontrolling interest in Wrangler and Dominion Privatization.
(2)
See Notes 18, 19, 20 and 23 for noncash financing activities related to the contribution of stock to Dominion Energy’s defined benefit pension plan, remarketing of Series A Preferred Stock, derivative restructuring and the issuance of common stock and transfer of property associated with the settlement of litigation.
(3)
Includes $34 million of finance leases and $110 million of operating leases entered in 2022, $47 million of finance leases and $49 million of operating leases entered in 2021 and $46 million of finance leases and $127 million of operating leases entered in 2020.

The following table provides supplemental disclosure of cash flow information related to Virginia Power:

Year Ended December 31,	2022	2021	2020
(millions)
Cash paid (received) during the year for:
Interest and related charges, excluding capitalized amounts	$599	$501	$491
Income taxes	(54)	109	452
Significant noncash investing activities:(1)
Accrued capital expenditures	665	363	262
Leases(2)	116	79	32
(1)
See Note 18 for non-cash financing activities related to derivative restructuring.
(2)
Includes $26 million of finance leases and $90 million of operating leases entered in 2022, $37 million of finance leases and $42 million of operating leases entered in 2021 and $32 million of finance leases entered in 2020.

Distributions from Equity Method Investees

Dominion Energy holds investments that are accounted for under the equity method of accounting and classifies distributions from equity method investees as either cash flows from operating activities or cash flows from investing activities in the Consolidated Statements of Cash Flows according to the nature of the distribution. Distributions received are classified on the basis of the nature of the activity of the investee that generated the distribution as either a return on investment (classified as cash flows from operating activities) or a return of an investment (classified as cash flows from investing activities) when such information is available to Dominion Energy.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. However, the use of a mid-market pricing convention (the mid-point between bid and ask prices) is permitted. Fair values are based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of the Companies’ own nonperformance risk on their liabilities. Fair value measurements assume that the transaction occurs in the principal market for the asset or liability (the market with the most volume and activity for the asset or liability from the perspective of the reporting entity), or in the absence of a principal market, the most advantageous market for the asset or liability (the market in which the reporting entity would be able to maximize the amount received or minimize the amount paid). Dominion Energy applies fair value measurements to certain assets and liabilities including commodity, interest rate and/or foreign currency exchange rate derivative instruments, and other investments including those held in nuclear decommissioning, rabbi, and pension and other postretirement benefit plan trusts, in accordance with the requirements discussed above. Virginia Power applies fair value measurements to certain assets and liabilities including commodity, interest rate and/or foreign currency exchange rate derivative instruments and other investments including those held in the nuclear decommissioning trust, in accordance with the requirements discussed above. The Companies apply credit adjustments to their derivative fair values in accordance with the requirements described above.

Inputs and Assumptions

Fair value is based on actively-quoted market prices, if available. In the absence of actively-quoted market prices, price information is sought from external sources, including industry publications, and to a lesser extent, broker quotes. When evaluating pricing information provided by Designated Contract Market settlement pricing, other pricing services, or brokers, the Companies consider the ability to transact at the quoted price, i.e. if the quotes are based on an active market or an inactive market and to the extent which pricing models are used, if pricing is not readily available. If pricing information from external sources is not available, or if the Companies believe that observable pricing is not indicative of fair value, judgment is required to develop the estimates of fair value. In those cases the unobservable inputs are developed and substantiated using historical information, available market data, third-party data and statistical analysis. Periodically, inputs to valuation models are reviewed and revised as needed, based on historical information, updated market data, market liquidity and relationships and changes in third-party sources.

For options and contracts with option-like characteristics where observable pricing information is not available from external sources, the Companies generally use a modified Black-Scholes Model that considers time value, the volatility of the underlying commodities and other relevant assumptions when estimating fair value. The Companies use other option models under special circumstances, including but not limited to Spread Approximation Model and a Swing Option Model. For contracts with unique characteristics, the Companies may estimate fair value using a discounted cash flow approach deemed appropriate in the circumstances and applied consistently from period to period. For individual contracts, the use of different valuation models or assumptions could have a significant effect on the contract’s estimated fair value.

The inputs and assumptions used in measuring fair value include the following:

Derivative Contracts
Inputs and assumptions	Commodity	Interest Rate	Foreign Currency Exchange Rate	Investments
Forward commodity prices	X
Transaction prices	X
Price volatility	X
Price correlation	X
Volumes	X
Commodity location	X
Interest rate curves		X
Foreign currency forward exchange rates			X
Quoted securities prices and indices				X
Securities trading information including volume and restrictions				X
Maturity				X
Interest rates	X		X	X
Credit quality of counterparties and the Companies	X	X	X	X
Credit enhancements	X	X
Notional value		X	X
Time value	X	X	X

Levels

The Companies also utilize the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•
Level 1—Quoted prices (unadjusted) in active markets for identical assets and liabilities that they have the ability to access at the measurement date. Instruments categorized in Level 1 primarily consist of financial instruments such as certain exchange-traded derivatives and exchange-listed equities, U.S. and international equity securities, mutual funds and certain Treasury securities held in nuclear decommissioning trust funds for the Companies and benefit plan trust funds and rabbi trust funds for Dominion Energy.

•
Level 2—Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 primarily include commodity forwards and swaps, interest rate swaps, foreign currency exchange rate instruments and cash and cash equivalents, corporate debt instruments, government securities and other fixed income investments held in nuclear decommissioning trust funds for the Companies and benefit plan trust funds and rabbi trust funds for Dominion Energy.
•
Level 3—Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability. Instruments categorized in Level 3 for the Companies consist of long-dated commodity derivatives, FTRs, certain natural gas options and other modeled commodity derivatives.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. In these cases, the lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability. Alternative investments, consisting of investments in partnerships, joint ventures and other alternative investments held in nuclear decommissioning and benefit plan trust funds, are generally valued using NAV based on the proportionate share of the fair value as determined by reference to the most recent audited fair value financial statements or fair value statements provided by the investment manager adjusted for any significant events occurring between the investment manager’s and the Companies’ measurement date. Alternative investments recorded at NAV are not classified in the fair value hierarchy.

Transfers out of Level 3 represent assets and liabilities that were previously classified as Level 3 for which the inputs became observable for classification in either Level 1 or Level 2. Because the activity and liquidity of commodity markets vary substantially between regions and time periods, the availability of observable inputs for substantially the full term and value of the Companies’ over-the-counter derivative contracts is subject to change.

Derivative Instruments

The Companies are exposed to the impact of market fluctuations in the price of electricity, natural gas and other energy-related products they market and purchase, as well as interest rate and foreign currency exchange rate risks in their business operations. The Companies use derivative instruments such as physical and financial forwards, futures, swaps, options, foreign currency transactions and FTRs to manage the commodity, interest rate and/or foreign currency exchange rate risks of their business operations.

Derivative assets and liabilities are presented gross on the Companies’ Consolidated Balance Sheets. Derivative contracts representing unrealized gain positions and purchased options are reported as derivative assets. Derivative contracts representing unrealized losses and options sold are reported as derivative liabilities. All derivatives, except those for which an exception applies, are required to be reported at fair value. One of the exceptions to fair value accounting, normal purchases and normal sales, may be elected when the contract satisfies certain criteria, including a requirement that physical delivery of the underlying commodity is probable. Expenses and revenues resulting from deliveries under normal purchase contracts and normal sales contracts, respectively, are included in earnings at the time of contract performance. See Fair Value Measurements above for additional information about fair value measurements and associated valuation methods for derivatives.

The Companies' derivative contracts include both over-the-counter transactions and those that are executed on an exchange or other trading platform (exchange contracts) and centrally cleared. Over-the-counter contracts are bilateral contracts that are transacted directly with a third party. Exchange contracts utilize a financial intermediary, exchange or clearinghouse to enter, execute or clear the transactions. Certain over-the-counter and exchange contracts contain contractual rights of offset through master netting arrangements, derivative clearing agreements and contract default provisions. In addition, the contracts are subject to conditional rights of offset through counterparty nonperformance, insolvency or other conditions.

In general, most over-the-counter transactions and all exchange contracts are subject to collateral requirements. Types of collateral for over-the-counter and exchange contracts include cash, letters of credit, and in some cases, other forms of security, none of which are subject to restrictions.

The Companies do not offset amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. Dominion Energy had margin assets of $480 million and $678 million associated with cash collateral at December 31, 2022 and 2021, respectively. Dominion Energy had no margin liabilities associated with cash collateral at December 31, 2022 and 2021. Virginia Power had margin assets of $310 million and $167 million associated with cash collateral at December 31, 2022 and

2021, respectively. Virginia Power had no margin liabilities associated with cash collateral at December 31, 2022 and 2021. See Note 7 for further information about derivatives.

To manage price and interest rate risk, the Companies hold derivative instruments that are not designated as hedges for accounting purposes. However, to the extent the Companies do not hold offsetting positions for such derivatives, they believe these instruments represent economic hedges that mitigate their exposure to fluctuations in commodity prices or interest rates. All income statement activity, including amounts realized upon settlement, is presented in operating revenue, operating expenses, interest and related charges or discontinued operations based on the nature of the underlying risk.

Changes in the fair value of derivative instruments result in the recognition of regulatory assets or regulatory liabilities for jurisdictions subject to cost-based rate regulation. Realized gains or losses on the derivative instruments are generally recognized when the related transactions impact earnings.

Derivative Instruments Designated as Hedging Instruments

In accordance with accounting guidance pertaining to derivatives and hedge accounting, the Companies designate a portion of their derivative instruments as either cash flow or fair value hedges for accounting purposes. For derivative instruments that are accounted for as cash flow hedges or fair value hedges, the cash flows from the derivatives and from the related hedged items are classified in operating cash flows.

Cash Flow Hedges

A majority of the Companies’ hedge strategies represents cash flow hedges of the variable price risk primarily associated with the use of interest rate swaps to hedge their exposure to variable interest rates on long-term debt. For transactions in which the Companies are hedging the variability of cash flows, changes in the fair value of the derivatives are reported in AOCI, to the extent they are effective at offsetting changes in the hedged item, or as appropriate to regulatory assets or regulatory liabilities. Any derivative gains or losses reported in AOCI are reclassified to earnings when the forecasted item is included in earnings, or earlier, if it becomes probable that the forecasted transaction will not occur. For cash flow hedge transactions, hedge accounting is discontinued if the occurrence of the forecasted transaction is no longer probable.

Fair Value Hedges

Dominion Energy may also designate interest rate swaps as fair value hedges on certain fixed rate long-term debt to manage interest rate exposure. For fair value hedge transactions, changes in the fair value of the derivative are generally offset currently in earnings by the recognition of changes in the hedged item’s fair value. Hedge accounting is discontinued if the hedged item no longer qualifies for hedge accounting.

Property, Plant and Equipment

Property, plant and equipment is recorded at lower of original cost or fair value, if impaired. Capitalized costs include labor, materials and other direct and indirect costs such as asset retirement costs, capitalized interest and, for certain operations subject to cost-of-service rate regulation, AFUDC and overhead costs. The cost of repairs and maintenance, including minor additions and replacements, is generally charged to expense as it is incurred.

In 2022, 2021 and 2020, Dominion Energy capitalized interest costs and AFUDC to property, plant and equipment of $84 million, $96 million and $85 million, respectively. In addition, Dominion Energy capitalized interest costs and AFUDC represented in discontinued operations to property, plant and equipment presented as held for sale of $28 million, $21 million and $18 million, respectively. In 2022, 2021 and 2020, Virginia Power capitalized AFUDC to property, plant and equipment of $66 million, $78 million and $60 million, respectively.

Under Virginia law, certain Virginia jurisdictional projects qualify for current recovery of AFUDC through rate adjustment clauses. AFUDC on these projects is calculated and recorded as a regulatory asset and is not capitalized to property, plant and equipment. In 2022, 2021 and 2020, Virginia Power recorded $34 million, $35 million and $11 million of AFUDC related to these projects, respectively.

For property subject to cost-of-service rate regulation, including the Companies’ electric distribution, electric transmission and generation property and Dominion Energy’s natural gas distribution property, the undepreciated cost of such property, less salvage value, is generally charged to accumulated depreciation at retirement. Cost of removal collections from utility customers not representing AROs are recorded as regulatory liabilities. For property subject to cost-of-service rate regulation that will be abandoned significantly before the end of its useful life, the net carrying value is reclassified from plant-in-service when it becomes probable it will be abandoned and recorded as a regulatory asset for amounts expected to be collected through future rates.

In March 2020, Virginia Power committed to retire certain coal- and oil-fired generating units before the end of their useful lives based on economic and other factors, including but not limited to market power prices and the VCEA. These units will be retired after they meet their capacity obligations to PJM in 2023. As a result, Virginia Power recorded a charge of $751 million ($559 million after-tax) in impairment of assets and other charges in its Consolidated Statements of Income (reflected in the Corporate and Other segment) for the year ended December 31, 2020. This charge was considered a component of Virginia Power’s base rates deemed recovered under the GTSA, subject to review as discussed in Note 13. In addition, see Note 13 for information on the settlement of the 2021 Triennial Review. In 2022 and 2020, Virginia Power recorded charges of $167 million ($124 million after-tax) and $54 million ($40 million after-tax), respectively, in impairment of assets and other charges in its Consolidated Statements of Income (reflected in the Corporate and Other segment) associated with dismantling certain of these electric generation facilities.

For property that is not subject to cost-of-service rate regulation, including nonutility property, cost of removal not associated with AROs is charged to expense as incurred. The Companies also record gains and losses upon retirement based upon the difference between the proceeds received, if any, and the property’s net book value at the retirement date.

Depreciation of property, plant and equipment is computed on the straight-line method based on projected service lives. The Companies’ average composite depreciation rates on utility property, plant and equipment are as follows:

Year Ended December 31,	2022	2021	2020
(percent)
Dominion Energy(1)
Generation	2.71	2.63	2.51
Transmission	2.32	2.52	2.52
Distribution	2.80	2.85	2.75
Storage	2.69	2.94	2.93
General and other	4.42	4.48	4.77
Virginia Power
Generation	2.84	2.69	2.52
Transmission	2.29	2.51	2.52
Distribution	2.76	3.18	3.19
General and other	4.78	5.08	5.09
(1)
Excludes rates for depreciation reported as discontinued operations.

In 2020, Virginia Power updated depreciation rates for its nuclear plants to reflect lower depreciation rates as a result of expected approval of license extensions from the NRC. For the year ended December 31, 2020, this adjustment resulted in a decrease of $31 million ($23 million after-tax) in depreciation expense in Virginia Power’s Consolidated Statements of Income and an increase to Dominion Energy’s EPS of $0.03 per share.

In January 2022, Dominion Energy revised the estimated useful life of its non-jurisdictional and certain nonregulated solar generation facilities to 35 years. This revision resulted in an annual decrease of depreciation expense of $16 million ($12 million after-tax), including $6 million ($4 million after-tax) at Virginia Power, and increased Dominion Energy’s EPS by approximately $0.02.

In the first quarter of 2022, Virginia Power revised the depreciation rates for its assets to reflect the results of a new depreciation study. The change resulted in a decrease in depreciation expense in Virginia Power’s Consolidated Statements of Income of $60 million ($45 million after-tax) and increased Dominion Energy’s EPS by $0.05.

Virginia Power’s non-jurisdictional solar generation property, plant and equipment is depreciated using the straight-line method over an estimated useful life of 35 years, effective January 2022.

Capitalized costs of development wells and leaseholds are amortized on a field-by-field basis using the unit-of-production method and the estimated proved developed or total proved gas and oil reserves, at a rate of $1.67 and $1.92 per mcfe in 2022 and 2021, respectively.

Dominion Energy’s nonutility property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives:

Asset	Estimated Useful Lives
Nonregulated generation-nuclear	44 years
Nonregulated generation-other	15-35 years
General and other	5-59 years

Nuclear fuel used in electric generation is amortized over its estimated service life on a units-of-production basis. The Companies report the amortization of nuclear fuel in electric fuel and other energy-related purchases expense in their Consolidated Statements of Income and in depreciation and amortization in their Consolidated Statements of Cash Flows.

Long-Lived and Intangible Assets

The Companies perform an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. A long-lived or intangible asset is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount. Intangible assets with finite lives are amortized over their estimated useful lives. See Note 6 for further discussion on the impairment of long-lived assets.

Regulatory Assets and Liabilities

The accounting for the Companies’ regulated electric and gas operations differs from the accounting for nonregulated operations in that the Companies are required to reflect the effect of rate regulation in their Consolidated Financial Statements. For regulated businesses subject to federal or state cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that regulators will require customer refunds or other benefits through future rates or when revenue is collected from customers for expenditures that have yet to be incurred.

The Companies evaluate whether or not recovery of their regulatory assets through future rates is probable as well as whether a regulatory liability due to customers is probable and make various assumptions in their analyses. These analyses are generally based on:

•
Orders issued by regulatory commissions, legislation and judicial actions;
•
Past experience;
•
Discussions with applicable regulatory authorities and legal counsel;
•
Forecasted earnings; and
•
Considerations around the likelihood of impacts from events such as unusual weather conditions, extreme weather events and other natural disasters and unplanned outages of facilities.

Generally, regulatory assets and liabilities are amortized into income over the period authorized by the regulator. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made. A regulatory liability, if considered probable, will be recorded in the period such assessment is made or reversed into earnings if no longer probable. See Notes 12 and 13 to the Consolidated Financial Statements for additional information.

Leases

The Companies lease certain assets including vehicles, real estate, office equipment and other operational assets under both operating and finance leases. For the Companies’ operating leases, rent expense is recognized on a straight-line basis over the term of the lease agreement, subject to regulatory framework. Rent expense associated with operating leases, short-term leases and variable leases is primarily recorded in other operations and maintenance expense in the Companies’ Consolidated Statements of Income. Rent expense associated with finance leases results in the separate presentation of interest expense on the lease liability and amortization expense of the related right-of-use asset in the Companies’ Consolidated Statements of Income or, subject to regulatory framework, is deferred within regulatory assets in the Consolidated Balance Sheets and amortized into the Consolidated Statements of Income.

Certain of the Companies’ leases include one or more options to renew, with renewal terms that can extend the lease from one to 70 years. The exercise of renewal options is solely at the Companies’ discretion and is included in the lease term if the option is reasonably certain to be exercised. A right-of-use asset and corresponding lease liability for leases with original lease terms of one year or less are not included in the Consolidated Balance Sheets, unless such leases contain renewal options that the Companies are reasonably certain will be exercised. Additionally, certain of the Companies’ leases contain escalation clauses whereby payments are adjusted for consumer price or other indices or contain fixed dollar or percentage increases. The Companies also have leases with variable payments based upon usage of, or revenues associated with, the leased assets.

The determination of the discount rate utilized has a significant impact on the calculation of the present value of the lease liability included in the Companies’ Consolidated Balance Sheets. For the Companies’ fleet of leased vehicles, the discount rate is equal to the prevailing borrowing rate earned by the lessor. For the Companies’ remaining leased assets, the discount rate implicit in the lease is generally unable to be determined from a lessee perspective. As such, the Companies use internally-developed incremental borrowing rates as a discount rate in the calculation of the present value of the lease liability. The incremental borrowing rates are determined based on an analysis of the Companies’ publicly available unsecured borrowing rates, adjusted for a collateral discount, over various lengths of time that most closely correspond to the Companies’ lease maturities.

In addition, Dominion Energy acts as lessor under certain power purchase agreements in which the counterparty or counterparties purchase substantially all of the output of certain solar facilities. These leases are considered operating in nature. For such leasing arrangements, rental revenue and an associated accounts receivable are recorded when the monthly output of the solar facility is determined. Depreciation on these solar facilities is computed on a straight-line basis primarily over an estimated useful life of 35 years, effective January 2022.

Asset Retirement Obligations

The Companies recognize AROs at fair value as incurred or when sufficient information becomes available to determine a reasonable estimate of the fair value of future retirement activities to be performed, for which a legal obligation exists. These amounts are generally capitalized as costs of the related tangible long-lived assets. Since relevant market information is not available, fair value is estimated using discounted cash flow analyses. Quarterly, the Companies assess their AROs to determine if circumstances indicate that estimates of the amounts or timing of future cash flows associated with retirement activities have changed. AROs are adjusted when significant changes in the amounts or timing of future cash flows are identified. Dominion Energy reports accretion of AROs and depreciation on asset retirement costs associated with its natural gas pipelines of its distribution business as an adjustment to the related regulatory assets or liabilities when revenue is recoverable from customers for AROs. The Companies report accretion of AROs and depreciation on asset retirement costs associated with decommissioning its nuclear power stations as an adjustment to the regulatory asset or liability for certain jurisdictions. Additionally, the Companies report accretion of AROs and depreciation on asset retirement costs associated with certain rider and prospective rider projects and other electric generation and distribution facilities as an adjustment to the regulatory asset for certain jurisdictions. Accretion of all other AROs and depreciation of all other asset retirement costs are reported in other operations and maintenance expense and depreciation expense, respectively, in the Consolidated Statements of Income.

Debt Issuance Costs

The Companies defer and amortize debt issuance costs and debt premiums or discounts over the expected lives of the respective debt issues, considering maturity dates and, if applicable, redemption rights held by others. Deferred debt issuance costs are recorded as a reduction in long-term debt in the Consolidated Balance Sheets. Amortization of the issuance costs is reported as interest expense. Unamortized costs associated with redemptions of debt securities prior to stated maturity dates are generally recognized and recorded in interest expense immediately. As permitted by regulatory authorities, gains or losses resulting from the refinancing or redemption of debt allocable to utility operations subject to cost-based rate regulation are deferred and amortized.

Investments

Debt Securities

Dominion Energy accounts for and classifies investments in debt securities as trading or available-for-sale securities. Virginia Power classifies investments in debt securities as available-for-sale securities.

•
Debt securities classified as trading securities include securities held by Dominion Energy in rabbi trusts associated with certain deferred compensation plans. These securities are reported in other investments in the Consolidated Balance Sheets at fair value with net realized and unrealized gains and losses included in other income in the Consolidated Statements of Income.
•
Debt securities classified as available-for-sale securities include all other debt securities, primarily comprised of securities held in the nuclear decommissioning trusts. These investments are reported at fair value in nuclear decommissioning trust funds in the Consolidated Balance Sheets. Net realized and unrealized gains and losses (including any credit-related impairments) on investments held in nuclear decommissioning trusts are deferred to a regulatory asset or liability, as applicable, for certain jurisdictions subject to cost-based regulation. For all other available-for-sale debt securities, including those held in Dominion Energy’s nonregulated generation nuclear decommissioning trusts, net realized gains and losses (including any credit-related impairments) are included in other income and unrealized gains and losses are reported as a component of AOCI, after-tax.

In determining realized gains and losses for debt securities, the cost basis of the security is based on the specific identification method.

Credit Impairment

The Companies periodically review their available-for-sale debt securities to determine whether a decline in fair value should be considered credit related. If a decline in the fair value of any available-for-sale debt security is determined to be credit related, the credit-related impairment is recorded to an allowance included in nuclear decommissioning trust funds in the Companies’ Consolidated Balance Sheets at the end of the reporting period, with such allowance for credit losses subject to reversal in subsequent evaluations.

Using information obtained from their nuclear decommissioning trust fixed-income investment managers, the Companies record in earnings, or defer as applicable for certain jurisdictions subject to cost-based regulation, any unrealized loss for a debt security when the manager intends to sell the debt security or it is more-likely-than-not that the manager will have to sell the debt security before recovery of its fair value up to its cost basis. If that is not the case, but the debt security is deemed to have experienced a credit loss, the Companies record the credit loss in earnings or defer as applicable for certain jurisdictions subject to cost-based regulation, with the remaining non-credit portion of the unrealized loss recorded in AOCI. Credit losses are evaluated primarily by considering the credit ratings of the issuer, prior instances of non-performance by the issuer and other factors

Equity Securities with Readily Determinable Fair Values

Equity securities with readily determinable fair values include securities held by Dominion Energy in rabbi trusts associated with certain deferred compensation plans and securities held by the Companies in the nuclear decommissioning trusts. The Companies record all equity securities with a readily determinable fair value, or for which they are permitted to estimate fair value using NAV (or its equivalent), at fair value in nuclear decommissioning trust funds and other investments in the Consolidated Balance Sheets. Net realized and unrealized gains and losses on equity securities held in the nuclear decommissioning trusts are deferred to a regulatory asset or liability, as applicable, for certain jurisdictions subject to cost-based regulation. For all other equity securities, including those held in Dominion Energy’s nonregulated generation nuclear decommissioning trusts and rabbi trusts, net realized and unrealized gains and losses are included in other income in the Consolidated Statements of Income.

Equity Securities without Readily Determinable Fair Values

The Companies account for illiquid and privately held securities without readily determinable fair values under either the equity method or cost method. Equity securities without readily determinable fair values include:

•
Equity method investments when the Companies have the ability to exercise significant influence, but not control, over the investee. Dominion Energy’s investments are included in investments in equity method affiliates in its Consolidated Balance Sheets, except for the liability to Atlantic Coast Pipeline or where such investments are classified as held for sale. Dominion Energy records equity method adjustments in other income in its Consolidated Statements of Income, including its proportionate share of investee income or loss, gains or losses resulting from investee capital transactions, amortization of certain differences between the carrying value and the equity in the net assets of the investee at the date of investment and other adjustments required by the equity method.
•
Cost method investments when the Companies do not have the ability to exercise significant influence over the investee. The Companies’ investments are included in other investments and nuclear decommissioning trust funds. Cost method investments are reported at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer.

Other-Than-Temporary Impairment

The Companies periodically review their equity method investments to determine whether a decline in fair value should be considered other-than-temporary. If a decline in the fair value of any security is determined to be other-than-temporary, the investment is written down to its fair value at the end of the reporting period.

Inventories

Materials and supplies and fossil fuel inventories are valued primarily using the weighted-average cost method. Stored gas inventory is valued using the weighted-average cost method, except for East Ohio gas distribution operations, which are valued using the LIFO method and reflected in current assets held for sale in Dominion Energy's Consolidated Balance Sheets. Under the LIFO method, current stored gas inventory was valued at $14 million and $26 million at December 31, 2022 and December 31, 2021, respectively. Based on the average price of gas purchased during 2022 and 2021, the cost of replacing the current portion of stored gas inventory exceeded the amount stated on a LIFO basis by $129 million and $74 million, respectively.

In 2022, Dominion Energy wrote off certain inventory balances associated with certain nonrenewable electric generation facilities resulting in a $40 million charge ($30 million after-tax) recorded in impairments and other charges (reflected in the Corporate and Other segment) in its Consolidated Statements of Income, including $19 million ($14 million after-tax) at Virginia Power for inventory not expected to be utilized at such facilities prior to their planned retirement in the first half of 2023.

Goodwill

Dominion Energy evaluates goodwill for impairment annually as of April 1 and whenever an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

New Accounting Standards

Debt with Conversion Options and Contracts in an Entity’s Own Equity

In August 2020, the FASB issued revised accounting guidance for debt with conversion options and contracts in an entity’s own equity. The revised guidance eliminates the ability to assert cash settlement and exclude potential shares from the diluted EPS calculation for a contract that may be settled in stock or cash. The guidance became effective for Dominion Energy’s interim and annual reporting periods beginning January 1, 2022. Upon adoption, Dominion Energy applied the guidance using a modified retrospective approach and continued to apply the if-converted method to calculate diluted EPS in connection with any potentially dilutive instruments, or components of instruments, that may be settled in stock or cash.
NOTE 3. ACQUISITIONS AND DISPOSITIONS

Sales of Businesses Reflected as Discontinued Operations

Business Review Dispositions (as discussed in Note 1)

Sale of East Ohio

In September 2023, Dominion Energy entered into an agreement with Enbridge for the East Ohio Transaction, which includes the sale of East Ohio and is valued at approximately $6.6 billion, consisting of a purchase price of approximately $4.3 billion in cash and approximately $2.3 billion of assumed indebtedness. The purchase price will be subject to customary post-closing adjustments, including adjustments for cash, indebtedness, net working capital, capital expenditures and net regulatory assets and liabilities. Closing of the East Ohio Transaction is not conditioned upon the closing of the PSNC or Questar Gas Transactions. The sale will be treated as a stock sale for tax purposes and is expected to close in 2024, subject to clearance or approval under or by the Hart-Scott-Rodino Act, CFIUS and FCC as well as other customary closing and regulatory conditions. In November 2023, the waiting period under the Hart-Scott-Rodino Act expired. Also in November 2023, Dominion Energy submitted its initial filing request for approval by CFIUS. In October 2023, as required under the sale agreement, Dominion Energy filed a notice with the Ohio Commission. The proposed internal reorganization in connection with the East Ohio Transaction is subject to approval by the Utah and Wyoming Commissions. Dominion Energy filed for such approvals in September 2023 and received approval from the Utah Commission in November 2023.

Upon closing, Dominion Energy will retain the pension and other postretirement benefit plan assets and obligations, including related income tax and other deferred balances, associated with retiree participants in both East Ohio's union pension and other postretirement benefit plans and retiree participants of the sale entities in the Dominion Energy Pension Plan and the Dominion Energy Retiree Health and Welfare Plan. The East Ohio Transaction is subject to termination by either party if not completed by September 2024, subject to a potential three-month extension for receipt of regulatory approvals, with a termination fee of $155 million due to Dominion Energy under certain conditions. Based on the recorded balances at September 30, 2023, Dominion Energy expects to recognize a pre-tax gain of approximately $20 million ($20 million after-tax loss) upon closing, including the write-off of $1.5 billion of goodwill which is not deductible for tax purposes but excluding the effects of any closing adjustments.

At the closing of the East Ohio Transaction, Dominion Energy and Enbridge will enter into a transition services agreement pursuant to which Dominion Energy will continue to provide certain services to support the ongoing operations of East Ohio for up to approximately two years. Enbridge has also agreed to provide certain services to Dominion Energy.

Sale of PSNC

In September 2023, Dominion Energy entered into an agreement with Enbridge for the PSNC Transaction, which includes the sale of PSNC and is valued at approximately $3.1 billion, consisting of a purchase price of approximately $2.2 billion in cash and approximately $1.0 billion of assumed indebtedness. The purchase price will be subject to customary post-closing adjustments, including adjustments for cash, indebtedness, net working capital, capital expenditures and net regulatory assets and liabilities. Closing of the PSNC Transaction is not conditioned upon the closing of the East Ohio or Questar Gas Transactions. The sale will be treated as a stock sale for tax purposes and is expected to close in 2024, subject to clearance or approval under or by the Hart-Scott-Rodino Act, CFIUS, FCC and North Carolina Commission as well as other customary closing and regulatory conditions. In November 2023, the waiting period under the Hart-Scott-Rodino Act expired. Also in November 2023, Dominion Energy submitted its initial filing request for approval by CFIUS. In October 2023, Dominion Energy filed for approval from the North Carolina Commission. The proposed internal reorganization in connection with the PSNC Transaction is subject to approval by the North Carolina Commission. Dominion Energy filed for such approval in September 2023.

Upon closing, Dominion Energy will retain the entirety of the assets and obligations, including related income tax and other deferred balances, of the pension and other postretirement employee benefit plans associated with the operations included in the transaction and relating to services provided through closing. The PSNC Transaction is subject to termination by either party if not completed by September 2024, subject to a potential three-month extension for receipt of regulatory approvals, with a termination fee of $78 million due to Dominion Energy under certain conditions. Based on the recorded balances at September 30, 2023, Dominion Energy expects to recognize a pre-tax gain of approximately $130 million ($290 million after-tax loss) upon closing, including the write-off of $0.7 billion of goodwill which is not deductible for tax purposes but excluding the effects of any closing adjustments.

At the closing of the PSNC Transaction, Dominion Energy and Enbridge will enter into a transition services agreement pursuant to which Dominion Energy will continue to provide certain services to support the ongoing operations of PSNC for up to approximately two years. Enbridge has also agreed to provide certain services to Dominion Energy.

Sale of Questar Gas and Wexpro

In September 2023, Dominion Energy entered into an agreement with Enbridge for the Questar Gas Transaction, which includes the sale of Questar Gas, Wexpro and related affiliates and is valued at approximately $4.3 billion, consisting of a purchase price of approximately $3.0 billion in cash and approximately $1.3 billion of assumed indebtedness. The purchase price will be subject to customary post-closing adjustments, including adjustments for cash, indebtedness, net working capital, capital expenditures and net regulatory assets and liabilities. Closing of the Questar Gas Transaction is not conditioned upon the closing of the East Ohio or PSNC Transactions. The sale will be treated as a stock sale for tax purposes and is expected to close in 2024, subject to clearance or approval under or by the Hart-Scott-Rodino Act, CFIUS, FCC and Utah and Wyoming Commissions as well as other customary closing and regulatory conditions. In November 2023, the waiting period under the Hart-Scott-Rodino Act expired. Also in November 2023, Dominion Energy submitted its initial filing request for approval by CFIUS. In October 2023, Dominion Energy filed for approvals from the Utah and Wyoming Commissions. In October 2023, Dominion Energy filed the notice with the Idaho Commission required for closing of the Questar Gas Transaction. The proposed internal reorganization in connection with the Questar Gas Transaction is subject to approval by the Utah and Wyoming Commissions. Dominion Energy filed for such approvals in September 2023 and received approval from the Utah Commission in November 2023.

Upon closing, Dominion Energy will retain the pension and other postretirement benefit plan assets and obligations, including related income tax and other deferred balances, associated with retiree participants of the sale entities in the Dominion Energy Pension Plan and the Dominion Energy Retiree Health and Welfare Plan. The Questar Gas Transaction is subject to termination by either party if not completed by September 2024, subject to a potential three-month extension for receipt of regulatory approvals, with a termination fee of $107 million due to Dominion Energy under certain conditions. Based on the recorded balances at September 30, 2023, Dominion Energy expects to recognize a pre-tax loss of approximately $10 million ($530 million after-tax loss) upon closing, including the write-off of $1.0 billion of goodwill which is not deductible for tax purposes but excluding the effects of any closing adjustments.

At the closing of the Questar Gas Transaction, Dominion Energy and Enbridge will enter into a transition services agreement pursuant to which Dominion Energy will continue to provide certain services to support the ongoing operations of Questar Gas and Wexpro for up to approximately two years. Enbridge has also agreed to provide certain services to Dominion Energy.

Other Sales

In August 2023, Dominion Energy entered into an agreement and completed the sale of Tredegar Solar Fund I, LLC to Spruce Power for cash consideration of $21 million.

Disposition of Gas Transmission & Storage Operations

In July 2020, Dominion Energy entered into an agreement with BHE with a total value of approximately $10 billion, comprised of approximately $4.0 billion of cash consideration (subject to customary closing adjustments) plus the assumption of long-term debt, to sell substantially all of its gas transmission and storage operations, including processing assets, as well as noncontrolling partnership interests in Iroquois, JAX LNG and White River Hub and a controlling interest in Cove Point (consisting of 100% of the general partner interest and 25% of the total limited partner interests). The agreement provides that Dominion Energy retains the assets and obligations of the pension and other postretirement employee benefit plans associated with the operations included in the transaction and relating to services provided through closing. In October 2020, pursuant to a provision in the agreement with BHE, Dominion Energy elected to exclude the Q-Pipe Group and certain other affiliated entities from the transaction as approval under the Hart-Scott-Rodino Act had not been obtained by mid-September 2020. Concurrently in October 2020, Dominion Energy and BHE entered into a separate agreement under which Dominion Energy would sell the Q-Pipe Group and certain other affiliated entities to BHE for cash consideration of $1.3 billion and the assumption of related long-term debt.

In November 2020, Dominion Energy completed the GT&S Transaction and received cash proceeds of $2.7 billion. This transaction was structured as an asset sale for tax purposes. Dominion Energy retained a 50% noncontrolling interest in Cove Point that is accounted for as an equity method investment upon closing of the GT&S Transaction as Dominion Energy has the ability to exercise significant influence over, but not control, Cove Point. The retained 50% noncontrolling interest in Cove Point was recognized at its initial fair value of $2.8 billion on the date of close estimated using an income approach and a market approach. The valuation is considered a Level 3 fair value measurement due to the use of significant judgment and unobservable inputs, including projected timing and amount of future cash flows and a discount rate reflecting risks inherent in the future cash flows and market prices. Upon closing the GT&S Transaction, Dominion Energy recognized a gain of $127 million (net of a $1.4 billion write-off of goodwill and a $222 million closing adjustment paid to BHE in December 2020) and an associated tax expense of $336 million, presented in net income (loss) from discontinued operations including noncontrolling interest in Dominion Energy’s Consolidated Statements of Income.

In connection with closing of the GT&S Transaction, Dominion Energy and BHE entered into a transition services agreement under which Dominion Energy will continue to provide specified administrative services to support the operations of the disposed business for up to 24 months after closing, subsequently extended through June 2023 for certain services. In addition, BHE provided certain administrative services to Dominion Energy through December 2022. Dominion Energy recorded $20 million, $21 million and $4 million associated with the transition services agreement in operating revenue in the Consolidated Statements of Income for the years ended December 31, 2022, 2021 and 2020, respectively.

Also in November 2020, BHE provided a $1.3 billion deposit to Dominion Energy on the Q-Pipe Transaction. In July 2021, Dominion Energy and BHE mutually agreed to terminate the Q-Pipe Transaction as a result of uncertainty associated with receiving approval under the Hart-Scott-Rodino Act. Also in July 2021, Dominion Energy entered into an approximately $1.3 billion term loan credit agreement and borrowed the full amount available thereunder. The agreement matured in December 2021 and bore interest at a variable rate. The proceeds were utilized to repay the deposit received from BHE on the Q-Pipe Transaction. Upon completion of a sale of the Q-Pipe Group, Dominion Energy was required to utilize the net proceeds to repay any outstanding balances under the term loan agreement.

In October 2021, Dominion Energy entered into an agreement with Southwest Gas to sell the Q-Pipe Group. The total value of this transaction was approximately $2 billion, comprised of approximately $1.5 billion of cash consideration (subject to customary closing adjustments) plus the assumption of long-term debt. The agreement provided that Dominion Energy retain the assets and obligations of the pension and other postretirement employee benefit plans associated with the operations included in the transaction and relating to services provided through closing.

In December 2021, Dominion Energy completed the sale of the Q-Pipe Group and received cash proceeds of $1.5 billion. This transaction was structured as an asset sale for tax purposes. Upon closing, Dominion Energy recognized a gain of $666 million (net of a $191 million write-off of goodwill) and an associated tax expense of $173 million, presented in net income (loss) from discontinued operations including noncontrolling interest in Dominion Energy’s Consolidated Statements of Income. Also in December 2021, Dominion Energy used the net proceeds from the sale to repay all outstanding balances under the July 2021 term loan agreement and terminated the term loan agreement. In 2022, Dominion Energy recognized a gain of $27 million ($20 million after-tax) in discontinued operations in its Consolidated Statements of Income associated with the finalization of working capital adjustments.

In connection with the closing of the sale of the Q-Pipe Group, Dominion Energy and Southwest Gas entered into a transition services agreement under which Dominion Energy will continue to provide specified administrative services to support the operations of the disposed businesses for up to 12 months after closing, subsequently extended through July 2023 for certain services. Dominion Energy recorded $6 million associated with the transition services agreement in operating revenue in the Consolidated Statements of Income for the year ended December 31, 2022.

The operations included in both the GT&S Transaction and the Q-Pipe Group are presented in discontinued operations effective July 2020. As a result, depreciation and amortization ceased on the applicable assets. As Cove Point had previously been consolidated within Dominion Energy’s financial statements, balances associated with Cove Point prior to the closing of the GT&S Transaction are presented within discontinued operations. See Note 9 for additional information regarding Dominion Energy’s equity method investment in Cove Point.

Financial Statement Information for Dispositions Presented as Discontinued Operations

The following table represents selected information regarding the results of operations, which were reported within discontinued operations in Dominion Energy’s Consolidated Statements of Income:

	Business Review Dispositions
Year Ended December 31, 2022	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction	Other
(millions)
Operating revenue	$1,043	$841	$1,341	$5
Operating expense	702	648	1,043	5
Other income (expense)	28	9	—	—
Interest and related charges	36	43	45	—
Income before income taxes	333	159	253	—
Income tax expense	45	34	50	—
Net income attributable to Dominion Energy(1)	$288	$125	$203	$—
(1)
Excludes $(3) million of income tax expense (benefit) attributable to consolidated state and interim period tax allocation adjustments for the year ended December 31, 2022.

	Disposition of Gas Transportation & Storage Operations	Business Review Dispositions
Year Ended December 31, 2021	Q-Pipe Group(1)	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction	Other
(millions)
Operating revenue	$254	$908	$613	$1,020	$4
Operating expense	76	620	451	761	5
Other income (expense)(2)	28	25	11	(1)	—
Interest and related charges	25	18	35	35	—
Income (loss) before income taxes	181	295	138	223	(1)
Income tax expense (benefit)	36	38	27	42	—
Net income (loss) attributable to Dominion Energy(3)	$145	$257	$111	$181	$(1)
(1)
Operations associated with the Q-Pipe Group are through the December 31, 2021 closing date.
(2)
Q-Pipe Group includes a $25 million benefit associated with the termination of the Q-Pipe Transaction in 2021.
(3)
Excludes $19 million of income tax expense (benefit) attributable to consolidated state and interim period tax allocation adjustments for the year ended December 31, 2021.

	Disposition of Gas Transportation & Storage Operations		Business Review Dispositions
Year Ended December 31, 2020	GT&S Transaction(1)	Q-Pipe Group	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction
(millions)
Operating revenue	$1,710	$246	$771	$539	$938
Operating expense(2)	1,289	96	540	376	676
Other income (expense)	88	1	20	12	(2)
Interest and related charges (benefit)(3)	372	20	(32)	38	32
Income before income taxes	137	131	283	137	228
Income tax expense (benefit)(4)	334	(9)	35	30	45
Net income (loss) including noncontrolling interests	(197)	140	248	107	183
Noncontrolling interests	106	—	—	—	—
Net income (loss) attributable to Dominion Energy(5)	$(303)	$140	$248	$107	$183

(1)
Operations associated with the GT&S Transaction are through the November 1, 2020 close date.
(2)
GT&S Transaction includes a charge of $482 million ($359 million after-tax) recorded in 2020 associated with the probable abandonment of a significant portion of the Supply Header Project as well as the establishment of a $75 million ARO as a result of the cancellation of the Atlantic Coast Pipeline Project.
(3)
GT&S Transaction includes a loss of $237 million ($178 million after-tax) recorded in 2020 associated with cash flow hedges of debt-related items that were determined to be probable of not occurring.
(4)
Excludes $17 million income tax benefit recorded in 2021 associated with the GT&S Transaction.
(5)
Excludes $24 million of income tax expense (benefit) attributable to consolidated state and interim period tax allocation adjustments for the year ended December 31, 2020.

The carrying value of major classes of assets and liabilities relating to the disposal groups, which are reported as held for sale in Dominion Energy's Consolidated Balance Sheets were as follows:

	At December 31, 2022				At December 31, 2021
	Business Review Dispositions				Business Review Dispositions
	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction	Other	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction	Other
(millions)
Current assets(1)	$544	$381	$803	$1	$439	$296	$422	$1
Property, plant and equipment, net	5,012	2,591	3,984	47	4,636	2,506	3,677	52
Other deferred charges and other assets, including goodwill(2) and intangible assets	2,629	822	1,043	—	2,563	823	1,101	—
Current liabilities(3)	634	151	612	1	557	133	263	1
Long-term debt(4)	2,287	798	1,245	—	1,786	798	995	—
Other deferred credits and liabilities(5)	1,435	689	1,087	9	1,408	673	1,039	14
(1)
Includes cash and cash equivalents of $6 million and $3 million within the East Ohio Transaction, less than $1 million and $14 million within the PSNC Transaction and $28 million and $17 million within the Questar Gas Transaction at December 31, 2022 and 2021, respectively. Also includes regulatory assets of $90 million and $56 million within the East Ohio Transaction, $95 million and $88 million within the PSNC Transaction and $273 million and $125 million within the Questar Gas Transaction at December 31, 2022 and 2021, respectively
(2)
Includes goodwill of $1.5 billion, $673 million and $983 million at both December 31, 2022 and 2021 within the East Ohio, PSNC and Questar Gas Transactions, respectively. Also includes regulatory assets of $751 million and $607 million within the East Ohio Transaction, $93 million and $103 million within the PSNC Transaction and $(22) million and $47 million within the Questar Gas Transaction at December 31, 2022 and 2021, respectively.
(3)
Includes regulatory liabilities of $43 million and $51 million within the East Ohio Transaction, $11 million and $18 million within the PSNC Transaction and $144 million and $28 million within the Questar Gas Transaction at December 31, 2022 and 2021, respectively.
(4)
Includes East Ohio Unsecured Senior Notes due 2025 to 2052 at rates from 1.30% to 6.38% and with a weighted-average coupon rate for debt outstanding at December 31, 2022 of 3.13%; PSNC Unsecured Senior Notes due 2026 to 2051 at rates from 3.10% to 7.45% and with a weighted-average coupon rate for debt outstanding at December 31, 2022 of 4.34% and Questar Gas Unsecured Senior Notes due 2024 to 2052 at rates from 2.21% to 7.20% and with a weighted-average coupon rate for debt outstanding at December 31, 2022 of 3.99%.
(5)
Includes regulatory liabilities of $749 million and $754 million within the East Ohio Transaction, $436 million and $435 million within the PSNC Transaction and $506 million and $500 million within the Questar Gas Transaction at December 31, 2022 and 2021, respectively.

Capital expenditures and significant noncash items relating to the disposal groups included the following:

	Business Review Dispositions
Year Ended December 31, 2022	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction	Other
(millions)
Capital expenditures	$456	$153	$438	$—
Significant noncash items
Depreciation, depletion and amortization	134	87	163	4
Accrued capital expenditures	53	16	31	—

	Disposition of Gas Transportation & Storage Operations	Business Review Dispositions
Year Ended December 31, 2021	Q-Pipe Group(1)	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction	Other
(millions)
Capital expenditures(2)	$34	$420	$195	$416	$—
Significant noncash items
Depreciation, depletion and amortization	—	122	81	168	4
Accrued capital expenditures	—	27	41	25	—
(1)
Operations associated with the Q-Pipe Group are through the December 31, 2021 closing date.

(2)
In November 2021, Wexpro closed on an agreement with a natural gas gathering systems operator to purchase an existing natural gas gathering system in Wyoming including pipelines, compressors and dehydration equipment for total consideration of $41 million, included in the Questar Gas Transaction.

	Disposition of Gas Transportation & Storage Operations		Business Review Dispositions
Year Ended December 31, 2020	GT&S Transaction(1)	Q-Pipe Group	East Ohio Transaction	PSNC Transaction	Questar Gas Transaction	Other
(millions)
Capital expenditures	$292	$38	$393	$259	$377	$—
Significant noncash items
Impairment of assets and other charges	469	—	—	—	—	—
Depreciation, depletion and amortization	177	27	91	73	175	4
Accrued capital expenditures	—	1	19	19	21	—
(1)
Operations associated with the GT&S Transaction are through the November 1, 2020 closing date.

In October 2020, Dominion Energy settled various derivatives related to, but not included in, the GT&S Transaction for a payment of $165 million.

Sale of Hope

In February 2022, Dominion Energy entered into an agreement to sell 100% of the equity interests in Hope to Ullico for $690 million of cash consideration, subject to customary closing adjustments, which closed in August 2022 after all customary closing and regulatory conditions were satisfied, including clearance under the Hart-Scott-Rodino Act and approval from the West Virginia Commission. The sale was treated as a stock sale for tax purposes.

In connection with closing, Dominion Energy recognized a pre-tax gain of $14 million, inclusive of customary closing adjustments, (net of $110 million write-off of goodwill which was not deductible for tax purposes) in losses (gains) on sales of assets in its Consolidated Statements of Income. The transaction resulted in an after-tax loss of $84 million. Upon meeting the classification as held for sale in the first quarter of 2022 and through the second quarter of 2022, Dominion Energy had recorded charges of $90 million in deferred income tax expense in its Consolidated Statements of Income to reflect the recognition of deferred taxes on the outside basis of Hope’s stock. This deferred income tax expense reversed upon closing of the sale and became a component of current income tax expense on the sale disclosed above. See Note 5 for additional information. In addition, a curtailment was recorded related to other postretirement benefit plans as discussed in Note 22.

All activity related to Hope is, effective September 2023, reflected in the Corporate and Other segment.

Sale of Kewaunee

In May 2021, Dominion Energy entered into an agreement to sell 100% of the equity interests in Dominion Energy Kewaunee, Inc. to EnergySolutions, including the transfer of all decommissioning obligations associated with Kewaunee, which ceased operations in 2013. The sale closed in June 2022 following approval from the Wisconsin Commission in May 2022 and NRC approval of a requested license transfer in March 2022. The sale was treated as an asset sale for tax purposes and Dominion Energy retained the assets and obligations of the pension and other postretirement employee benefit plans. EnergySolutions is subject to the Wisconsin regulatory conditions agreed to by Dominion Energy upon its acquisition of Kewaunee, including the return of any excess decommissioning funds to WPSC and WP&L customers following completion of all decommissioning activities.

In the second quarter of 2022, Dominion Energy recorded a loss of $649 million ($513 million after-tax), recorded in losses (gains) on sales of assets in its Consolidated Statements of Income, primarily related to the difference between the nuclear decommissioning trust and AROs. Prior to its receipt, there had been uncertainty as to the timing of or ability to obtain approval from the Wisconsin Commission. Prior to closing, Dominion Energy withdrew $80 million from the nuclear decommissioning trust to recover certain spent nuclear fuel and other permitted costs.

All activity related to Kewaunee prior to closing is included in Contracted Energy, with remaining activity reflected in the Corporate and Other segment.

Acquisition of Birdseye

In May 2021, Dominion Energy acquired 100% of the ownership interest in Birdseye from BRE Holdings, LLC for total consideration of $46 million, consisting of $28 million in cash and $18 million, measured at fair value at closing, of consideration contingent on the achievement of certain revenue targets and future development project sales. Birdseye is primarily engaged in the development of solar energy projects in southeastern states in the U.S. with 2.5 GW of solar generation projects under development at acquisition. The allocation of the purchase price resulted in $25 million of development project assets, primarily reflected in other deferred charges and other assets in Dominion Energy’s Consolidated Balance Sheets, and $24 million of goodwill, which is not deductible for tax purposes. The goodwill reflects the value associated with enhancing Dominion Energy's development of regulated and long-term contracted solar generating and electric storage projects. The fair value measurements, including of the assets acquired, were determined using the income approach and are considered Level 3 fair value measurements due to the use of significant judgmental and unobservable inputs, including projected timing and amount of future cash flows. Birdseye is included in Contracted Energy.

NOTE 4. OPERATING REVENUE

The Companies’ operating revenue consists of the following:

	Dominion Energy			Virginia Power
Year Ended December 31,	2022	2021	2020	2022	2021	2020
(millions)
Regulated electric sales:
Residential	$5,261	$4,509	$4,833	$4,039	$3,366	$3,677
Commercial	4,480	3,194	3,102	3,647	2,417	2,342
Industrial	901	748	730	472	367	380
Government and other retail	1,235	921	868	1,172	862	804
Wholesale	234	175	128	132	107	90
Nonregulated electric sales	1,249	1,005	822	68	44	19
Regulated gas sales:
Residential	331	322	271
Commercial	188	160	129
Other	168	108	68
Regulated gas transportation and storage	38	35	23
Other regulated revenues	296	248	303	277	234	299
Other nonregulated revenues(1)(2)	178	237	274	61	73	50
Total operating revenue from contracts with customers	14,559	11,662	11,551	9,868	7,470	7,661
Other revenues(1)(3)	(614)	(242)	368	(214)	—	102
Total operating revenue	$13,945	$11,420	$11,919	$9,654	$7,470	$7,763

(1)
See Note 25 for amounts attributable to related parties and affiliates.
(2)
Includes sales of renewable energy credits were $42 million, $33 million and $20 million for the years ended December 31, 2022, 2021 and 2020, respectively, at Dominion Energy and $18 million, $21 million and $11 million for the years ended December 31, 2022, 2021 and 2020, respectively, at Virginia Power.
(3)
Includes alternative revenue of $72 million, $44 million and $84 million at both Dominion Energy and Virginia Power for years ended December 31, 2022, 2021 and 2020, respectively.

Neither Dominion Energy nor Virginia Power have any amounts for revenue to be recognized in the future on multi-year contracts in place at December 31, 2022.

Contract liabilities represent an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration, or the amount that is due, from the customer. At December 31, 2022 and 2021, Dominion Energy’s contract liability balances were $51 million and $47 million, respectively. At December 31, 2022 and 2021, Virginia Power’s contract liability balances were $39 million and $33 million, respectively. The Companies’ contract liabilities are recorded in other current liabilities and other deferred credits and other liabilities in the Consolidated Balance Sheets.

The Companies recognize revenue as they fulfill their obligations to provide service to their customers. During the years ended December 31, 2022 and 2021, Dominion Energy recognized revenue of $42 million and $50 million from the beginning contract liability balance. During the years ended December 31, 2022 and 2021, Virginia Power recognized revenue of $33 million and $36 million, respectively, from the beginning contract liability balance.

NOTE 5. INCOME TAXES

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws and associated regulations involves uncertainty, since tax authorities may interpret the laws differently. The Companies are routinely audited by federal and state tax authorities. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

In August 2022, the IRA was enacted which, among other things, extends the investment and production tax credits for clean energy technologies until at least 2032 and imposes a 15% alternative minimum tax on GAAP net income, as adjusted for certain items, of corporations greater than $1 billion for tax years beginning after December 31, 2022. The IRA did not impact the measurement of the Companies’ deferred income taxes or change the assessment of the realizability of deferred tax assets. The Companies continue to monitor and evaluate the impacts of the IRA, including changes in interpretations, if any, as guidance is issued and finalized.

In July 2020, the U.S. Department of Treasury issued final regulations providing guidance about the limitation on the deduction for business interest expenses under the 2017 Tax Reform Act. Under the 2017 Tax Reform Act, deductions for net interest expense are limited to 30% of adjusted taxable income, which prior to 2022, was defined similarly to EBITDA (earnings before interest, taxes, depreciation and amortization). For tax years beginning after December 31, 2021, the calculation of adjusted taxable income is defined similarly to EBIT (earnings before interest and taxes). For consolidated groups such as Dominion Energy that have both regulated and nonregulated operations, these rules may result in a temporary disallowance of a portion of Dominion Energy’s interest deductions in the future, although any interest disallowed has an indefinite carryforward period.

As indicated in Note 2, certain of the Companies’ operations, including accounting for income taxes, are subject to regulatory accounting treatment. For regulated operations, many of the changes in deferred taxes from the 2017 Tax Reform Act represent amounts probable of collection from or return to customers and were recorded as either an increase to a regulatory asset or liability.

Continuing Operations

Details of income tax expense for continuing operations including noncontrolling interests were as follows:

	Dominion Energy			Virginia Power
Year Ended December 31,	2022	2021	2020	2022	2021	2020
(millions)
Current:
Federal	$(76)	$(301)	$(388)	$17	$67	$364
State	27	13	(91)	(17)	(13)	71
Total current expense (benefit)	(49)	(288)	(479)	—	54	435
Deferred:
Federal
Taxes before operating loss carryforwards and investment tax credits	(63)	144	(16)	212	145	(226)
Tax utilization expense of operating loss carryforwards	35	42	42	—	—	—
Investment tax credits	(129)	250	311	(148)	(39)	(27)
State	44	(26)	44	112	118	7
Total deferred expense (benefit)	(113)	410	381	176	224	(246)
Investment tax credit-gross deferral	18	121	42	18	121	42
Investment tax credit-amortization	(4)	(4)	(3)	(3)	(2)	(2)
Total income tax expense (benefit)	$(148)	$239	$(59)	$191	$397	$229

In 2022, Dominion Energy’s current income taxes reflect a benefit from continuing operations as the income tax expense associated with the East Ohio, PSNC and Questar Gas Transactions and Cove Point operations is reflected in discontinued operations.

In 2021, Dominion Energy’s current income taxes reflect a benefit from continuing operations as the income tax expense associated with the East Ohio, PSNC and Questar Gas Transactions, Cove Point and Q-Pipe Group’s operations, including taxes on the gain, is reflected in discontinued operations. Dominion Energy’s income tax expense reflects the utilization of investment tax credit carryforwards to offset a portion of the federal tax gain on the sale.

In 2020, Dominion Energy’s current income taxes reflect a benefit from continuing operations as the income tax expense associated with the East Ohio, PSNC and Questar Gas Transactions, Cove Point and gas transmission and storage operations, including taxes on the gain, is reflected in discontinued operations. Dominion Energy’s income tax expense reflects the utilization of investment tax credit carryforwards to offset a portion of the federal tax gain on the sale. In addition, an $18 million income tax benefit is reflected in common shareholders’ equity associated with state deferred taxes on assets and liabilities retained in connection with the GT&S Transaction.

Discontinued Operations

Income tax expense (benefit) reflected in discontinued operations is $225 million, $374 million, and $(61) million for the years ended December 31, 2022, 2021 and 2020, respectively. Income taxes reflect tax expense on pre-tax income attributable to East Ohio, PSNC, Questar Gas, Wexpro and equity method earnings from Cove Point of $257 million, $218 million and $175 million, partially offset by an income tax benefit of $38 million, $37 million and $34 million related to excess deferred income tax amortization for the years ended December 31, 2022, 2021 and 2020, respectively. 2021 income tax expense also includes a $14 million benefit related to finalizing income tax returns on the GT&S Transaction and the absence of a $36 million benefit on non-deductible goodwill written off in connection with the sale of the Q-Pipe Group. The 2020 income tax expense also reflects a charge of $81 million for the write-off of tax-related regulatory assets associated with the Atlantic Coast Pipeline Project and the absence of a $236 million benefit on non-deductible goodwill written off in connection with the GT&S Transaction.

Continuing Operations

For continuing operations including noncontrolling interests, the statutory U.S. federal income tax rate reconciles to the Companies’ effective income tax rate as follows:

	Dominion Energy			Virginia Power
Year Ended December 31,	2022	2021	2020	2022	2021	2020
U.S. statutory rate	21.0%	21.0%	21.0%	21.0%	21.0%	21.0%
Increases (reductions) resulting from:
Recognition of taxes - sale of subsidiary stock	(74.7)	—	—
Recognition of taxes - privatization intercompany gain	—	—	—	2.4	—	—
State taxes, net of federal benefit	(28.3)	1.8	(0.4)	4.6	4.6	4.8
Investment tax credits	108.9	(4.5)	(18.6)	(9.1)	(3.0)	(4.5)
Production tax credits	12.0	(0.6)	(1.3)	(1.0)	(0.6)	(0.7)
Valuation allowances	—	0.2	1.7	—	—	—
Reversal of excess deferred income taxes	67.3	(2.8)	(5.9)	(3.8)	(2.1)	(2.2)
State legislative change	0.3	(1.0)	—	—	(0.7)	—
Change in tax status	—	—	(3.3)	—	—	—
AFUDC—equity	5.0	(0.5)	(0.1)	(0.4)	(0.5)	—
Changes in state deferred taxes associated with assets held for sale	(4.1)	—	(6.3)
Absence of tax on noncontrolling interest	—	(0.2)	7.4
Settlements of uncertain tax positions	—	(1.7)	—	—	—	—
Employee stock ownership plan deduction	6.8	(0.4)	(1.7)
Other, net	5.7	(0.4)	(0.7)	(0.1)	0.1	(0.1)
Effective tax rate	119.9%	10.9%	(8.2)%	13.6%	18.8%	18.3%

As described in Note 3, Dominion Energy sold 100% of the equity interests in Hope in a stock sale for income tax purposes. Dominion Energy’s 2022 effective tax rate reflects the current income tax expense on the sale of Hope’s stock. As described in Note 9, Virginia Power transferred its existing privatization operations in Virginia to Dominion Energy, and Dominion Energy contributed these assets to Dominion Privatization. As the original owner of these privatization assets, Virginia Power is required to recognize the income tax expense on Dominion Energy’s transaction with Dominion Privatization. As such, Virginia Power’s effective tax rate reflects an income tax expense of $34 million on this transaction.

In December 2021, unrecognized tax benefits related to several state uncertain tax positions acquired in the SCANA Combination were effectively settled through negotiations with the taxing authority. Management believed it was reasonably possible these unrecognized tax benefits could decrease through settlement negotiations or payments during 2021, however no income tax benefits could be recognized unless or until the positions were effectively settled. Resolution of these uncertain tax positions decreased income tax expense by $38 million. In addition, the Companies’ effective tax rates reflect the benefit of a state legislative change enacted in April 2021 for tax years beginning January 1, 2022. Dominion Energy’s effective tax rate reflects a $21 million deferred tax benefit, inclusive of a $16 million deferred tax benefit at Virginia Power.

Dominion Energy’s 2020 effective tax rate reflects an income tax benefit of $45 million associated with the remeasurement of consolidated state deferred taxes with the classification of gas transmission and storage operations as held for sale. In addition, Dominion Energy’s effective tax rate reflects an income tax expense of $55 million attributable to the noncontrolling interest primarily associated with the impairment of non-wholly-owned nonregulated solar facilities held in partnerships discussed in Note 10.

The Companies’ deferred income taxes consist of the following:

	Dominion Energy		Virginia Power
At December 31,	2022	2021	2022	2021
(millions)
Deferred income taxes:
Total deferred income tax assets	$2,633	$2,782	$1,535	$1,373
Total deferred income tax liabilities	7,730	7,961	4,701	4,286
Total net deferred income tax liabilities	$5,097	$5,179	$3,166	$2,913
Total deferred income taxes:
Plant and equipment, primarily depreciation method and basis differences	$4,257	$4,773	$3,355	$3,327
Excess deferred income taxes	(847)	(884)	(616)	(629)
Unrecovered NND Project costs	479	508
DESC rate refund	(89)	(113)
Toshiba Settlement	(162)	(189)
Nuclear decommissioning	1,001	1,114	311	324
Deferred state income taxes	803	777	566	420
Federal benefit of deferred state income taxes	(164)	(163)	(119)	(88)
Deferred fuel, purchased energy and gas costs	509	154	403	126
Pension benefits	330	282	(105)	(119)
Other postretirement benefits	58	68	111	93
Loss and credit carryforwards	(1,782)	(1,566)	(751)	(537)
Valuation allowances	137	138	7	6
Partnership basis differences	466	390
Other	101	(109)	4	(10)
Total net deferred income tax liabilities	$5,097	$5,180	$3,166	$2,913
Deferred Investment Tax Credits – Regulated Operations	300	286	286	270
Total Deferred Taxes and Deferred Investment Tax Credits	$5,397	$5,466	$3,452	$3,183

At December 31, 2022, Dominion Energy had the following deductible loss and credit carryforwards:

	Deductible	Deferred	Valuation	Expiration
	Amount	Tax Asset	Allowance	Period
(millions)
Federal losses	$778	$163	$—	2037
Federal investment credits	—	874	—	2036-2042
Federal production and other credits	—	82	—	2036-2042
State losses	5,665	305	(51)	2023-2042
State minimum tax credits	—	271	—	No expiration
State investment and other credits	—	127	(86)	2023-2032
Total	$6,443	$1,822	$(137)

At December 31, 2022, Virginia Power had the following deductible loss and credit carryforwards:

	Deductible	Deferred	Valuation	Expiration
	Amount	Tax Asset	Allowance	Period
(millions)
Federal losses	$—	$—	$—
Federal investment credits	—	631	—	2036-2042
Federal production and other credits	—	80	—	2036-2042
State losses	513	31	—	2042
State investment and other credits	—	9	(7)	2024
Total	$513	$751	$(7)

A reconciliation of changes in Dominion Energy’s unrecognized tax benefits follows. Virginia Power does not have any unrecognized tax benefits in the periods presented:

	Dominion Energy
	2022	2021	2020
(millions)
Beginning balance	$128	$167	$175
Increases-prior period positions	8	48	18
Decreases-prior period positions	(8)	(59)	(19)
Increases-current period positions	2	2	1
Settlements with tax authorities	(3)	(26)	—
Expiration of statutes of limitations	(10)	(4)	(8)
Ending balance	$117	$128	$167

Certain unrecognized tax benefits, or portions thereof, if recognized, would affect the effective tax rate. Changes in these unrecognized tax benefits may result from remeasurement of amounts expected to be realized, settlements with tax authorities and expiration of statutes of limitations. For Dominion Energy and its subsidiaries, these unrecognized tax benefits were $64 million, $72 million and $140 million at December 31, 2022, 2021 and 2020, respectively. In discontinued operations, these unrecognized tax benefits were $33 million at both December 31, 2022 and 2021. For Dominion Energy, the change in these unrecognized tax benefits decreased income tax expense by $7 million, $34 million and $6 million in 2022, 2021 and 2020, respectively. For discontinued operations, the change in these unrecognized tax benefits increased income tax expense by $5 million in 2020.

Dominion Energy participates in the IRS Compliance Assurance Process which provides the opportunity to resolve complex tax matters with the IRS before filing its federal income tax returns, thus achieving certainty for such tax return filing positions agreed to by the IRS. The IRS has completed its audit of tax years through 2019. The statute of limitations has not yet expired for years after 2018. Although Dominion Energy has not received a final letter indicating no changes to its taxable income for tax years 2021 and 2020, no material adjustments are expected. The IRS examination of tax year 2022 is ongoing.

It is reasonably possible that settlement negotiations and expiration of statutes of limitations could result in a decrease in unrecognized tax benefits in 2023 by up to $39 million for Dominion Energy. If such changes were to occur, other than revisions of the accrual for interest on tax underpayments and overpayments, earnings could increase by up to $26 million for Dominion Energy. Otherwise, with regard to 2022 and prior years, the Companies cannot estimate the range of reasonably possible changes to unrecognized tax benefits that may occur in 2023.

For each of the major states in which Dominion Energy operates or previously operated, the earliest tax year remaining open for examination is as follows:

State	Earliest Open Tax Year
Pennsylvania(1)	2012
Connecticut	2019
Virginia(2)	2019
Utah(1)	2019
South Carolina	2019

(1)
Considered a major state for entities presented in discontinued operations.
(2)
Considered a major state for Virginia Power’s operations.

The Companies are also obligated to report adjustments resulting from IRS settlements to state tax authorities. In addition, if Dominion Energy utilizes operating losses or tax credits generated in years for which the statute of limitations has expired, such amounts are generally subject to examination.

NOTE 6. FAIR VALUE MEASUREMENTS

The Companies’ fair value measurements are made in accordance with the policies discussed in Note 2. See Note 7 for additional information about the Companies’ derivative and hedge accounting activities.

The Companies enter into certain physical and financial forwards, futures and options, which are considered Level 3 as they have one or more inputs that are not observable and are significant to the valuation. The discounted cash flow method is used to value Level 3 physical and financial forwards and futures contracts. An option model is used to value Level 3 physical options. The discounted cash flow model for forwards and futures calculates mark-to-market valuations based on forward market prices, original transaction prices, volumes, risk-free rate of return and credit spreads. The option model calculates mark-to-market valuations using variations of the Black-Scholes option model. The inputs into the models are the forward market prices, implied price volatilities, risk-free rate of return, the option expiration dates, the option strike prices, the original sales prices and volumes. For Level 3 fair value measurements, certain forward market prices and implied price volatilities are considered unobservable.

The following table presents the Companies' quantitative information about Level 3 fair value measurements at December 31, 2022. The range and weighted average are presented in dollars for market price inputs and percentages for price volatility.

				Dominion Energy			Virginia Power
	Valuation Techniques	Unobservable Input		Fair Value (millions)	Range	Weighted Average(1)	Fair Value (millions)	Range	Weighted Average(1)
Assets
Physical and financial forwards:
FTRs	Discounted cash flow	Market price (per MWh)	(3)	$214	2-24	6	$214	2-24	6
Electricity	Discounted cash flow	Market price (per MWh)	(3)	201	27-110	51	—	—	—
Physical options:
Natural gas(2)	Option model	Market price (per Dth)	(3)	22	3-16	10	22	3-16	10
		Price volatility	(4)		11%-63%	45%		11%-63%	45%
Total assets				$437			$236
Liabilities
Physical and financial forwards:
Natural gas(2)	Discounted cash flow	Market price (per Dth)	(3)	$10	(2)-4	(1)	$10	(2)-4	(1)
FTRs	Discounted cash flow	Market price (per MWh)	(3)	5	2-12	5	5	2-12	5
Total liabilities				$15			$15
(1)
Averages weighted by volume.
(2)
Includes basis.
(3)
Represents market prices beyond defined terms for Levels 1 and 2.
(4)
Represents volatilities unrepresented in published markets.

Sensitivity of the fair value measurements to changes in the significant unobservable inputs is as follows:

Significant Unobservable Inputs	Position	Change to Input	Impact on Fair Value Measurement
Market price	Buy	Increase (decrease)	Gain (loss)
Market price	Sell	Increase (decrease)	Loss (gain)
Price volatility	Buy	Increase (decrease)	Gain (loss)
Price volatility	Sell	Increase (decrease)	Loss (gain)

Nonrecurring Fair Value Measurements

See Note 3 for information on the nonrecurring fair value measurement associated with Dominion Energy's acquisition of Birdseye and its retained noncontrolling interest in Cove Point. See Note 9 for information regarding nonrecurring fair value measurements associated with charges related to Fowler Ridge, Dominion Energy's noncontrolling interest in businesses and assets contributed to Wrangler and Dominion Energy's noncontrolling ownership interest in Dominion Privatization. See Note 10 for information regarding impairment charges recorded by Dominion Energy associated with nonregulated solar facilities and non-wholly-owned nonregulated solar facilities in partnerships.

In 2021, Dominion Energy recorded a charge of $20 million ($15 million after-tax) in impairment of assets and other charges in its Consolidated Statements of Income (reflected in the Corporate and Other segment) to write off substantially all of the long-lived assets of its nonregulated retail software development operations to their estimated fair value, using a market approach, of less than $1 million. The valuation is considered a Level 2 fair value measurement given that it is based on bids received.

In 2021, Dominion Energy recorded a charge of $16 million ($12 million after-tax) in impairment of assets and other charges in its Consolidated Statements of Income to adjust a corporate office building down to its estimated fair value, using both an income and market approach, of $26 million. The valuation is considered a Level 3 measurement due to the use of significant judgmental and unobservable inputs, including projected timing and amount of future cash flows and discount rates inherent in the future cash flows and market prices. The corporate office building is reflected in the Corporate and Other segment and presented as held for sale in Dominion Energy’s Consolidated Balance Sheets at both December 31, 2022 and 2021.

Recurring Fair Value Measurements

Fair value measurements are separately disclosed by level within the fair value hierarchy with a separate reconciliation of fair value measurements categorized as Level 3. Fair value disclosures for assets held in the Companies' pension and other postretirement benefit plans are presented in Note 22.

The following table presents the Companies' assets and liabilities that are measured at fair value on a recurring basis for each hierarchy level, including both current and noncurrent portions:

	Dominion Energy				Virginia Power
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
(millions)
December 31, 2022
Assets
Derivatives:
Commodity	$—	$332	$437	$769	$—	$32	$236	$268
Interest rate	—	1,407	—	1,407	—	614	—	614
Investments(1):
Equity securities:
U.S.	3,810	—	—	3,810	2,028	—	—	2,028
Fixed income:
Corporate debt instruments	—	576	—	576	—	360	—	360
Government securities	161	1,059	—	1,220	90	542	—	632
Total assets	$3,971	$3,374	$437	$7,782	$2,118	$1,548	$236	$3,902
Liabilities
Derivatives:
Commodity	$—	$911	$15	$926	$—	$333	$15	$348
Interest rate	—	377	—	377	—	7	—	7
Foreign currency exchange rate	—	101	—	101	—	101	—	101
Total liabilities	$—	$1,389	$15	$1,404	$—	$441	$15	$456
December 31, 2021
Assets
Derivatives:
Commodity	$—	$52	$230	$282	$—	$36	$110	$146
Interest rate	—	323	—	323	—	146	—	146
Foreign currency exchange rate	—	8	—	8	—	8	—	8
Investments(1):
Equity securities:
U.S.	5,241	—	—	5,241	2,420	—	—	2,420
Fixed income:
Corporate debt instruments	—	881	—	881	—	531	—	531
Government securities	199	1,256	—	1,455	93	506	—	599
Cash equivalents and other	(29)	—	—	(29)	(3)	—	—	(3)
Total assets	$5,411	$2,520	$230	$8,161	$2,510	$1,227	$110	$3,847
Liabilities
Derivatives:
Commodity	$—	$461	$8	$469	$—	$125	$8	$133
Interest rate	—	399	—	399	—	337	—	337
Total liabilities	$—	$860	$8	$868	$—	$462	$8	$470

(1)
Includes investments held in the nuclear decommissioning trusts and rabbi trusts. Excludes $404 million and $366 million of assets at Dominion Energy, inclusive of $161 million and $185 million at Virginia Power, at December 31, 2022 and 2021, respectively, measured at fair value using NAV (or its equivalent) as a practical expedient which are not required to be categorized in the fair value hierarchy.

The following table presents the net change in the Companies' assets and liabilities measured at fair value on a recurring basis and included in the Level 3 fair value category:

	Dominion Energy			Virginia Power
	2022	2021	2020	2022	2021	2020
(millions)
Beginning balance	$222	$103	$(37)	$102	$103	$(37)
Total realized and unrealized gains (losses):
Included in earnings:
Operating Revenue	2	(9)	—	—	—	—
Electric fuel and other energy-related purchases	444	10	(33)	382	4	(33)
Discontinued operations	—	—	1	—	—	—
Included in regulatory assets/liabilities	183	119	140	102	(1)	140
Settlements	(455)	(10)	33	(393)	(4)	33
Purchases	28	—	—	28	—	—
Sales	—	—	(1)	—	—	—
Transfers out of Level 3	(2)	9	—	—	—	—
Ending balance	$422	$222	$103	$221	$102	$103

The Companies’ had no unrealized gains and losses included in earnings in the Level 3 fair value category relating to assets/liabilities still held at the reporting date for the years ended December 31, 2022, 2021 and 2020.

Fair Value of Financial Instruments

Substantially all of the Companies’ financial instruments are recorded at fair value, with the exception of the instruments described below, which are reported at historical cost. Estimated fair values have been determined using available market information and valuation methodologies considered appropriate by management. The carrying amount of cash, restricted cash and equivalents, customer and other receivables, affiliated receivables, short-term debt, affiliated current borrowings, payables to affiliates and accounts payable are representative of fair value because of the short-term nature of these instruments. For the Companies’ financial instruments that are not recorded at fair value, the carrying amounts and estimated fair values are as follows:

	Dominion Energy		Virginia Power
	Carrying Amount	Estimated Fair Value(1)	Carrying Amount	Estimated Fair Value(1)
(millions)
December 31, 2022
Long-term debt(2)	$39,680	$36,426	$15,616	$14,067
Supplemental credit facility borrowings	450	450
Junior subordinated notes(2)	1,387	1,340
December 31, 2021
Long-term debt(2)	$35,996	$40,947	$13,753	$16,021
Junior subordinated notes(2)	1,386	1,470

(1)
Fair value is estimated using market prices, where available, and interest rates currently available for issuance of debt with similar terms and remaining maturities. All fair value measurements are classified as Level 2. The carrying amount of debt issuances with short-term maturities and variable rates refinanced at current market rates is a reasonable estimate of their fair value.
(2)
Carrying amount includes current portions included in securities due within one year and amounts which represent the unamortized debt issuance costs and discount or premium. At December 31, 2021, the carrying amount of Dominion Energy’s long-term debt included the valuation of certain fair value hedges associated with fixed-rate debt of $2 million. There were no fair value hedges associated with fixed-rate debt at December 31, 2022. Additionally, Dominion Energy carrying amounts include portions classified as current liabilities held for sale and noncurrent liabilities held for sale at both December 31, 2022 and 2021.
NOTE 7. DERIVATIVES AND HEDGE ACCOUNTING ACTIVITIES

See Note 2 for the Companies’ accounting policies, objectives, and strategies for using derivative instruments. See Notes 2 and 6 for further information about fair value measurements and associated valuation methods for derivatives.

Cash collateral is used in the table below to offset derivative assets and liabilities. In February 2022, Dominion Energy entered into contracts representing offsetting positions to certain existing exchange contracts with collateral requirements as well as new over-the-counter transactions that are not subject to collateral requirements. These contracts resulted in positions which limit the risk of increased cash collateral requirements. Certain accounts receivable and accounts payable recognized on the Companies’ Consolidated Balance Sheets, letters of credit and other forms of securities, as well as certain other long-term debt, all of which are not included in the tables below, are subject to offset under master netting or similar arrangements and would reduce the net exposure. See Note 18 for further information regarding other long-term debt, in the form of restructured derivatives, subject to offset under master netting or similar agreements. See Note 24 for further information regarding credit-related contingent features for the Companies derivative instruments.

Balance Sheet Presentation

The tables below present the Companies' derivative asset and liability balances by type of financial instrument, if the gross amounts recognized in its Consolidated Balance Sheets were netted with derivative instruments and cash collateral received or paid:

	Dominion Energy Gross Amounts Not Offset in the Consolidated Balance Sheet				Virginia Power Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Assets Presented in the Consolidated Balance Sheet(1)	Financial Instruments	Cash Collateral Received	Net Amounts	Gross Assets Presented in the Consolidated Balance Sheet(1)	Financial Instruments	Cash Collateral Received	Net Amounts
(millions)
December 31, 2022
Commodity contracts:
Over-the-counter	$408	$28	$—	$380	$238	$7	$—	$231
Exchange	160	159	—	1	—	—	—	—
Interest rate contracts:
Over-the-counter	1,407	248	—	1,159	614	38	—	576
Total derivatives, subject to a master netting or similar arrangement	$1,975	$435	$—	$1,540	$852	$45	$—	$807
December 31, 2021
Commodity contracts:
Over-the-counter	$153	$13	$—	$140	$110	$8	$—	$102
Exchange	9	7	—	2	7	7	—	—
Interest rate contracts:
Over-the-counter	323	49	—	274	146	20	—	126
Foreign currency exchange rate contracts:
Over-the-counter	8	—	—	8	8	—	—	8
Total derivatives, subject to a master netting or similar arrangement	$493	$69	$—	$424	$271	$35	$—	$236

(1)
Excludes derivative assets of $201 million and $120 million at Dominion Energy, and $30 million and $29 million at Virginia Power, at December 31, 2022 and 2021, respectively, which are not subject to master netting or similar arrangements.

	Dominion Energy Gross Amounts Not Offset in the Consolidated Balance Sheet				Virginia Power Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Liabilities Presented in the Consolidated Balance Sheet(1)	Financial Instruments	Cash Collateral Paid	Net Amounts	Gross Liabilities Presented in the Consolidated Balance Sheet(1)	Financial Instruments	Cash Collateral Paid	Net Amounts
(millions)
December 31, 2022
Commodity contracts:
Over-the-counter	$443	$34	$71	$338	$146	$13	$71	$62
Exchange	483	159	324	—	176	—	176	—
Interest rate contracts:
Over-the-counter	377	210	1	166	7	—	—	7
Foreign currency exchange rate contracts:
Over-the-counter	101	32	—	69	101	32	—	69
Total derivatives, subject to a master netting or similar arrangement	$1,404	$435	$396	$573	$430	$45	$247	$138
December 31, 2021
Commodity contracts:
Over-the-counter	$95	$13	$54	$28	$84	$8	$54	$22
Exchange	374	7	367	—	43	7	36	—
Interest rate contracts:
Over-the-counter	399	49	11	339	337	20	—	317
Total derivatives, subject to a master netting or similar arrangement	$868	$69	$432	$367	$464	$35	$90	$339

(1)
Excludes derivative liabilities of $26 million and $6 million at Virginia Power at December 31, 2022 and 2021, respectively, which are not subject to master netting or similar arrangements. Dominion Energy did not have any derivative liabilities at December 31, 2022 or 2021 which were not subject to master netting or similar arrangements.

Volumes

The following table presents the volume of the Companies' derivative activity as of December 31, 2022. These volumes are based on open derivative positions and represent the combined absolute value of their long and short positions, except in the case of offsetting transactions, for which they represent the absolute value of the net volume of their long and short positions.

	Dominion Energy		Virginia Power
	Current	Noncurrent	Current	Noncurrent
Natural Gas (bcf):
Fixed price	50	2	41	2
Basis(1)	154	414	140	407
Electricity (MWh in millions):
Fixed price	16	35	8	9
FTRs	45	—	45	—
Oil (Gal in millions)	6	—	6	—
Interest rate(2) (in millions)	$2,003	$10,707	$1,600	$1,950
Foreign currency exchange rate(2) (in millions)
Danish Krone	394 kr.	4,167 kr.	394 kr.	4,167 kr.
Euro	€780	€2,131	€780	€2,131

(1)
Includes options.
(2)
Maturity is determined based on final settlement period.

AOCI

The following table presents selected information related to losses on cash flow hedges included in AOCI in the Companies' Consolidated Balance Sheets at December 31, 2022:

	Dominion Energy			Virginia Power
	AOCI After-Tax	Amounts Expected to be Reclassified to Earnings During the Next 12 Months After-Tax	Maximum Term	AOCI After-Tax	Amounts Expected to be Reclassified to Earnings During the Next 12 Months After-Tax	Maximum Term
(millions)
Interest rate	$(249)	$(33)	396 months	$16	$(1)	396 months
Total	$(249)	$(33)		$16	$(1)

The amounts that will be reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., interest rate payments) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies and will vary from the expected amounts presented above as a result of changes in interest rates.

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings and presented in the same line item. There were no derivative instruments designated as fair value hedges during the years ended December 31, 2022, 2021 and 2020.

The following table presents the amounts recorded on Dominion Energy's Consolidated Balance Sheets related to cumulative basis adjustments for fair value hedges all of which related to discontinued hedging relationships at both December 2022 and 2021, respectively:

	Carrying Amount of the Hedged Assets (Liabilities)		Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets (Liabilities)
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(millions)
Long-term debt	$—	$(352)	$—	$(2)

Virginia Power had no amounts recorded in its Consolidated Balance Sheets related to fair value hedges at December 31, 2022 or 2021.

Fair Value and Gains and Losses on Derivative Instruments

The following tables present the fair values of the Companies' derivatives and where they are presented in their Consolidated Balance Sheets:

	Dominion Energy			Virginia Power
	Fair Value – Derivatives under Hedge Accounting	Fair Value – Derivatives not under Hedge Accounting	Total Fair Value	Fair Value – Derivatives under Hedge Accounting	Fair Value – Derivatives not under Hedge Accounting	Total Fair Value
(millions)
At December 31, 2022
ASSETS
Current Assets
Commodity	$—	$532	$532	$—	$264	$264
Interest rate	501	104	605	501	—	501
Total current derivative assets(1)	501	636	1,137	501	264	765
Noncurrent Assets
Commodity	—	237	237	—	4	4
Interest rate	113	689	802	113	—	113
Total noncurrent derivative assets(2)(3)	113	926	1,039	113	4	117
Total derivative assets	$614	$1,562	$2,176	$614	$268	$882
LIABILITIES
Current Liabilities
Commodity	$—	$700	$700	$—	$290	$290
Interest rate	—	70	70	—	—	—
Foreign currency exchange rate	—	8	8	—	8	8
Total current derivative liabilities(4)	—	778	778	—	298	298
Noncurrent Liabilities
Commodity	—	226	226	—	58	58
Interest rate	7	300	307	7	—	7
Foreign currency exchange rate	—	93	93	—	93	93
Total noncurrent derivative liabilities(5)(6)	7	619	626	7	151	158
Total derivative liabilities	$7	$1,397	$1,404	$7	$449	$456
At December 31, 2021
ASSETS
Current Assets
Commodity	$—	$103	$103	$—	$74	$74
Interest rate	1	17	18	1	—	1
Foreign currency exchange rate	—	1	1	—	1	1
Total current derivative assets(1)	1	121	122	1	75	76
Noncurrent Assets
Commodity	—	179	179	—	72	72
Interest rate	145	160	305	145	—	145
Foreign currency exchange rate	—	7	7	—	7	7
Total noncurrent derivative assets(3)	145	346	491	145	79	224
Total derivative assets	$146	$467	$613	$146	$154	$300
LIABILITIES
Current Liabilities
Commodity	$—	$304	$304	$—	$92	$92
Interest rate	42	13	55	42	—	42
Total current derivative liabilities(4)	42	317	359	42	92	134
Noncurrent Liabilities
Commodity	—	165	165	—	41	41
Interest rate	295	49	344	295	—	295
Total noncurrent derivative liabilities(5)(6)	295	214	509	295	41	336
Total derivative liabilities	$337	$531	$868	$337	$133	$470

(1)
Includes $118 million and $6 million reported in current assets held for sale in Dominion Energy's Consolidated Balance Sheets at December 31, 2022 and 2021, respectively.
(2)
Includes $1 million reported in noncurrent assets held for sale in Dominion Energy's Consolidated Balance Sheets at December 31, 2022.

(3)
Virginia Power’s noncurrent derivative assets are presented in other deferred charges and other assets in its Consolidated Balance Sheets.
(4)
Includes $6 million and $3 million reported in current liabilities held for sale in Dominion Energy's Consolidated Balance Sheets at December 31, 2022 and 2021, respectively.
(5)
Includes $1 million reported in noncurrent liabilities held for sale in Dominion Energy's Consolidated Balance Sheets at both December 31, 2022 and 2021.
(6)
Virginia Power’s noncurrent derivative liabilities are presented in other deferred credits and other liabilities in its Consolidated Balance Sheets.

The following tables present the gains and losses on the Companies' derivatives, as well as where the associated activity is presented in their Consolidated Balance Sheets and Statements of Income:

	Dominion Energy			Virginia Power
Derivatives in cash flow hedging relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives(1)	Amount of Gain (Loss) Reclassified from AOCI to Income	Increase (Decrease) in Derivatives Subject to Regulatory Treatment(2)	Amount of Gain (Loss) Recognized in AOCI on Derivatives(1)	Amount of Gain (Loss) Reclassified from AOCI to Income	Increase (Decrease) in Derivatives Subject to Regulatory Treatment(2)
(millions)
Year Ended December 31, 2022
Derivative type and location of gains (losses):
Interest rate(3)	$89	$(57)	$855	$80	$(2)	$854
Total	$89	$(57)	$855	$80	$(2)	$854
Year Ended December 31, 2021
Derivative type and location of gains (losses):
Commodity(4)		$(1)
Interest rate(3)	$21	(60)	$135	$17	$(3)	$130
Total	$21	$(61)	$135	$17	$(3)	$130
Year Ended December 31, 2020
Derivative type and location of gains (losses):
Commodity:
Operating revenue		$25
Purchased gas		(4)
Discontinued operations		2
Total commodity	$—	$23	$—	$—	$—	$—
Interest rate:
Interest and related charges		$(83)		$(37)	$(2)	$(338)
Discontinued operations		(236)
Total interest rate	$(309)	$(319)	$(332)	$(37)	$(2)	$(338)
Foreign currency exchange rate(5)	(11)	(6)	—			—
Total	$(320)	$(302)	$(332)	$(37)	$(2)	$(338)

(1)
Amounts deferred into AOCI have no associated effect in the Companies' Consolidated Statements of Income.
(2)
Represents net derivative activity deferred into and amortized out of regulatory assets/liabilities. Amounts deferred into regulatory assets/liabilities have no associated effect in the Companies' Consolidated Statements of Income.
(3)
Amounts recorded in the Companies' Consolidated Statements of Income are classified in interest and related charges.
(4)
Amounts recorded in Dominion Energy’s Consolidated Statements of Income are classified in purchased gas.
(5)
Amounts recorded in Dominion Energy’s Consolidated Statements of Income are classified in discontinued operations.

	Amount of Gain (Loss) Recognized in Income on Derivatives(1)(2)
Derivatives not designated as hedging instruments	Dominion Energy			Virginia Power
Year Ended December 31,	2022	2021	2020	2022	2021	2020
(millions)
Derivative type and location of gains (losses):
Commodity:
Operating revenue	$(729)	$(487)	$73	$(303)	$(62)	$(104)
Purchased gas	13	(1)	(20)
Electric fuel and other energy-related purchases	514	16	(104)	453	9	—
Discontinued operations	8	—	(11)
Interest rate:
Interest and related charges	406	89	87
Discontinued operations	244	8	5
Foreign currency exchange rate:
Discontinued operations	—	—	12
Total	$456	$(375)	$42	$150	$(53)	$(104)

(1)
Includes derivative activity amortized out of regulatory assets/liabilities. Amounts deferred into regulatory assets/liabilities have no associated effect in the Companies' Consolidated Statements of Income.
(2)
Excludes amounts related to foreign currency exchange rate derivatives that are deferred to plant under construction within property, plant and equipment and regulatory assets/liabilities that will begin to amortize once the CVOW Commercial Project is placed in service.
NOTE 8. EARNINGS PER SHARE

The following table presents the calculation of Dominion Energy’s basic and diluted EPS:

	2022	2021	2020
(millions, except EPS)
Net income attributable to Dominion Energy from continuing operations	$22	$1,931	$1,039
Preferred stock dividends (see Note 19)	(93)	(68)	(65)
Net income attributable to Dominion Energy from continuing operations - Basic	(71)	1,863	974
Dilutive effect of 2019 Equity Units(1)	—	—	(11)
Net income attributable to Dominion Energy from continuing operations - Diluted	$(71)	$1,863	$963
Net income (loss) attributable to Dominion Energy from discontinued operations - Basic & Diluted	$972	$1,357	$(1,440)
Average shares of common stock outstanding – Basic	823.9	807.8	831.0
Net effect of dilutive securities(2)	—	0.7	—
Average shares of common stock outstanding – Diluted	823.9	808.5	831.0
EPS from continuing operations - Basic	$(0.09)	$2.30	$1.17
EPS from discontinued operations - Basic	1.18	1.68	(1.73)
EPS attributable to Dominion Energy - Basic	$1.09	$3.98	$(0.56)
EPS from continuing operations - Diluted	$(0.09)	$2.30	$1.16
EPS from discontinued operations - Diluted	1.18	1.68	(1.73)
EPS attributable to Dominion Energy - Diluted	$1.09	$3.98	$(0.57)
(1)
As discussed in Note 19, effective in June 2022 through its redemption in September 2022, the Series A Preferred Stock was considered to be mandatorily redeemable and was classified in current liabilities. In accordance with revised accounting standards effective January 2022, a fair value adjustment, if dilutive, of the Series A Preferred Stock was no longer included in applying the if converted method to the 2019 Equity Units. In addition, diluted net income was no longer reduced by the Series A Preferred Stock dividends. No fair value adjustment was necessary for 2021.
(2)
Dilutive securities for 2021 consist primarily of stock potentially to be issued to satisfy the obligation under a settlement agreement with the SCDOR (applying the if converted method) as well as forward sales agreements entered into in November 2021 and settled in December 2022 (applying the treasury stock method). See Notes 20 and 23 for additional information.

The 2019 Equity Units, prior to settlement in June 2022, and the Q-Pipe Transaction deposit, prior to being settled in cash in July 2021, were potentially dilutive instruments. See Notes 3 and 19 for additional information.

As a result of a net loss attributable to Dominion Energy from continuing operations for the year ended December 31, 2022, any adjustments to earnings or shares would be considered antidilutive and are therefore excluded from the calculation of diluted earnings per share from continuing operations.

For the years ended December 31, 2021 and 2020, the forward stock purchase contracts included within the 2019 Equity Units were excluded from the calculation of diluted EPS from continuing operations as the dilutive stock price threshold was not met. The Series

A Preferred Stock included within the 2019 Equity Units is excluded from the effect of dilutive securities within diluted EPS from continuing operations, but a fair value adjustment is reflected within net income attributable to Dominion Energy from continuing operations for the calculation of diluted EPS from continuing operations for the year ended December 31, 2020, based upon the expectation that the conversion would be settled in cash rather than through the issuance of Dominion Energy common stock. As described in Note 19, effective November 2021 any settlement of the conversion up to $1,000 per share was payable in cash, and any amount in excess of $1,000 per share could have been settled in cash, common stock or a combination thereof. For the year ended December 31, 2021, a fair value adjustment related to the Series A Preferred Stock included within the 2019 Equity Units is excluded from the calculation of diluted EPS from continuing operations, as such fair value adjustment was not dilutive during the period.

The impact of settling the deposit associated with the Q-Pipe Transaction in shares is excluded from the calculation for the years ending December 31, 2021 and 2020 based upon the expectation Dominion Energy would settle in cash, which occurred in July 2021, rather than through the issuance of shares of Dominion Energy common stock.

NOTE 9. INVESTMENTS

Dominion Energy

Equity and Debt Securities

Short-Term Deposit

In May 2022, Dominion Energy entered into an agreement with a financial institution and committed to make a short-term deposit of at least $1.6 billion but not more than $2.0 billion to be posted as collateral to secure its $1.6 billion redemption obligation of the Series A Preferred Stock as described in Note 19. In May 2022, Dominion Energy funded the short-term deposit in the amount of $2.0 billion, which earned interest income at an annual rate of 1.75% through its maturity in September 2022.

Rabbi Trust Securities

Equity and fixed income securities and cash equivalents in Dominion Energy’s rabbi trusts and classified as trading totaled $111 million and $122 million at December 31, 2022 and 2021, respectively.

Decommissioning Trust Securities

The Companies hold equity and fixed income securities and cash equivalents, and Dominion Energy also holds insurance contracts, in nuclear decommissioning trust funds to fund future decommissioning costs for its nuclear plants. The Companies' decommissioning trust funds are summarized below:

		Dominion Energy					Virginia Power
	Amortized Cost	Total Unrealized Gains	Total Unrealized Losses		Allowance for Credit Losses	Fair Value	Amortized Cost	Total Unrealized Gains	Total Unrealized Losses		Allowance for Credit Losses	Fair Value
(millions)
December 31, 2022
Equity securities:(1)
U.S.	$1,378	$2,501	$(46)			$3,833	$858	$1,304	$(35)			$2,127
Fixed income securities:(2)
Corporate debt instruments	640	1	(65)		$—	576	406	1	(47)		$—	360
Government securities	1,252	4	(70)		—	1,186	664	2	(35)		—	631
Common/ collective trust funds	98	—	—		—	98	61	—	—		—	61
Insurance contracts	221	—	—			221
Cash equivalents and other(3)	43	—	—		—	43	23	—	—		—	23
Total	$3,632	$2,506	$(181)	(4)	$—	$5,957	$2,012	$1,307	$(117)	(4)	$—	$3,202
December 31, 2021
Equity securities:(1)
U.S.	$1,567	$3,734	$(13)			$5,288	$841	$1,720	$(11)			$2,550
Fixed income securities:(2)
Corporate debt instruments	854	32	(5)		$—	881	517	17	(3)		$—	531
Government securities	1,382	43	(7)		—	1,418	584	16	(2)		—	598
Common/ collective trust funds	168	4	—		—	172	53	—	—		—	53
Insurance contracts	255	—	—			255
Cash equivalents and other(3)	9	2	(75)		—	(64)	2	—	—		—	2
Total	$4,235	$3,815	$(100)	(4)	$—	$7,950	$1,997	$1,753	$(16)	(4)	$—	$3,734

(1)
Unrealized gains and losses on equity securities are included in other income and the nuclear decommissioning trust regulatory liability as discussed in Note 2.

(2)
Unrealized gains and losses on fixed income securities are included in AOCI and the nuclear decommissioning trust regulatory liability as discussed in Note 2. Changes in allowance for credit losses are included in other income.
(3)
Dominion Energy includes pending sales of securities of $42 million and pending purchases of securities of $35 million at December 31, 2022 and 2021, respectively. Virginia Power includes pending sales of securities of $24 million and $5 million at December 31, 2022 and 2021, respectively.
(4)
Dominion Energy's fair value of securities in an unrealized loss position was $1.6 billion and $883 million at December 31, 2022 and 2021, respectively. Virginia Power's fair value of securities in an unrealized loss position was $946 million and $425 million at December 31, 2022 and 2021, respectively.

The portion of unrealized gains and losses that relates to equity securities held within Dominion Energy and Virginia Power's nuclear decommissioning trusts is summarized below:

	Dominion Energy			Virginia Power
Year Ended December 31,	2022	2021	2020	2022	2021	2020
(millions)
Net gains (losses) recognized during the period	$(848)	$1,072	$512	$(436)	$552	$224
Less: Net (gains) losses recognized during the period on securities sold during the period	8	(346)	(16)	(7)	(190)	(6)
Unrealized gains (losses) recognized during the period on securities still held at period end(1)	$(840)	$726	$496	$(443)	$362	$218
(1)
Included in other income and the nuclear decommissioning trust regulatory liability as discussed in Note 2.

The fair value of Dominion Energy and Virginia Power's fixed income securities with readily determinable fair values held in nuclear decommissioning trust funds at December 31, 2022 by contractual maturity is as follows:

	Dominion Energy	Virginia Power
(millions)
Due in one year or less	$146	$80
Due after one year through five years	511	280
Due after five years through ten years	442	279
Due after ten years	761	413
Total	$1,860	$1,052

Presented below is selected information regarding Dominion Energy and Virginia Power's equity and fixed income securities with readily determinable fair values held in nuclear decommissioning trust funds.

	Dominion Energy			Virginia Power
Year Ended December 31,	2022	2021	2020	2022	2021	2020
(millions)
Proceeds from sales	$3,282	$3,985	$4,278	$1,538	$1,791	$884
Realized gains(1)	143	441	340	48	228	88
Realized losses(1)	296	91	297	107	35	68
(1)
Includes realized gains and losses recorded to the nuclear decommissioning trust regulatory liability as discussed in Note 2.

EQUITY METHOD INVESTMENTS

Investments that Dominion Energy accounts for under the equity method of accounting are as follows:

			Investment
Company	Ownership%		Balance				Description
As of December 31,			2022		2021
(millions)
Cove Point	50%		$2,673	(3)	$2,738	(3)	LNG import/export and storage facility
Atlantic Coast Pipeline	53%		—	(4)	—	(4)	Gas transmission system
Wrangler	15%	(2)	—		68		Nonregulated retail energy marketing
Align RNG(1)	50%		103		74		Renewable natural gas
Dominion Privatization	50%		176		—		Military electric and gas
Other	various		60	(5)	52	(5)
Total			$3,012		$2,932

(1)
Dominion Energy’s unfunded commitment to be made to Align RNG by the end of 2022 was $8 million at December 31, 2021. The commitment was fully paid in January 2022.
(2)
Dominion Energy’s sold its remaining 15% ownership interest in March 2022, following a previous sale of 5% of its ownership interest in 2021. See discussion below.
(3)
Presented in noncurrent assets held for sale in Dominion Energy's Consolidated Balance Sheets at December 31, 2022 and 2021.
(4)
Dominion Energy’s Consolidated Balance Sheets include a liability associated with its investment in Atlantic Coast Pipeline of $114 million and $113 million at December 31, 2022 and 2021, respectively, presented in other current liabilities. See discussion below for additional information.
(5)
Includes balances presented in noncurrent assets held for sale in Dominion Energy's Consolidated Balance Sheets of $43 million and $32 million as of December 31, 2022 and 2021, respectively.

Dominion Energy recorded equity earnings (losses) on its investments of $21 million, $15 million and $(1) million for the years ended December 31, 2022, 2021 and 2020, respectively, in other income (expense) in its Consolidated Statements of Income. In addition, Dominion Energy recorded equity earnings (losses) of $271 million, $244 million and $(2.3) billion for the years ended December 31, 2022, 2021 and 2020, respectively, in discontinued operations including amounts related to its investments in Cove Point and Atlantic Coast Pipeline discussed below. Dominion Energy received distributions from these investments of $355 million, $332 million and $167 million for the years ended December 31, 2022, 2021 and 2020, respectively. As of December 31, 2022 and 2021, the net difference between the carrying amount of Dominion Energy’s investments and its share of underlying equity in net assets was $223 million and $244 million, respectively. At December 31, 2022, these differences are comprised of $9 million of equity method goodwill that is not being amortized, $215 million basis difference from Dominion Energy’s investment in Cove Point, which is being amortized over the useful lives of the underlying assets and a net $(1) million basis difference primarily attributable to capitalized interest. At December 31, 2021, these differences are comprised of $27 million of equity method goodwill that is not being amortized, $221 million basis difference from Dominion Energy’s investment in Cove Point, which is being amortized over the useful lives of the underlying assets and a net $(4) million basis difference primarily attributable to an unfunded commitment made to Align RNG.

Cove Point

In November 2020, in conjunction with the GT&S Transaction, Dominion Energy sold 100% of its general partner interest and 25% of the total limited partner interest in Cove Point. Dominion Energy retained a 50% noncontrolling limited partnership interest in Cove Point which is accounted for as an equity method investment as Dominion Energy has the ability to exercise significant influence over, but not control, Cove Point. See Note 3 for further information regarding the GT&S Transaction.

Income before income taxes recorded for 100% of Cove Point for the years ended December 31, 2022, 2021 and 2020 was $574 million, $528 million and $511 million, respectively. For the periods prior to closing of the GT&S Transaction, earnings attributable to Dominion Energy are presented in discontinued operations. Subsequent to the closing of the GT&S Transaction, earnings attributable to Dominion Energy are considered earnings on equity method investees. In 2020, earnings attributable to Dominion Energy of $40 million are considered earnings on equity method investees.

Dominion Energy recorded distributions from Cove Point of $344 million, $300 million and $70 million for the years ended December 31, 2022, 2021 and 2020 (after the date of disposal), respectively. Dominion Energy made no contributions to Cove Point for the years ended December 31, 2022, 2021 or 2020 (after the date of disposal).

In July 2023, Dominion Energy entered into an agreement to sell its 50% noncontrolling limited partnership interest in Cove Point to BHE for cash consideration of $3.3 billion which closed in September 2023 after all customary closing and regulatory conditions were satisfied, including clearance under the Hart-Scott-Rodino Act and approval from the DOE. The sale is treated as an asset sale for tax purposes. In addition, Dominion Energy received proceeds of $199 million from the settlement of related interest rate derivatives. In connection with closing, Dominion Energy utilized proceeds, as required, to repay DECP Holding's term loan secured by its noncontrolling interest in Cove Point, which had an outstanding balance of $2.2 billion, and $750 million of outstanding borrowings under Dominion Energy’s two $600 million 364-day term loan facilities entered in July 2023.

In September 2023, as a result of Dominion Energy entering agreements for the East Ohio, PSNC and Questar Gas Transactions, Dominion Energy’s 50% noncontrolling limited partnership interest in Cove Point also met the requirements to be presented as discontinued operations and held for sale as both disposition activities were executed in connection with Dominion Energy’s comprehensive business review announced in November 2022. In addition, interest expense associated with DECP Holding's term loan secured by its noncontrolling interest in Cove Point and related interest rate derivatives have been classified as discontinued operations. As a result, the previously reported amounts have been recast to reflect this presentation.

Amounts presented in discontinued operations within Dominion Energy's Consolidated Statements of Income for the years ended December 31, 2022, 2021 and 2020 also include $277 million, $259 million and $40 million, respectively, for earnings on equity method investees and $(160) million and $12 million of interest expense (benefit) for the years ended December 31, 2022 and 2021, respectively. In addition, amounts presented in discontinued operations include $92 million, $60 million and $8 million, respectively, of income tax expense.

All activity relating to Dominion Energy’s noncontrolling interest in Cove Point is recorded, following the segment change discussed in Note 1, within the Corporate and Other segment. See Note 3 for further information regarding the GT&S Transaction.

Atlantic Coast Pipeline

In September 2014, Dominion Energy, along with Duke Energy and Southern, announced the formation of Atlantic Coast Pipeline for the purpose of constructing an approximately 600-mile natural gas pipeline running from West Virginia through Virginia to North Carolina. Subsidiaries and affiliates of Dominion Energy, Duke Energy and Southern had planned to be customers of the pipeline under 20-year contracts.

In March 2020, Dominion Energy completed the acquisition from Southern of its 5% membership interest in Atlantic Coast Pipeline and its 100% ownership interest in Pivotal LNG, Inc., for $184 million in aggregate, subject to certain purchase price adjustments. Pivotal LNG, Inc. includes a 50% noncontrolling interest in JAX LNG. Following completion of the acquisition, Dominion Energy owns a 53% noncontrolling membership interest in Atlantic Coast Pipeline with Duke Energy owning the remaining interest.

Atlantic Coast Pipeline continues to be accounted for as an equity method investment as the power to direct the activities most significant to Atlantic Coast Pipeline is shared with Duke Energy. As a result, Dominion Energy has the ability to exercise significant influence, but not control, over the investee.

The Atlantic Coast Pipeline Project had been the subject of challenges in federal courts including, among others, challenges of the Atlantic Coast Pipeline Project’s biological opinion and incidental take statement, permits providing right of way crossings of certain federal lands, the U.S. Army Corps of Engineers 404 permit, the air permit for a compressor station at Buckingham, Virginia, and the FERC order approving the CPCN. Each of these challenges alleged non-compliance on the part of federal and state permitting authorities and adverse ecological consequences if the Atlantic Coast Pipeline Project was permitted to proceed. Since December 2018, notable developments in these challenges included a stay in December 2018 issued by the U.S. Court of Appeals for the Fourth Circuit and the same court’s July 2019 vacatur of the biological opinion and incidental take statement (which stay and subsequent vacatur halted most project construction activity), the U.S. Court of Appeals for the Fourth Circuit decisions vacating the permits to cross certain federal forests and the air permit for a compressor station at Buckingham, Virginia, the U.S. Court of Appeals for the Fourth Circuit’s remand to the U.S. Army Corps of Engineers of Atlantic Coast Pipeline’s Huntington District 404 verification and the U.S. Court of Appeals for the Fourth Circuit’s remand to the National Park Service of Atlantic Coast Pipeline’s Blue Ridge Parkway right-of-way. In June 2019, the Solicitor General of the U.S. and Atlantic Coast Pipeline filed petitions requesting that the Supreme Court of the U.S. hear the case regarding the Appalachian Trail crossing and in June 2020, the Supreme Court of the U.S. ruled in favor of the Atlantic Coast Pipeline, reversing the lower court’s decision and remanding the case back to the U.S. Court of Appeals for the Fourth Circuit.

The project also faced new and serious challenges from uncertainty related to NWP 12, specifically, from the decision of the U.S. District Court for the District of Montana in April 2020 vacating an NWP 12 issued by the U.S. Army Corps of Engineers, including among other things gas pipelines, followed by a U.S. Court of Appeals for the Ninth Circuit ruling in May 2020 denying a stay of that decision. In July 2020, the Supreme Court of the U.S. issued an order allowing other new oil and gas pipeline projects to use the NWP 12 process pending appeal to the U.S. Court of Appeals for the Ninth Circuit; however, that did not decrease the uncertainty associated with an eventual ruling. The Montana district court decision was viewed as likely to prompt similar challenges in other federal circuit courts related to permits issued under NWP 12, including for the Atlantic Coast Pipeline Project.

In July 2020, as a result of ongoing permitting delays, growing legal uncertainties and the need to incur significant capital expenditures to maintain project timing before such uncertainties could be resolved, Dominion Energy and Duke Energy announced the cancellation of the Atlantic Coast Pipeline Project.

Dominion Energy recorded equity method losses of $2.3 billion ($1.8 billion after-tax) for the year ended December 31, 2020, as a result of the determination of the probable abandonment of the Atlantic Coast Pipeline Project in June 2020, and $7 million ($5 million after-tax) and $20 million ($14 million after-tax) for the years ended December 31, 2022 and 2021, respectively. In connection with Dominion Energy’s decision to sell substantially all of its gas transmission and storage operations, Dominion Energy has reflected the results of its equity method investment in Atlantic Coast Pipeline as discontinued operations in its Consolidated Statements of Income. As a result of its share of equity losses exceeding its investment, Dominion Energy’s Consolidated Balance Sheets at December 31, 2022 and 2021 include a liability of $114 million and $113 million, respectively, presented in other current liabilities and reflecting Dominion Energy’s obligations to Atlantic Coast Pipeline related to AROs.

In October 2017, Dominion Energy entered into a guarantee agreement to support a portion of Atlantic Coast Pipeline’s obligation under a $3.4 billion revolving credit facility with a stated maturity date of October 2021. In July 2020, the capacity of the revolving credit facility was reduced from $3.4 billion to $1.9 billion. In February 2021, Atlantic Coast Pipeline repaid the outstanding borrowed amounts and terminated its revolving credit facility. Concurrently, Dominion Energy’s related guarantee agreement to support its portion of the Atlantic Coast Pipeline’s borrowings was also terminated. In 2020, Dominion Energy recorded a $48 million adjustment related to this guarantee agreement, reflected within equity as a cumulative effect of a change in accounting principle upon adoption of a new credit loss standard in January 2020.

Dominion Energy recorded contributions of $3 million, $965 million and $107 million during the years ended December 31, 2022, 2021 and 2020, respectively, to Atlantic Coast Pipeline.

Dominion Energy expects to incur additional losses from Atlantic Coast Pipeline as it completes wind-down activities. While Dominion Energy is unable to precisely estimate the amounts to be incurred by Atlantic Coast Pipeline, the portion of such amounts attributable to Dominion Energy is not expected to be material to Dominion Energy’s results of operations, financial position or statement of cash flows.

DETI provided services to Atlantic Coast Pipeline which totaled $49 million during the year ended December 31, 2020 (prior to closing of the GT&S Transaction), included in discontinued operations in Dominion Energy’s Consolidated Statements of Income.

All activity relating to Atlantic Coast Pipeline is recorded within the Corporate and Other segment.

Fowler Ridge

In September 2020, Dominion Energy sold its 50% noncontrolling partnership interest in Fowler Ridge to BP and terminated an affiliate’s long-term power, capacity and renewable energy credit contract with Fowler Ridge for a net payment by Dominion Energy of $150 million. The $150 million payment was allocated between the contract termination and sale based on the relative fair value of each using an income approach. The fair value determinations for the payment allocations are considered Level 3 fair value measurements due to the use of significant judgmental and unobservable inputs, including the amount of future cash flows and discount rate reflecting risks inherent in the future cash flows and market prices. Dominion Energy recognized a loss of $221 million ($165 million after-tax) on the contract termination, included in impairment of assets and other charges in its Consolidated Statements of Income for the year ended December 31, 2020, reflected in the Corporate and Other segment.

All activity relating to Fowler Ridge, unless otherwise specified, is recorded within Contracted Energy.

Wrangler

In September 2019, Dominion Energy entered into an agreement to form Wrangler, a partnership with Interstate Gas Supply, Inc. Wrangler operated a nonregulated natural gas retail energy marketing business with Dominion Energy contributing its nonregulated retail energy marketing operations and Interstate Gas Supply, Inc. contributing cash. At December 31, 2021 Dominion Energy had a 15% noncontrolling ownership interest in Wrangler, which was accounted for as an equity method investment as Dominion Energy had the ability to exercise significant influence, but not control, over the investee.

After an initial contribution of assets to Wrangler in 2019 for which Dominion Energy received cash and a 20% noncontrolling ownership interest in Wrangler, Dominion Energy completed a second contribution in November 2020, consisting of certain nonregulated natural gas retail energy contracts for which Dominion Energy received $74 million in cash proceeds and retained a 20% noncontrolling ownership interest through its ownership interest in Wrangler in the contracts valued at $13 million using the market approach. This valuation is considered a Level 2 fair value measurement given that it is based on the agreed-upon sales price. In connection with the transaction, Dominion Energy recorded a gain of $64 million presented in losses (gains) on sales of assets, and an associated tax expense of $19 million, in the Consolidated Statements of Income for the year ended December 31, 2020.

The final contribution, consisting of Dominion Energy’s remaining nonregulated natural gas retail energy marketing operations, closed in December 2021 for which Dominion Energy received $127 million in cash proceeds and retained a 20% noncontrolling ownership interest in Wrangler with an initial fair value of $23 million estimated using the market approach. This valuation is considered a Level 2 fair value measurement given that it is based on the agreed-upon sales price. In connection with the transaction, Dominion Energy recorded a gain of $87 million, net of a $14 million write-off of goodwill, presented in losses (gains) on sales of assets, and an associated tax expense of $32 million, in the Consolidated Statements of Income for the year ended December 31, 2021.

Subsequently in December 2021, Dominion Energy sold 5% of its noncontrolling ownership interest in Wrangler to Interstate Gas Supply, Inc. for $33 million and recorded a gain of $10 million, presented in other income, and an associated tax expense of $3 million, in the Consolidated Statements of Income for the year ended December 31, 2021. In March 2022, Dominion Energy sold its remaining 15% noncontrolling partnership interest in Wrangler to Interstate Gas Supply, Inc. for cash consideration of $85 million. Dominion Energy recognized a gain of $11 million ($8 million after-tax), included in other income, in its Consolidated Statements of Income for the year ended December 31, 2022.

All activity relating to Wrangler is recorded within the Corporate and Other segment.

Dominion Privatization

In February 2022, Dominion Energy entered into an agreement to form Dominion Privatization, a partnership with Patriot. Dominion Privatization, through its wholly-owned subsidiaries, will maintain and operate electric and gas distribution infrastructure under service concession arrangements with certain U.S. military installations. Under the agreement, Dominion Energy would contribute its existing privatization operations, excluding contracts held by DESC, and Patriot would contribute cash.

The initial contribution, consisting of privatization operations in South Carolina, Texas and Pennsylvania, closed in March 2022 for which Dominion Energy received total consideration of $120 million, subject to customary closing adjustments, comprised of $60 million in cash proceeds and a 50% noncontrolling ownership interest in Dominion Privatization with an initial fair value of $60 million, estimated using the market approach. This is considered a Level 2 fair value measurement given that it is based on the agreed-upon sales price. In the first quarter of 2022, Dominion Energy recorded a gain of $23 million ($16 million after-tax), presented in losses (gains) on sales of assets in its Consolidated Statements of Income. Dominion Energy’s 50% noncontrolling ownership interest in Dominion Privatization is accounted for as an equity method investment as Dominion Energy has the ability to exercise significant influence, but not control, over the investee.

The second contribution, consisting of privatization operations in Virginia, closed in December 2022 for which Dominion Energy received total consideration of $215 million, subject to customary closing adjustments, comprised of $108 million in cash proceeds and retention of its 50% noncontrolling ownership interest valued at $107 million using the market approach. This is considered a Level 2 fair value measurement given that it is based on the agreed-upon sales price. In the fourth quarter of 2022, Dominion Energy recorded a gain of $133 million ($99 million after-tax), presented in losses (gains) on sales of assets in its Consolidated Statements of Income.

All activity related to Dominion Privatization is reflected within the Corporate and Other segment.

NOTE 10. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment and their respective balances for the Companies are as follows:

	Dominion Energy		Virginia Power
At December 31,	2022	2021	2022	2021
(millions)
Dominion Energy
Utility:
Generation	$23,720	$23,378	$17,611	$17,325
Transmission	15,179	13,798	13,034	11,760
Distribution	20,154	19,370	14,681	13,621
Storage	76	76	—	—
Nuclear fuel	2,373	2,306	1,823	1,702
General and other	1,625	1,527	1,019	912
Plant under construction	5,308	3,393	4,685	2,865
Total utility	68,435	63,848	52,853	48,185
Non-jurisdictional - including plant under construction	1,834	1,694	1,834	1,694
Nonutility:
Nonregulated generation-nuclear	1,935	1,773	—	—
Nonregulated generation-solar	411	1,941	—	—
Nuclear fuel	954	1,056	—	—
Other-including plant under construction	1,609	1,184	10	11
Total nonutility	4,909	5,954	10	11
Total property, plant and equipment	$75,178	$71,496	$54,697	$49,890

Jointly-Owned Power Stations

The Companies proportionate share of jointly-owned power stations at December 31, 2022 is as follows:

	Bath County Pumped Storage Station(1)	North Anna Units 1 and 2(1)	Clover Power Station(1)	Millstone Unit 3(2)	Summer Unit 1 (2)
(millions, except percentages)
Ownership interest	60%	88.4%	50%	93.5%	66.7%
Plant in service	1,066	2,540	611	1,487	1,532
Accumulated depreciation	(730)	(1,402)	(282)	(563)	(724)
Nuclear fuel	—	792	—	551	550
Accumulated amortization of nuclear fuel	—	(602)	—	(459)	(347)
Plant under construction	3	253	—	68	87

(1)
Units jointly owned by Virginia Power.
(2)
Unit jointly owned by Dominion Energy.

The co-owners are obligated to pay their share of all future construction expenditures and operating costs of the jointly-owned facilities in the same proportion as their respective ownership interest. The Companies report their share of operating costs in the appropriate operating expense (electric fuel and other energy-related purchases, other operations and maintenance, depreciation, depletion and amortization and other taxes, etc.) in the Consolidated Statements of Income.

Nonregulated Solar Projects

The following table presents acquisitions by Virginia Power of non-jurisdictional solar projects (reflected in Dominion Energy Virginia). Virginia Power has claimed or expects to claim federal investment tax credits on the projects, except as otherwise noted.

Project Name	Date Agreement Entered	Date Agreement Closed	Project Location	Project Cost (millions)(1)	Date of Commercial Operations	MW Capacity
Grasshopper(2)	August 2018	May 2019	Virginia	128	October 2020	80
Chestnut	August 2018	May 2019	North Carolina	127	January 2020	75
Ft. Powhatan	June 2019	June 2019	Virginia	267	January 2022	150
Belcher(3)	June 2019	August 2019	Virginia	164	June 2021	88
Bedford	August 2019	November 2019	Virginia	106	November 2021	70
Maplewood	October 2019	October 2019	Virginia	210	December 2022	120
Rochambeau	December 2019	January 2020	Virginia	35	December 2021	20
Pumpkinseed	May 2020	May 2020	Virginia	138	September 2022	60
Bookers Mill	February 2021	June 2021	Virginia	225	Expected 2023(4)	127
(1)
Includes acquisition costs.
(2)
Referred to as Butcher Creek once placed in service.
(3)
Referred to as Desper once placed in service.
(4)
Virginia Power expects to claim production tax credits on the energy generated and sold by project.

In addition, the following table presents acquisitions by Dominion Energy of solar projects (reflected in Contracted Energy). Dominion Energy has claimed or expects to claim federal investment tax credits on the projects, except as otherwise noted.

Project Name	Date Agreement Entered	Date Agreement Closed	Project Location	Project Cost (millions)(1)	Date of Commercial Operations	MW Capacity
Greensville	August 2019	August 2019	Virginia	$127	December 2020	80
Myrtle	August 2019	August 2019	Virginia	32	June 2020	15
Blackville	May 2020	May 2020	South Carolina	12	December 2020	7
Denmark	May 2020	May 2020	South Carolina	14	December 2020	6
Yemassee	May 2020	August 2020	South Carolina	17	January 2021	10
Trask	May 2020	October 2020	South Carolina	22	March 2021	12
Hardin I	June 2020	June 2020	Ohio	240	Split(2)	150
Madison	July 2020	July 2020	Virginia	165	Expected 2024(3)	62
Hardin II	August 2020	Terminated(4)
Atlanta Farms	March 2022	May 2022	Ohio	390	Expected split(3)(5)	200

(1)
Includes acquisition costs.
(2)
In December 2020 and January 2021, 97 MW and 53 MW of the project commenced commercial operations, respectively.
(3)
Dominion Energy expects to claim production tax credits on the energy generated and sold by project.
(4)
In January 2023, Dominion Energy terminated its agreement, without penalty, to acquire Hardin II.
(5)
Expected to be split between 2023 and 2024.

In addition to the facilities discussed above, Dominion Energy has also entered into various agreements to install solar facilities (reflected in the Corporate and Other segment effective September 2023), primarily at schools in Virginia. As of December 31, 2022, Dominion Energy had placed in service solar facilities with an aggregate generation capacity of 23 MW at a cost of $48 million and anticipates placing additional facilities in service by the end of 2023 with an estimated total projected cost of approximately $39 million and an aggregate generation capacity of 17 MW. Dominion Energy has claimed or expects to claim federal investment tax credits on the projects.

Impairment

In the fourth quarter of 2022, Dominion Energy modified its intentions for the ongoing growth and development of its nonregulated solar generation assets as part of the preliminary stages of its comprehensive business review announced in November 2022. In connection with that determination, Dominion Energy expects that it is more likely than not that the nonregulated solar generation projects within Contracted Energy will be sold before the end of their useful lives and therefore evaluated the associated long-lived assets for recoverability. Given their strategic alignment with Virginia Power’s operations, the non-jurisdictional solar generation projects reflected in Dominion Energy Virginia were not further evaluated for recoverability. Using a probability-weighted approach, Dominion Energy determined Contracted Energy’s nonregulated solar generation assets were impaired and recorded a charge of $1.5 billion ($1.1 billion after-tax) in impairment of assets and other charges in its Consolidated Statements of Income (reflected in the Corporate and Other segment) for the year ended December 31, 2022 to adjust the property, plant and equipment, intangible assets and right-of-use lease assets down to an estimated fair value of $665 million in aggregate. The fair value was estimated using an income approach. The valuation is considered a Level 3 fair value measurement due to the use of significant judgmental and unobservable inputs, including projected timing and amount of future cash flows and discount rates reflecting risks inherent in the future cash flows and market prices.

Non-Wholly-Owned Nonregulated Solar Facilities

Impairment

In the third quarter of 2020, Dominion Energy performed a strategic review of its long-term intentions for its contracted nonregulated solar generation assets in partnerships outside of its core electric service territories in consideration of the impact of the VCEA and Dominion Energy’s decision to sell substantially all of its gas transmission and storage operations. Based on an evaluation of Dominion Energy’s interests in these long-lived assets for recoverability under a probability weighted approach, Dominion Energy determined the assets were impaired. As a result of this evaluation, Dominion Energy recorded a charge of $665 million ($293 million after-tax attributable to Dominion Energy and $267 million attributable to noncontrolling interest) in impairment of assets and other charges in its Consolidated Statements of Income (reflected in the Corporate and Other segment) for the year ended December 31, 2020 to adjust the property, plant and equipment down to its estimated fair value of $1.4 billion. The fair value was estimated using an income approach. The valuation is considered a Level 3 fair value measurement due to the use of significant judgmental and unobservable inputs, including projected timing and amount of future cash flows and discount rates reflecting risks inherent in the future cash flows and market prices.

Sale to Terra Nova Renewable Partners

In August 2021, Dominion Energy entered into an agreement with Terra Nova Renewable Partners to sell SBL Holdco, which held Dominion Energy’s 67% controlling interest in certain nonregulated solar projects for consideration of $456 million, subject to customary closing adjustments, with the amount of cash reduced by the amount of SBL Holdco’s debt outstanding at closing. The sale was contingent on clearance or approval under the Hart-Scott-Rodino Act and by FERC as well as other customary closing and regulatory conditions. In September 2021, the waiting period under the Hart-Scott-Rodino Act expired and in October 2021, FERC approved the proposed sale. In December 2021, the transaction closed and Dominion Energy recorded a gain of $19 million ($15 million after-tax) in losses (gains) on sales of assets in its Consolidated Statements of Income (reflected in the Corporate and Other segment). Except as specifically identified, all activity related to SBL Holdco is recorded within Contracted Energy.

Sale to Clearway

In August 2021, Dominion Energy entered an agreement with Clearway to sell its 50% controlling interest in Four Brothers and Three Cedars for $335 million in cash, subject to customary closing adjustments. The transaction was contingent on clearance or approval under the Hart-Scott-Rodino Act and by FERC as well as other customary closing and regulatory conditions. In October 2021, the waiting period under the Hart-Scott-Rodino Act expired. In December 2021, the transaction closed and Dominion Energy recorded a loss of $229 million ($176 million after-tax) in losses (gains) on sales of assets in its Consolidated Statements of Income (reflected in the Corporate and Other segment), primarily associated with the derecognition of noncontrolling interest. Except as specifically identified, all activity related to Four Brothers and Three Cedars is recorded within Contracted Energy.

Virginia Power CCRO Utilization

In 2021, Virginia Power wrote off $318 million, primarily to accumulated depreciation, representing the utilization of a CCRO in accordance with the GTSA in connection with the settlement of the 2021 Triennial Review. See Note 13 for additional information.

Sale of Utility Property

In 2022, Dominion Energy completed the sales of certain utility property in South Carolina, as approved by the South Carolina Commission, for total cash consideration of $20 million. In connection with the sales, Dominion Energy recognized a gain of $20 million ($15 million after-tax), recorded in losses (gains) on sales of assets, in its Consolidated Statements of Income (reflected in Dominion Energy South Carolina) for the year ended December 31, 2022.

NOTE 11. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in Dominion Energy’s carrying amount and segment allocation of goodwill are presented below:

	Dominion Energy Virginia	Dominion Energy South Carolina	Contracted Energy	Corporate and Other	Total
(millions)
Dominion Energy
Balance at December 31, 2020(1)	$2,106	$1,521	$492	$110	$4,229
Acquisition of Birdseye(2)	—	—	24	—	24
Balance at December 31, 2021(1)	$2,106	$1,521	$516	$110	$4,253
Sale of Hope(2)	—	—	—	(110)	(110)
Balance at December 31, 2022(1)	$2,106	$1,521	$516	$—	$4,143

(1)
Goodwill amounts do not contain any accumulated impairment losses.
(2)
See Note 3 for more information.

Other Intangible Assets

The Companies’ other intangible assets are subject to amortization over their estimated useful lives. Dominion Energy’s amortization expense for intangible assets was $103 million, $70 million and $63 million for the years ended December 31, 2022, 2021 and 2020, respectively. In 2022, Dominion Energy acquired $478 million of intangible assets, primarily representing RGGI allowances and software, with an estimated weighted-average amortization period of approximately 3 years. Amortization expense for Virginia Power’s intangible assets was $67 million, $31 million and $28 million for the years ended December 31, 2022, 2021 and 2020, respectively. In 2022, Virginia Power acquired $430 million of intangible assets, primarily representing RGGI allowances and software, with an estimated weighted-average amortization period of 2 years.

The components of intangible assets are as follows:

	2022		2021
At December 31,	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
(millions)
Dominion Energy
Software, licenses and other(1)	$1,723	$927	$1,324	$612
Virginia Power
Software, licenses and other(1)	$1,113	$577	$685	$290
(1)
Includes $253 million and $158 million of RGGI allowances purchased and consumed in 2022 and 2021, respectively, with deferral to a regulatory asset.

Annual amortization expense for these intangible assets is estimated to be as follows:

	2023	2024	2025	2026	2027
(millions)
Dominion Energy	$68	$61	$54	$43	$25
Virginia Power	$33	$30	$26	$20	$10

NOTE 12. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

	Dominion Energy		Virginia Power
At December 31,	2022	2021	2022	2021
(millions)
Dominion Energy
Regulatory assets:
Deferred cost of fuel used in electric generation(1)	$603	$251	$133	$131
Deferred rider costs for Virginia electric utility(2)	152	72	152	72
Ashpond and landfill closure costs(3)	221	193	221	193
Deferred nuclear refueling outage costs(4)	83	79	83	79
NND Project costs(5)	138	138
Deferred early plant retirement charges(6)	226	226	226	226
Derivatives(7)	256	112	251	105
Other	204	152	74	44
Regulatory assets-current	1,883	1,223	1,140	850
Unrecognized pension and other postretirement benefit costs(8)	891	488	4	3
Deferred rider costs for Virginia electric utility(2)	363	489	363	489
Interest rate hedges(9)	169	899	—	604
AROs and related funding(10)	380	311
NND Project costs(5)	2,088	2,226
Ash pond and landfill closure costs(3)	2,051	2,223	2,049	2,223
Deferred cost of fuel used in electric generation(1)	1,551	409	1,551	409
Deferred early plant retirement charges(6)	—	226	—	226
Derivatives(7)	254	34	148	34
Other	518	581	132	142
Regulatory assets-noncurrent	8,265	7,886	4,247	4,130
Total regulatory assets	$10,148	$9,109	$5,387	$4,980
Regulatory liabilities:
Provision for future cost of removal and AROs(11)	111	154	111	154
Reserve for refunds and rate credits to electric utility customers(12)	125	420	25	306
Income taxes refundable through future rates(13)	100	106	65	63
Monetization of guarantee settlement(14)	67	67
Derivatives(7)	211	65	176	51
Other	134	77	129	73
Regulatory liabilities-current	748	889	506	647
Income taxes refundable through future rates(13)	3,169	3,304	2,272	2,335
Provision for future cost of removal and AROs(11)	1,731	1,624	1,135	1,043
Nuclear decommissioning trust(15)	1,685	2,158	1,685	2,158
Monetization of guarantee settlement(14)	702	831
Interest rate hedges(9)	240	—	240	—
Reserve for refunds and rate credits to electric utility customers(12)	325	448	—	25
Unrecognized pension and other postretirement benefit costs(8)	10	189
Overrecovered other postretirement benefit costs(16)	140	105
Derivatives(7)	234	236	—	62
Other	181	129	167	117
Regulatory liabilities-noncurrent	8,417	9,024	5,499	5,740
Total regulatory liabilities	$9,165	$9,913	$6,005	$6,387

(1)
Reflects deferred fuel expenses for the Virginia and North Carolina jurisdictions of Virginia Power's electric generation operations and additionally for Dominion Energy, deferred fuel expenses for the South Carolina jurisdiction of its electric generation operations. Dominion Energy reflects a $66 million reduction recorded in 2022 from the application of a portion of the monetization of guarantee settlement previously reflected as regulatory liabilities associated with the approval of DESC’s cost of fuel proceedings. See Note 13 for additional information.

(2)
Reflects deferrals under Virginia Power’s electric transmission FERC formula rate and the deferral of costs associated with certain current and prospective rider projects. See Note 13 for additional information.
(3)
Primarily reflects legislation in Virginia which requires any CCR asset located at certain Virginia Power stations to be closed by removing the CCR to an approved landfill or through beneficial reuse. These deferred costs are expected to be collected over a period between 15 and 18 years commencing December 2021 through Rider CCR. Virginia Power is entitled to collect carrying costs on uncollected expenditures once expenditures have been made.
(4)
Legislation in Virginia requires Virginia Power to defer operation and maintenance costs incurred in connection with the refueling of any nuclear-powered generating plant. These deferred costs will be amortized over the refueling cycle, not to exceed 18 months.
(5)
Reflects expenditures by DESC associated with the NND Project, which pursuant to the SCANA Merger Approval Order, will be recovered from DESC electric service customers over a 20-year period ending in 2039.
(6)
Reflects amounts from the early retirements of certain coal- and oil-fired generating units to be amortized through 2023 in accordance with the settlement of the 2021 Triennial Review. See Note 13 for additional information.
(7)
Represents changes in the fair value of derivatives, excluding separately presented interest rate hedges, that following settlement are expected to be recovered from or refunded to customers.
(8)
Represents unrecognized pension and other postretirement employee benefit costs expected to be recovered or refunded through future rates generally over the expected remaining service period of plan participants by certain of Dominion Energy's rate-regulated subsidiaries. Includes regulatory assets of $302 million and $25 million and regulatory liabilities of $6 million and $20 million in aggregate at December 31, 2022 and 2021, respectively, related to retained pension and other postretirement benefit plan assets and obligations for the East Ohio, PSNC and Questar Gas Transactions which will be reclassified to AOCI upon closing of each transaction.
(9)
Reflects interest rate hedges recoverable from or refundable to customers. Certain of these instruments are settled and any related payments are being amortized into interest expense over the life of the related debt, which has a weighted-average useful life of approximately 25 years and 24 years for Dominion Energy and Virginia Power, respectively, as of December 31, 2022.
(10)
Represents deferred depreciation and accretion expense related to legal obligations associated with the future retirement of generation, transmission and distribution properties. The AROs primarily relate to DESC’s electric generating facilities, including Summer, and are expected to be recovered over the related property lives and periods of decommissioning which may range up to approximately 105 years.
(11)
Rates charged to customers by Dominion Energy and Virginia Power's regulated businesses include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.
(12)
Reflects amounts previously collected from retail electric customers of DESC for the NND Project to be credited over an estimated 11-year period effective February 2019, in connection with the SCANA Merger Approval Order. Also reflects amounts to be refunded to jurisdictional retail electric customers in Virginia associated with the settlement of the 2021 Triennial Review. See Note 13 for additional information.
(13)
Amounts recorded to pass the effect of reduced income taxes from the 2017 Tax Reform Act to customers in future periods, which will primarily reverse at the weighted average tax rate that was used to build the reserves over the remaining book life of the property, net of amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC equity.
(14)
Reflects amounts to be refunded to DESC electric service customers over a 20-year period ending in 2039 associated with the monetization of a bankruptcy settlement agreement.
(15)
Primarily reflects a regulatory liability representing amounts collected from Virginia jurisdictional customers and placed in external trusts (including income, losses and changes in fair value thereon, as applicable) for the future decommissioning of Virginia Power's utility nuclear generation stations, in excess of the related AROs.
(16)
Reflects a regulatory liability for the collection of postretirement benefit costs allowed in rates in excess of expense incurred.

At December 31, 2022, Dominion Energy and Virginia Power regulatory assets include $4.4 billion and $2.7 billion, respectively, on which they do not expect to earn a return during the applicable recovery period. With the exception of certain items discussed above, the majority of these expenditures are expected to be recovered within the next two years.

NOTE 13. REGULATORY MATTERS

Regulatory Matters Involving Potential Loss Contingencies

As a result of issues generated in the ordinary course of business, the Companies are involved in various regulatory matters. Certain regulatory matters may ultimately result in a loss; however, as such matters are in an initial procedural phase, involve uncertainty as to the outcome of pending reviews or orders, and/or involve significant factual issues that need to be resolved, it is not possible for the Companies to estimate a range of possible loss. For regulatory matters that the Companies cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the regulatory process such that the Companies are able to estimate a range of possible loss. For regulatory matters that the Companies are able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Any estimated range is based on currently available information, involves elements of judgment and significant uncertainties and may not represent the Companies’ maximum possible loss exposure. The circumstances of such regulatory matters will change from time to time and actual results may vary significantly from the current estimate. For current matters not specifically reported below, management does not anticipate that the outcome from such matters would have a material effect on the Companies’ financial position, liquidity or results of operations.

Other Regulatory Matters

Virginia Regulation – Key Legislation Affecting Operations

Regulation Act and Grid Transformation and Security Act of 2018

The Regulation Act enacted in 2007 instituted a cost-of-service rate model, ending Virginia’s planned transition to retail competition for electric supply service to most classes of customers.

The Regulation Act authorizes stand-alone rate adjustment clauses for recovery of costs for new generation projects, FERC-approved transmission costs, underground distribution lines, environmental compliance, conservation and energy efficiency programs, renewable energy programs and nuclear license renewals, and also contains statutory provisions directing Virginia Power to file annual fuel cost recovery cases with the Virginia Commission.

If the Virginia Commission’s future rate decisions, including actions relating to Virginia Power’s rate adjustment clause filings, differ materially from Virginia Power’s expectations, it may adversely affect its results of operations, financial condition and cash flows.

The GTSA reinstated base rate reviews commencing with the 2021 Triennial Review. In the triennial review proceedings, earnings that are more than 70 basis points above the utility’s authorized ROE that might have been refunded to customers and served as the basis for a reduction in future rates, may be reduced by Virginia Commission-approved investment amounts in qualifying solar or wind generation facilities or electric distribution grid transformation projects that Virginia Power elects to include in a CCRO. The legislation declares that electric distribution grid transformation projects are in the public interest and provides that the costs of such projects may be recovered through a rate adjustment clause if not the subject of a CCRO. Any costs that are the subject of a CCRO are deemed recovered in base rates during the triennial period under review and may not be included in base rates in future triennial review proceedings. In any triennial review in which the Virginia Commission determines that the utility’s earnings are more than 70 basis points above its authorized ROE, base rates are subject to reduction prospectively and customer refunds would be due unless the total CCRO elected by the utility equals or exceeds the amount of earnings in excess of the 70 basis points. For the purposes of measuring any customer refunds or CCRO amounts utilized under the GTSA, associated income taxes are factored into the determination of such amounts. In the 2021 Triennial Review, any such rate reduction was limited to $50 million.

Virginia 2020 Legislation

In April 2020, the Governor of Virginia signed into law the VCEA, which along with related legislation forms a comprehensive framework affecting Virginia Power’s operations. The VCEA replaces Virginia’s voluntary renewable energy portfolio standard for Virginia Power with a mandatory program setting annual renewable energy portfolio standard requirements based on the percentage of total electric energy sold by Virginia Power, excluding existing nuclear generation and certain new carbon-free resources, reaching 100% by the end of 2045. The VCEA includes related requirements concerning deployment of wind, solar and energy storage resources, as well as provides for certain measures to increase net-metering, including an allocation for low-income customers, incentivizes energy efficiency programs and provides for cost recovery related to participation in a carbon trading program. While the legislation affects several portions of Virginia Power’s operations, key provisions of the GTSA remain in effect, including the triennial review structure and timing, the use of the CCRO and the $50 million cap on revenue reductions in the first triennial review proceeding. Key provisions of the VCEA and related legislation passed include the following:

•
Fossil Fuel Electric Generation: The legislation mandates Chesterfield Power Station Units 5 & 6 and Yorktown Power Station Unit 3 to be retired by the end of 2024, Altavista, Southampton and Hopewell to be retired by the end of 2028 and Virginia Power’s remaining fossil fuel units to be retired by the end of 2045, unless the retirement of such generating units will compromise grid reliability or security. The legislation also imposed a temporary moratorium on CPCNs for fossil fuel generation, unless the resources are needed for grid reliability. This temporary moratorium concluded in January 2022. In addition, the Virginia Commission shall determine the amortization period for recovery of any appropriate costs due to the early retirement of any electric generation facilities. Virginia Power also revised the depreciable lives of Altavista, Southampton and Hopewell for the mandated retirement to the end of 2028, which will not have a material impact to Virginia Power’s results of operations or cash flows given the existing regulatory framework.
•
Renewable Generation: The legislation provides a detailed renewable energy portfolio standard to achieve 100% zero-carbon generation by the end of 2045, excluding existing nuclear generation and certain new carbon-free resources. Components include requirements to petition the Virginia Commission for approval to construct or acquire new generating capacity to reach 16.1 GW of installed solar and onshore wind by the end of 2035, which includes specific requirements for utility-scale solar of 3.0 GW by the end of 2024, up to 15.0 GW by the end of 2035 and 1.1 GW of small-scale solar by the end of 2035. The legislation deems 2.7 GW of energy storage, including up to 800 MW for any one project which may include a pumped storage facility, by the end of 2035 to be in the public interest. The legislation also deems the construction or purchase of an offshore wind facility constructed off the Virginia coast with a capacity of up to 5.2 GW before 2035 to be in the public interest and provides certain presumptions facilitating cost recovery. The costs of such a facility constructed by the utility with a capacity between 2.5 and 3.0 GW will be presumed reasonably and prudently incurred if the Virginia Commission finds that the project meets competitive procurement requirements, the projected cost of the facility does not exceed a specified industry benchmark and the utility commences construction by the end of 2023 or has a plan for the facility to be in service by the end of 2027. Projects to meet these requirements are subject to approval by the Virginia Commission.
•
Energy Efficiency: The legislation includes an energy efficiency target of 5% energy savings, as measured from a 2019 baseline, through verifiable energy efficiency programs by the end of 2025 with future targets to be set by the Virginia Commission. Virginia Power has the opportunity to offset the lost revenues with margins on program spend if certain targets are achieved and can also seek recovery of the lost revenues associated with energy efficiency programs if such reductions are found to have caused Virginia Power to earn more than 50 basis points below a fair rate of return on its rates for generation and distribution services.
•
Carbon trading program: The legislation authorizes Virginia to participate in a market-based carbon trading program consistent with RGGI through 2050. In January 2022, the Governor of Virginia issued an executive order which puts directives in place to start the withdrawal of Virginia from RGGI. All costs of the carbon trading program are recoverable through an environmental rider.
•
Low-income customers: The legislation includes the establishment of a percentage of income payment program to be administered by the Virginia Department of Housing and Community Development and the Virginia Department of Social Services. To fund the program, Virginia Power will remit amounts collected from customers under a universal service fee established and set by the Virginia Commission. As such, this program will not affect Virginia Power’s results of operations, financial position or cash flows. In December 2020, the Virginia Commission issued a final order confirming a revenue requirement of $93 million related to this program. Implementation details and the effective date of the program will be established in future legislation prior to collection of fees from customers.

Virginia Power is incurring and expects to incur significant costs, including capital expenditures, to comply with the legislative requirements discussed above. The legislation allows for cost recovery under the existing or modified regulatory framework through rate adjustment clauses, rates for generation and distribution services or Virginia Power’s fuel factor, as approved by the Virginia Commission. Costs allocated to the North Carolina jurisdiction will be recovered, subject to approval by the North Carolina Commission, in accordance with the existing regulatory framework.

Virginia Regulation – Recent Developments

2021 Triennial Review

In 2020, Virginia Power recorded a net charge of $130 million related to the use of a CCRO in accordance with the GTSA, included in impairment of assets and other charges (benefits) in its Consolidated Statements of Income (reflected in the Corporate and Other segment) for benefits expected to be provided to jurisdictional customers as a result of the 2021 Triennial Review as well as the impact on certain non-jurisdictional customers which follow Virginia Power’s jurisdictional customer rate methodology. In 2021, Virginia Power recorded a benefit of $130 million ($97 million after-tax) in impairment of assets and other charges (benefits) in its Consolidated Statements of Income (reflected in the Corporate and Other segment) to adjust its reserve related to the use of a CCRO in accordance with the GTSA.

Subsequently, in October 2021, Virginia Power, the Virginia Commission staff and other parties filed a comprehensive settlement agreement with the Virginia Commission for approval. The comprehensive settlement agreement provides for $330 million in one-time refunds to customers made up of $255 million over a 6-month period and $75 million over three years, a $50 million going-forward base rate reduction and an authorized ROE of 9.35%. Additionally, Virginia Power has agreed to utilize $309 million of qualifying CCRO investments in the CVOW Pilot Project, deployment of AMI and a Customer Information Platform to offset available earnings and to amortize through 2023 the early retirement charges for coal- and oil-fired generation units recorded in 2019 and 2020. In November 2021, the Virginia Commission approved the comprehensive settlement agreement.

In connection with the settlement agreement, Virginia Power recorded a $356 million ($265 million after-tax) charge for refunds to be provided to customers in operating revenues in its Consolidated Statements of Income as well as a $549 million ($409 million after-tax) benefit primarily from the establishment of a regulatory asset associated with the early retirements of certain coal- and oil-fired generating units and a $318 million ($237 million after-tax) charge for CCRO benefits provided to customers in impairment of assets and other charges (benefits) in its Consolidated Statements of Income (reflected in the Corporate and Other segment). The amounts recorded reflect the impact related to jurisdictional customers as a result of the 2021 Triennial Review as well as the impact on certain non-jurisdictional customers which follow Virginia Power’s jurisdictional customer rate methodology.

Utility Disconnection Moratorium

In November 2020, legislation was enacted in Virginia relating to the moratorium on utility disconnections during the COVID-19 pandemic and resulted in Virginia Power forgiving Virginia jurisdictional retail electric customer balances that were more than 30 days past due as of September 30, 2020. As a result, Virginia Power recorded a charge of $127 million ($94 million after-tax) in impairment of assets and other charges in its Consolidated Statements of Income (reflected in the Corporate and Other segment) in 2020. In connection with the Virginia 2021 budget process, in the first quarter of 2021 Virginia Power recorded a charge of $76 million ($56 million after-tax) in impairment of assets and other charges (benefits) in its Consolidated Statements of Income (reflected in the Corporate and Other segment) for Virginia jurisdictional retail electric customer balances that were more than 30 days past due as of December 31, 2020 that Virginia Power is required to forgive.

Virginia Fuel Expenses

In May 2022, Virginia Power filed its annual fuel factor filing with the Virginia Commission to recover an estimated $2.3 billion in Virginia jurisdictional projected fuel expense for the rate year beginning July 1, 2022 and a projected $1.0 billion under-recovered balance as of June 30, 2022. Virginia Power’s proposed fuel rate represents a fuel revenue increase of $1.8 billion when applied to projected kilowatt-hour sales for that period. Virginia Power also proposed alternatives to recover this under-collected balance over a two- or three-year period. Under these alternatives, Virginia Power’s fuel revenues for the rate year would increase by $1.3 billion or $1.2 billion, respectively. In addition, Virginia Power proposed a change in the timing of fuel cost recovery for certain customers who elect market-based rates that would consider those customers’ portion of the projected under-recovered balance to have been recovered as of June 30, 2022. In July 2022, Virginia Power, the Virginia Commission staff and another party filed a comprehensive settlement agreement with the Virginia Commission for approval. The comprehensive settlement agreement provides for the collection of the requested under-recovered projected fuel expense over a three-year period beginning July 1, 2022 and that Virginia Power will exclude from recovery through base rates one half of the related financing costs over the three-year period. In addition, the proposed settlement agreement affirmed Virginia Power’s proposal regarding fuel cost recovery for market-based rate customers. As a result, Virginia Power recorded a $191 million ($142 million after-tax) charge in the second quarter of 2022 within impairment of assets and other charges in its Consolidated Statement of Income (reflected in the Corporate and Other segment). In September 2022, the Virginia Commission approved the comprehensive settlement agreement.

Renewable Generation Projects – Construction

In September 2021, Virginia Power filed a petition with the Virginia Commission for CPCNs to construct and operate 13 utility-scale projects totaling approximately 661 MW of solar generation and 70 MW of energy storage as part of its efforts to meet the renewable generation development requirements under the VCEA. The projects are expected to cost approximately $1.4 billion in the aggregate, excluding financing costs, and be placed into service between 2022 and 2023. In March 2022, the Virginia Commission approved the petition.

In November 2021, Virginia Power filed an application with the Virginia Commission requesting approval and certification of the Virginia Facilities component of the CVOW Commercial Project. The onshore Virginia Facilities have an estimated cost of approximately $1.1 billion, excluding financing costs, which is included within the overall cost of the CVOW Commercial Project. In addition, Virginia Power requested approval from the Virginia Commission to enter into financial hedges with U.S. financial institutions to mitigate the foreign currency exchange risk associated with certain supplier contracts associated with the CVOW Commercial Project. In August 2022, the Virginia Commission approved the application for certification of the Virginia Facilities component of the CVOW Commercial Project and noted that no further action was required with respect to Virginia Power’s foreign currency risk mitigation plan. Also in August 2022, Virginia Power filed a petition for limited reconsideration relating to the performance standard for operation of the CVOW Commercial Project included in the Virginia Commission’s August order. The Virginia Commission granted reconsideration and suspended in part the August order pending its reconsideration. In October 2022, Virginia Power, Office of the Attorney General of Virginia and other parties filed a settlement agreement with the Virginia Commission for approval. The settlement agreement provides for certain cost sharing mechanisms of total construction costs between $10.3 billion and $13.7 billion, as subject to potential adjustment to the extent construction costs are decreased by the IRA, and includes enhanced performance reporting provisions associated with operation of the CVOW Commercial Project in lieu of a performance guarantee. In December 2022, the Virginia Commission approved the settlement agreement.

In October 2022, Virginia Power filed a petition with the Virginia Commission for CPCNs to construct and operate eight utility-scale projects totaling approximately 474 MW of solar generation and 16 MW of energy storage as part of its efforts to meet the renewable generation development requirements under the VCEA. The projects, as of October 2022, are expected to cost approximately $1.2 billion in the aggregate, excluding financing costs, and be placed into service between 2024 through 2025. This matter is pending.

Nuclear Life Extension Program

In October 2021, Virginia Power filed a petition with the Virginia Commission requesting a determination that it is reasonable and prudent for Virginia Power to pursue a nuclear life extension program to extend the operating licenses of Surry and North Anna and to carry out projects to upgrade or replace systems and equipment necessary to continue to safely and reliably operate these nuclear power stations. The nuclear life extension program is expected to cost approximately $3.9 billion, excluding financing costs. In July 2022, the Virginia Commission approved the petition.

Riders

Significant riders associated with various Virginia Power projects are as follows:

Rider Name	Application Date	Approval Date	Rate Year Beginning	Total Revenue Requirement (millions)	Increase (Decrease) Over Previous Year (millions)
Rider B	June 2022	January 2023	April 2023	34	$18
Rider B	June 2022	January 2023	April 2024	34	—
Rider BW	October 2021	May 2022	September 2022	145	32
Rider BW	October 2021	May 2022	September 2023	120	(25)
Rider CCR	February 2022	October 2022	December 2022	231	15
Rider CE(1)	September 2021	March 2022	May 2022	71	61
Rider CE(2)	October 2022	Pending	May 2023	89	18
Rider E	January 2022	September 2022	November 2022	101	34
Rider E	January 2023	Pending	November 2023	109	8
Rider GT	August 2021	May 2022	June 2022	56	N/A
Rider GT	August 2022	Pending	June 2023	16	(40)
Rider GV	June 2021	December 2021	April 2023	127	(15)
Rider OSW	November 2021	August 2022(3)	September 2022	79	N/A
Rider OSW	November 2022	Pending	September 2023	271	192
Rider PPA	December 2022	Pending	September 2023	(22)	(17)
Rider R	June 2021	March 2022	April 2022	59	1
Rider R	June 2021	March 2022	April 2023	55	(4)
Rider RGGI(4)	December 2021	Withdrawn
Rider RGGI(5)	December 2022	Pending	September 2023	373	N/A
Rider RPS	December 2021	June 2022	September 2022	140	127
Rider RPS	December 2022	Pending	September 2023	111	(29)
Rider S	June 2021	February 2022	April 2023	191	(1)
Rider SNA(6)	October 2021	July 2022	September 2022	107	N/A
Rider SNA(6)	October 2022	Pending	September 2023	50	(57)
Rider T1(7)	May 2022	July 2022	September 2022	706	(168)
Rider U(8)	June 2021	March 2022	April 2022	95	15
Rider U(9)	June 2022	Pending	April 2023	74	(21)
Rider US-2	October 2021	June 2022	September 2022	11	2
Rider US-3	August 2021	March 2022	June 2022	50	12
Rider US-3	August 2022	Pending	June 2023	40	(10)
Rider US-4	August 2021	March 2022	June 2022	15	5
Rider US-4	August 2022	Pending	June 2023	17	2
Rider W	June 2022	Pending	April 2023	106	(15)
Rider W	June 2022	Pending	April 2024	109	3
DSM Riders(10)	December 2021	August 2022	September 2022	91	17
DSM Riders(11)	December 2022	Pending	September 2023	107	16
(1)
Associated with solar generation and energy storage projects approved in March 2022, solar generation projects approved in April 2021 and certain small-scale solar projects.
(2)
Associated with solar generation and energy storage projects requested for approval in October 2022 and certain small-scale solar projects in addition to previously approved Rider CE projects.
(3)
In August 2022, Virginia Power filed a petition for limited reconsideration relating to a performance standard for operation of the CVOW Commercial Project included in the Virginia Commission’s August order. The Virginia Commission granted reconsideration and suspended in part the August order pending its reconsideration with Rider OSW approved on an interim basis. In December 2022, the Virginia Commission issued an order reinstating its August 2022 order granting approval of Rider OSW.
(4)
In January 2022, Virginia Power filed a motion to withdraw its application as a result of the announcement by the Governor of Virginia that he intends to withdraw Virginia from RGGI. The Virginia Commission granted Virginia Power’s motion in April 2022. In May 2022, Virginia Power filed a petition with the Virginia Commission requesting a suspension of Rider RGGI approved in August 2021. Virginia Power also requested that RGGI compliance costs incurred and unrecovered through July 2022 be recovered through existing base rates in effect during the period incurred. The Virginia Commission approved the request in June 2022. In the second quarter of 2022, Virginia Power recorded a charge of $180 million ($134 million after-tax) in impairment of assets and other charges (reflected in the Corporate and Other segment) for the amount deemed recovered through base rates through June 30, 2022, including the impact of certain non-jurisdictional customers which follow Virginia Power’s jurisdictional rate methodology. Virginia Power recorded $33 million ($25 million after-tax) in depreciation and amortization in the third quarter of 2022.
(5)
In December 2022, Virginia Power filed a petition to update and reinstate Rider RGGI to recover RGGI compliance costs incurred after July 2022 and those projected to occur through December 2023, with rate recovery from September 2023 through August 2024. For purposes of this proceeding, Virginia Power has assumed that Virginia will withdraw from RGGI on December 31, 2023, and accordingly did not project any RGGI compliance costs to be incurred after that date.
(6)
Virginia Power also requested approval of cost recovery of approximately $1.2 billion through Rider SNA for the first phase of nuclear life extension program which includes investments through 2024. In April 2022, Virginia Power, the Virginia Commission staff and certain interested parties filed a proposed stipulation recommending that costs incurred after February 2022 associated with the first phase of the nuclear life extension program for North Anna be deferred and requested for recovery in a subsequent Rider SNA filing.
(7)
Consists of $482 million for the transmission component of Virginia Power’s base rates and $224 million for Rider T1.
(8)
Consists of $60 million for previously approved phases and $35 million for phase six costs for Rider U.
(9)
As amended in June 2022, application consists of $74 million for previously approved phases of Rider U.
(10)
Associated with an additional nine new energy efficiency programs with a $140 million cost cap, with the ability to exceed the cost cap by no more than 15%.
(11)
Associated with an additional four new energy efficiency programs, one new demand response program and four new program bundles with a $150 million cost cap, with the ability to exceed the cost cap by no more than 15%.

Electric Transmission Projects

Significant Virginia Power electric transmission projects approved or applied for are as follows:

Description and Location of Project	Application Date	Approval Date	Type of Line	Miles of Lines	Cost Estimate (millions)
Elmont-Ladysmith rebuild and related projects in the Counties of Hanover and Caroline, Virginia	April 2021	April 2022	500 kV	26	$95
Rebuild transmission lines and related projects in the City of Staunton and County of Augusta, Virginia	November 2021	August 2022	230 kV	21	45
Build new Dulles Towne Center substation and line loop in the County of Loudoun, Virginia	December 2021	July 2022	230 kV	1	105
Build new Aviator substation and line loop in the County of Loudoun, Virginia	February 2022	November 2022	230 kV	1	80
Nimbus line loop and substation and new 230 kV line in the County of Loudon, Virginia	February 2022	October 2022	230 kV	1	40
Partial rebuild of Bristers-Ox 115 kV line in Fauquier and Prince William Counties, Virginia	August 2022	Pending	115 kV	15	40
Construct new switching station, substations, transmission lines and related projects in Lunenberg and Mecklenburg Counties, Virginia	October 2022	Pending	230 kV	18	230
Construct new switching station, substation, transmission lines and related projects in Charlotte, Halifax and Mecklenburg Counties, Virginia	October 2022	Pending	230kV	26	215
Construct new Mars and Wishing Star substations, transmission lines and related projects in Loudoun County, Virginia	October 2022	Pending	500/230 kV	4	720
Construct new Altair switching station, transmission lines and related projects in Loudoun County, Virginia	November 2022	Pending	230 kV	2	50
Construct new Cirrus and Keyser switching stations, transmission lines and related projects in Culpeper, Virginia	November 2022	Pending	230 kV	5	65

In November 2013, the Virginia Commission issued an order granting Virginia Power a CPCN to construct approximately 7 miles of new overhead 500 kV transmission line from the existing Surry switching station in Surry County to a new Skiffes Creek switching station in James City County, and approximately 20 miles of new 230 kV transmission line in James City County, York County, and the City of Newport News from the proposed new Skiffes Creek switching station to Virginia Power’s existing Whealton substation in the City of Hampton. In February 2019, the transmission line project was placed into service. In March 2019, the U.S. Court of Appeals for the D.C. Circuit issued an order vacating the permit from the U.S. Army Corps of Engineers issued in July 2017 and ordered the U.S. Army Corps of Engineers to do a full environmental impact study of the project. In April 2019, Virginia Power and the U.S. Army Corps of Engineers filed petitions for rehearing with the U.S. Court of Appeals for the D.C. Circuit, asking that the permit from the U.S. Army Corps of Engineers remain in effect while an environmental impact study is performed. In May 2019, the U.S. Court of Appeals for the D.C. Circuit denied the request for rehearing and ordered the U.S. District Court for the D.C. Circuit to consider and issue a ruling on whether the permit should be vacated during the U.S. Army Corps of Engineers’ preparation of an environmental impact statement. In November 2019, the U.S. District Court for the D.C. Circuit issued an order allowing the permit to remain in effect while an environmental impact statement is prepared. In November 2020, the U.S. Army Corps of Engineers issued a draft environmental impact statement noting there is no better alternative. This matter is pending.

North Carolina Regulation

Virginia Power North Carolina Base Rate Case

In March 2019, Virginia Power filed its base rate case and schedules with the North Carolina Commission. In January 2020, the North Carolina Commission approved a 9.75% ROE and disallowed certain costs associated with coal ash remediation at Chesterfield power station. In February 2020, the North Carolina Commission issued its final order relating to base rates. In July 2020, Virginia Power filed a notice of appeal and exceptions to the Supreme Court of North Carolina, arguing that the North Carolina Commission committed reversible error on certain issues relating to the ratemaking treatment of certain coal ash remediation costs. In June 2022, the Supreme Court of North Carolina affirmed the North Carolina Commission’s order.

Virginia Power North Carolina Fuel Filing

In August 2022, Virginia Power submitted its annual filing to the North Carolina Commission to adjust the fuel component of its electric rates. Virginia Power updated its filing in October 2022 to reflect the increased commodity cost of fuel and proposed a total $107 million increase to the fuel component of its electric rates for the rate year beginning February 1, 2023. Virginia Power also submitted an alternative to recover the increase over a two-year period. Under this approach, Virginia Power proposed a total $80 million increase to the fuel component of its electric rates implemented on a staggered timeline for the rate year beginning February 1, 2023 with remaining unrecovered balances to be recovered in the rate year beginning February 1, 2024. In January 2023, the North Carolina Commission approved the filing for recovery over the two-year period.

PSNC Rider D

Rider D allows PSNC to recover from customers all prudently incurred gas costs and the related portion of uncollectible expenses as well as losses on negotiated gas and transportation sales. In May 2022, PSNC submitted a filing with, and received approval from, the North Carolina Commission for a $56 million gas cost increase with rates effective June 2022. In September 2022, PSNC submitted a filing with, and received approval from, the North Carolina Commission for a $126 million gas cost increase with rates effective October 2022. In November 2022, PSNC submitted a filing with, and received approval from, the North Carolina Commission for a net $41 million gas cost decrease with rates effective December 2022.

In January 2023, PSNC submitted a filing with, and received approval from, the North Carolina Commission for a $154 million gas cost decrease with rates effective February 2023. In February 2023, PSNC submitted a filing with the North Carolina Commission for a $56 million gas cost decrease with rates effective March 2023. This matter is pending.

PSNC Customer Usage Tracker

PSNC utilizes a customer usage tracker, a decoupling mechanism, which allows it to adjust its base rates semi-annually for residential and commercial customers based on average per customer consumption. In September 2022, PSNC submitted a filing with the North Carolina Commission for a $46 million increase relating to the customer usage tracker. The North Carolina Commission approved the filing in September 2022 with rates effective October 2022.

South Carolina Regulation

South Carolina Electric Base Rate Case

In August 2020, DESC filed its retail electric base rate case and schedules with the South Carolina Commission. In July 2021, DESC, the South Carolina Office of Regulatory Staff and other parties of record filed a comprehensive settlement agreement with the South Carolina Commission for approval. The comprehensive settlement agreement provided for a non-fuel, base rate increase of $62 million (resulting in a net increase of $36 million after considering an accelerated amortization of certain excess deferred income taxes) commencing with bills issued on September 1, 2021 and an authorized earned ROE of 9.50%. Additionally, DESC agreed to commit up to $15 million to forgive retail electric customer balances that were more than 60 days past due as of May 31, 2021 and provide $15 million for energy efficiency upgrades and critical health and safety repairs to customer homes. Pursuant to the comprehensive settlement agreement, DESC would not file a retail electric base rate case prior to July 1, 2023, such that new rates would not be effective prior to January 1, 2024, absent unforeseen extraordinary economic or financial conditions that may include changes in corporate tax rates. In July 2021, the South Carolina Commission approved the comprehensive settlement agreement and issued its final order in August 2021.

In connection with this matter, Dominion Energy recorded charges of $249 million ($187 million after-tax) reflected within impairment of assets and other charges (benefits) (reflected in the Corporate and Other segment), including $237 million of regulatory assets associated with DESC’s purchases of its first mortgage bonds during 2019 that are no longer probable of recovery under the settlement agreement, and $18 million ($14 million after-tax) reflected within other income in its Consolidated Statements of Income for the year ended December 31, 2021.

DSM Programs

DESC has approval for a DSM rider through which it recovers expenditures related to its DSM programs.

In January 2022, DESC filed an application with the South Carolina Commission seeking approval to recover $60 million of costs and net lost revenues associated with these programs, along with an incentive to invest in such programs. In April 2022, the South Carolina Commission approved the request, effective with the first billing cycle of May 2022.

In January 2023, DESC filed an application with the South Carolina Commission seeking approval to recover $46 million of costs and net lost revenues associated with these programs, along with an incentive to invest in such programs. DESC requested that rates be effective with the first billing cycle of May 2023. This matter is pending.

Natural Gas Rates

In June 2022, DESC filed with the South Carolina Commission its monitoring report for the 12-month period ended March 31, 2022 with a total revenue requirement of $553 million. This represents a $129 million overall annual increase to its natural gas rates including a $16 million base rate increase under the terms of the Natural Gas Rate Stabilization Act effective with the first billing cycle of November 2022. In October 2022, the South Carolina Commission issued an order approving a total revenue requirement of $549 million effective with the first billing cycle of November 2022. This represents a $125 million overall annual increase to DESC’s natural gas rates including a $12 million base rate increase under the terms of the Natural Gas Rate Stabilization Act.

Cost of Fuel

DESC’s retail electric rates include a cost of fuel component approved by the South Carolina Commission which may be adjusted periodically to reflect changes in the price of fuel purchased by DESC.

In February 2022, DESC filed with the South Carolina Commission a proposal to increase the total fuel cost component of retail electric rates. DESC’s proposed adjustment is designed to recover DESC’s current base fuel costs, including its existing under-collected balance, over the 12-month period beginning with the first billing cycle of May 2022. DESC also proposed to apply approximately $66 million representing the net balance of funds associated with the monetization of the bankruptcy settlement with Toshiba Corporation following the satisfaction of liens against NND Project property recorded in regulatory liabilities, as a reduction to its under-collected base fuel cost balance. In addition, DESC proposed an increase to its variable environmental and avoided capacity cost component. The net effect is a proposed annual increase of $143 million. In April 2022, the South Carolina Commission approved the filing.

In August 2022, DESC filed an application with the South Carolina Commission seeking a mid-period adjustment to increase the base fuel component of retail electric rates for the recovery of electric fuel costs. The application requested an increase of the base fuel cost component of $399 million, with rates expected to be effective with the first billing cycle of January 2023. In November 2022, DESC, the South Carolina Office of Regulatory Staff and other parties of record filed a stipulation agreement with the South Carolina Commission for approval that reflects updated fuel cost experience and forecasts. The stipulation agreement proposes an increase of the base fuel cost component to be effective with the first billing cycle of January 2023, with an estimated annual increase of $168 million. In December 2022, the South Carolina Commission approved the stipulation agreement and issued a final order.

In February 2023, DESC filed with the South Carolina Commission a proposal to increase the total fuel cost component of retail electric rates. DESC’s proposed adjustment is designed to recover DESC’s current base fuel costs, including its existing under-collected balance, over the 12-month period beginning with the first billing cycle of May 2023. In addition, DESC proposed a decrease to its variable environmental and avoided capacity cost component. The net effect is a proposed annual increase of $176 million. This matter is pending.

Electric - Other

DESC utilizes a pension costs rider approved by the South Carolina Commission which is designed to allow recovery of projected pension costs, including under-collected balances or net of over-collected balances, as applicable. The rider is typically reviewed for adjustment every 12 months with any resulting increase or decrease going into effect beginning with the first billing cycle in May. In February 2023, DESC requested that the South Carolina Commission approve an adjustment to this rider to increase annual revenue by $24 million. This matter is pending.

Ohio Regulation

PIR Program

In 2008, East Ohio began PIR, aimed at replacing approximately 25% of its pipeline system. In September 2016, the Ohio Commission approved a stipulation filed jointly by East Ohio and the Staff of the Ohio Commission to continue the PIR program and associated cost recovery for another five-year term, calendar years 2017 through 2021, and to permit East Ohio to increase its annual capital expenditures to $200 million by 2018 and 3% per year thereafter subject to the cost recovery rate increase caps proposed by East Ohio. In April 2022, the Ohio Commission approved an extension of East Ohio’s PIR program for capital investments through 2026 with continuation of 3% increases of annual capital expenditures per year.

In June 2022, the Ohio Commission approved East Ohio’s application to adjust the PIR cost recovery rates for 2021 costs. The filing reflects gross plant investment for 2021 of $225 million, cumulative gross plant investment of $2.2 billion and a revenue requirement of $273 million.

CEP Program

In 2011, East Ohio began CEP which enables East Ohio to defer depreciation expense, property tax expense and carrying costs at the debt rate of 6.5% on capital investments not covered by its PIR program to expand, upgrade or replace its infrastructure and information technology systems as well as investments necessary to comply with the Ohio Commission or other government regulation. In April 2022, certain parties filed an appeal with the Supreme Court of Ohio appealing the Ohio Commission’s December 2020 order establishing the CEP rider, including the rate of return utilized in determining the revenue requirement. This matter is pending.

In April 2021, East Ohio filed an application requesting approval to adjust the CEP cost recovery rates for 2019 and 2020 costs. The filing reflects gross plant investment for 2019 of $137 million, gross plant investment for 2020 of $99 million, cumulative gross plant investment of $957 million and a revenue requirement of $119 million. In February 2022, the Ohio Commission approved adjustments to CEP cost recovery rates for 2019 and 2020 costs. The approved rates reflect gross plant investment for 2019 and 2020 of $231 million, cumulative gross plant investment of $952 million and a revenue requirement of $118 million. The Ohio Commission also ordered that East Ohio should file its next base rate case by October 2023.

In November 2022, the Ohio Commission approved adjustments to CEP cost recovery rates for 2021 costs. The approved rates reflect gross plant investment for 2021 of $146 million, cumulative gross plant investment of $1.1 billion and a revenue requirement of $131 million.

PIPP Plus Program

Under the Ohio PIPP Plus Program, eligible customers can make reduced payments based on their ability to pay their bill. The difference between the customer’s total bill and the PIPP amount is deferred and collected under the PIPP rider in accordance with the rules of the Ohio Commission. In July 2022, East Ohio’s annual update of the PIPP rider filed in May 2022 with the Ohio Commission was approved. The revised rider rate reflects recovery over the twelve-month period from July 2022 through June 2023 of projected deferred program costs of approximately $22 million from April 2022 through June 2023, net of over-recovery of accumulated arrearages of approximately $4 million as of March 31, 2022.

UEX Rider

East Ohio has approval for a UEX Rider through which it recovers the bad debt expense of most customers not participating in the PIPP Plus Program. The UEX Rider is adjusted annually to achieve dollar for dollar recovery of East Ohio’s actual write-offs of uncollectible amounts. In July 2022, the Ohio Commission approved East Ohio’s application to adjust its UEX Rider to reflect an annual revenue requirement of $20 million to provide for recovery of an under-recovered accumulated bad debt expense of $7 million as of March 31, 2022, and recovery of net bad debt expense projected to total $13 million for the twelve-month period ending March 2023.

Utah Regulation

Utah Base Rate Case

In May 2022, Questar Gas filed its base rate case and schedules with the Utah Commission. Questar Gas proposed a non-fuel, base rate increase of $71 million effective January 2023. The base rate increase was proposed to recover the significant investment in distribution infrastructure for the benefit of Utah customers. The proposed rates would provide for an ROE of 10.3% compared to the currently authorized ROE of 9.5%. In December 2022, the Utah Commission approved a non-fuel, base rate increase of $48 million for rates effective January 2023 with an ROE of 9.6%.

Purchased Gas

In July 2022, the Utah Commission approved Questar Gas’ request for a $94 million gas cost increase with rates effective August 2022. In October 2022, the Utah Commission approved Questar Gas’ request for a $128 million gas cost increase with rates effective November 2022.

In February 2023, Questar Gas filed an application with the Utah Commission seeking approval for a $92 million gas cost increase with rates effective March 2023. This matter is pending.

NOTE 14. ASSET RETIREMENT OBLIGATIONS

AROs represent obligations that result from laws, statutes, contracts and regulations related to the eventual retirement of certain of the Companies’ long-lived assets. The Companies AROs are primarily associated with the decommissioning of their nuclear generation facilities and ash pond and landfill closures.

The Companies have also identified, but not recognized, AROs related to the retirement of Dominion Energy’s storage wells in its underground natural gas storage network, certain Virginia Power electric transmission and distribution assets located on property with easements, rights of way, franchises and lease agreements, Virginia Power’s hydroelectric generation facilities and the abatement of certain asbestos not expected to be disturbed in the Companies’ generation facilities. The Companies currently do not have sufficient information to estimate a reasonable range of expected retirement dates for any of these assets since the economic lives of these assets can be extended indefinitely through regular repair and maintenance and they currently have no plans to retire or dispose of any of these assets. As a result, a settlement date is not determinable for these assets and AROs for these assets will not be reflected in the Consolidated Financial Statements until sufficient information becomes available to determine a reasonable estimate of the fair value of the activities to be performed. The Companies continue to monitor operational and strategic developments to identify if sufficient information exists to reasonably estimate a retirement date for these assets.

The changes to AROs during 2021 and 2022 were as follows:

(millions)	Dominion Energy	Virginia Power
AROs at December 31, 2020	$5,221	$3,820
Obligations incurred during the period	28	26
Obligations settled during the period	(155)	(131)
Revisions in estimated cash flows(1)	80	67
Accretion	208	141
Sale of non-wholly-owned nonregulated solar facilities	(49)
AROs at December 31, 2021(2)	$5,333	$3,923
Obligations incurred during the period	138	132
Obligations settled during the period	(125)	(155)
Revisions in estimated cash flows(3)	46	48
Accretion	210	145
Sales of Kewaunee and Hope	(175)
AROs at December 31, 2022(2)	$5,427	$4,093
(1)
Reflects revisions to future ash pond and landfill closure costs at certain utility generation facilities, and additionally for Dominion Energy estimated cash flow projections associated with the recovery of spent nuclear fuel costs for its AROs associated with the decommissioning of Kewaunee and estimated cash flow projections associated with DESC's gas distribution pipelines. For Dominion Energy, these revisions in 2021 resulted in a charge of $44 million ($35 million after-tax) within other operations and maintenance expense in the Consolidated Statements of Income as well as a $25 million decrease to property, plant and equipment, net.
(2)
Includes $196 million and $365 million reported in other current liabilities for Dominion Energy at December 31, 2021 and 2022, respectively.
(3)
Primarily reflects revisions to asbestos abatement costs associated with the early retirement of certain retired electric generation facilities.

Dominion Energy’s AROs at December 31, 2022 and 2021, include $1.9 billion and $2.0 billion, respectively, with $0.9 billion and $0.9 billion recorded by Virginia Power, related to the future decommissioning of their nuclear facilities. The Companies have established trusts dedicated to funding the future decommissioning activities. At December 31, 2022 and 2021, the aggregate fair value of Dominion Energy’s trusts, consisting primarily of equity and debt securities, totaled $6.0 billion and $8.0 billion, respectively. At December 31, 2022 and 2021, the aggregate fair value of Virginia Power’s trusts, consisting primarily of debt and equity securities, totaled $3.2 billion and $3.7 billion, respectively.

In addition, AROs at December 31, 2022 and 2021 include $2.8 billion and $2.9 billion, respectively, related to Virginia Power’s future ash pond and landfill closure costs. Regulatory mechanisms, primarily associated with legislation enacted in Virginia in 2019, provide for recovery of costs to be incurred. See Note 12 for additional information.

NOTE 15. LEASES

At December 31, 2022 and 2021, the Companies had the following lease assets and liabilities recorded in the Consolidated Balance Sheets:

	Dominion Energy		Virginia Power
At December 31,	2022	2021	2022	2021
(millions)
Lease assets:
Operating lease assets(1)	$415	$506	$294	$256
Finance lease assets(2)	144	144	82	71
Total lease assets	$559	$650	$376	$327
Lease liabilities:
Operating lease liabilities(3)	$39	$44	$21	$25
Finance lease liabilities(4)	46	36	17	13
Total lease liabilities - current	85	80	38	38
Operating lease liabilities (5)	514	464	273	227
Finance lease liabilities(6)	104	112	65	57
Total lease liabilities - noncurrent	618	576	338	284
Total lease liabilities	$703	$656	$376	$322
(1)
Dominion Energy includes $394 million and $479 million at December 31, 2022 and 2021, respectively, in other deferred charges and other assets, with the remaining balance in noncurrent assets held for sale, in its Consolidated Balance Sheets. Virginia Power's balances are included in other deferred charges and other assets in its Consolidated Balance Sheets.
(2)
Dominion Energy includes $127 million and $129 million at December 31, 2022 and 2021, respectively, in property, plant and equipment in its Consolidated Balance Sheets, net of $106 million and $77 million at December 31, 2022 and 2021, respectively, of accumulated amortization, with the remaining balance in noncurrent assets held for sale. Virginia Power's balances are included in property, plant and equipment in its Consolidated Balance Sheets, net of $33 million and $18 million at December 31, 2022 and 2021, respectively, of accumulated amortization.
(3)
Dominion Energy includes $34 million and $38 million at December 31, 2022 and 2021, respectively, in other current liabilities, with the remaining balance in current liabilities held for sale, in its Consolidated Balance Sheets. Virginia Power's balances are in other current liabilities in its Consolidated Balance Sheets.
(4)
Dominion Energy includes $42 million and $33 million at December 31, 2022 and 2021, respectively, in securities due within one year, with the remaining balance in current liabilities held for sale, in its Consolidated Balance Sheets. Virginia Power's balances are included in securities due within one year in its Consolidated Balance Sheets.
(5)
Dominion Energy includes $494 million and $439 million at December 31, 2022 and 2021, respectively, in other deferred credits and other liabilities, with the remaining balance in noncurrent liabilities held for sale, in its Consolidated Balance Sheets. Virginia Power's balances are included in other deferred credits and other liabilities in its Consolidated Balance Sheets.
(6)
Dominion Energy includes $91 million and $100 million at December 31, 2022 and 2021, respectively, in other long-term debt, with the remaining balance in noncurrent liabilities held for sale, in its Consolidated Balance Sheets. Virginia Power's balances are included in other long-term debt in its Consolidated Balance Sheets.

In addition to the amounts disclosed above, Dominion Energy’s Consolidated Balance Sheets at December 31, 2022 and 2021 include property, plant and equipment of $183 million and $1.2 billion, respectively, related to facilities subject to power purchase agreements under which Dominion Energy is the lessor. Accumulated depreciation related to these facilities was $106 million at December 31, 2021. There was no accumulated depreciation related to these facilities recorded in Dominion Energy’s Consolidated Balance Sheets at December 31, 2022.

For the years ended December 31, 2022, 2021 and 2020, total lease cost associated with the Companies’ leasing arrangements consisted of the following:

	Dominion Energy			Virginia Power
Year ended December 31,	2022	2021	2020	2022	2021	2020
(millions)
Finance lease cost:
Amortization(1)	$41	$40	$33	$15	$12	$7
Interest(2)	3	(3)	—	3	1	1
Operating lease cost(3)	53	66	68	32	$30	$36
Short-term lease cost(4)	31	32	20	21	19	12
Variable lease cost	4	5	8	1	1	4
Total lease cost	$132	$140	$129	$72	$63	$60

(1)
Dominion Energy includes $3 million, $3 million and $2 million for the years ended December 31, 2022, 2021 and 2020, respectively, in discontinued operations in its Consolidated Statements of Income.
(2)
Dominion Energy includes $1 million for the year ended December 31, 2022 and less than $1 million for the years ended December 31, 2021 and 2020, respectively, in discontinued operations in its Consolidated Statements of Income.
(3)
Dominion Energy includes $6 million, $8 million and $8 million for the years ended December 31, 2022, 2021 and 2020, respectively, in discontinued operations in its Consolidated Statements of Income.
(4)
Dominion Energy includes $2 million, $2 million and $1 million for the years ended December 31, 2022, 2021 and 2020, respectively, in discontinued operations in its Consolidated Statements of Income.

For the years ended December 31, 2022, 2021 and 2020, cash paid for amounts included in the measurement of the lease liabilities consisted of the following amounts, included in the Companies’ Consolidated Statements of Cash Flows:

	Dominion Energy			Virginia Power
Year ended December 31,	2022	2021	2020	2022	2021	2020
(millions)
Operating cash flows for finance leases	$3	$(3)	$—	$3	$1	$1
Operating cash flows for operating leases	82	103	96	50	53	52
Financing cash flows for finance leases	32	40	33	12	12	7

In addition to the amounts disclosed above, Dominion Energy’s Consolidated Statements of Income for the years ended December 31, 2022, 2021 and 2020, include $16 million, $168 million and $175 million, respectively, of rental revenue, included in operating revenue and $34 million, $110 million and $102 million, respectively, of depreciation expense, included in depreciation, depletion and amortization, related to facilities subject to power purchase agreements under which Dominion Energy is the lessor.

At December 31, 2022 and 2021, the weighted average remaining lease term and weighted discount rate for the Companies’ finance and operating leases were as follows:

	Dominion Energy		Virginia Power
December 31,	2022	2021	2022	2021
Weighted average remaining lease term - finance leases	4 years	5 years	6 years	6 years
Weighted average remaining lease term - operating leases	29 years	27 years	30 years	25 years
Weighted average discount rate - finance leases	5.77%	2.77%	6.12%	2.27%
Weighted average discount rate - operating leases	3.91%	3.96%	3.90%	4.00%

The Companies’ lease liabilities have the following maturities:

Maturity of Lease Liabilities	Dominion Energy		Virginia Power
(millions)	Operating	Finance	Operating	Finance
2023	$44	$52	$23	$21
2024	36	45	19	20
2025	30	25	15	17
2026	27	20	12	14
2027	25	14	10	11
After 2027	642	15	314	13
Total undiscounted lease payments	804	171	393	96
Present value adjustment	(251)	(21)	(99)	(14)
Present value of lease liabilities	$553	$150	$294	$82

Corporate Office Leasing Arrangement

In December 2019, Dominion Energy signed an agreement with a lessor, as amended in May 2020, to construct and lease a new corporate office property in Richmond, Virginia. The lessor provided equity and had obtained financing commitments from debt investors, totaling $465 million, to fund the estimated project costs. In March 2021, Dominion Energy notified the lessor of its intention to terminate the leasing arrangement effective April 2021. As a result, Dominion Energy recorded a charge of $62 million ($46 million after-tax) in 2021, included in impairment of assets and other charges (reflected in the Corporate and Other segment) in its Consolidated Statements of Income, primarily for amounts required to be repaid to the lessor.

Offshore Wind Vessel Leasing Arrangement

In December 2020, Dominion Energy signed an agreement (subsequently amended in December 2022) with a lessor to complete construction of and lease a Jones Act compliant offshore wind installation vessel. This vessel is designed to handle current turbine technologies as well as next generation turbines. The lessor is providing equity and has obtained financing commitments from debt investors, totaling $550 million, to fund the estimated project costs. The project is expected to be ready for the 2024 offshore wind turbine installation season. Dominion Energy has been appointed to act as the construction agent for the lessor, during which time Dominion Energy will request cash draws from the lessor and debt investors to fund all project costs, which totaled $334 million as of December 31, 2022. If the project is terminated under certain events of default, Dominion Energy could be required to pay up to 100% of the then funded amount.

The initial lease term will commence once construction is substantially complete and the vessel is delivered and will mature in November 2027. At the end of the initial lease term, Dominion Energy can (i) extend the term of the lease for an additional term, subject to the approval of the participants, at current market terms, (ii) purchase the property for an amount equal to the outstanding project costs or, (iii) subject to certain terms and conditions, sell the property on behalf of the lessor to a third party using commercially reasonable efforts to obtain the highest cash purchase price for the property. If the project is sold and the proceeds from the sale are insufficient to repay the investors for the outstanding project costs, Dominion Energy may be required to make a payment to the lessor for the difference between the outstanding project costs and sale proceeds. Dominion Energy is not considered the owner during construction for financial accounting purposes and, therefore, will not reflect the construction activity in its consolidated financial statements. Dominion Energy expects to recognize a right-of-use asset and a corresponding finance lease liability at the commencement of the lease term. Dominion Energy will be considered the owner of the leased property for tax purposes, and as a result, will be entitled to tax deductions for depreciation and interest expense.

NOTE 16. VARIABLE INTEREST ENTITIES

The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both 1) the power to direct the activities that most significantly impact the entity’s economic performance and 2) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE.

Dominion Energy

At December 31, 2022, Dominion Energy owns a 50% membership interest in Cove Point, as discussed in Notes 3 and 9. Dominion Energy concluded that Cove Point is a VIE due to the limited partners lacking the characteristics of a controlling financial interest. As a result of the GT&S Transaction, effective November 1, 2020, Dominion Energy is no longer the primary beneficiary of Cove Point as BHE retains the power to direct the activities that most significantly impact Cove Point’s economic performance. Dominion Energy’s maximum exposure to loss is limited to its current and future investment, as well as any obligations under guarantees provided. See Note 23 for additional information.

At December 31, 2022, Dominion Energy owns a 53% membership interest in Atlantic Coast Pipeline. Dominion Energy concluded that Atlantic Coast Pipeline is a VIE because it has insufficient equity to finance its activities without additional subordinated financial support. Dominion Energy has concluded that it is not the primary beneficiary of Atlantic Coast Pipeline as it does not have the power to direct the activities of Atlantic Coast Pipeline that most significantly impact its economic performance, as the power to direct is shared with Duke Energy. Dominion Energy is obligated to provide capital contributions based on its ownership percentage. Dominion Energy’s maximum exposure to loss is limited to any future investment. See Note 9 for additional details regarding the nature of this entity.

Dominion Energy and Virginia Power

The Companies’ nuclear decommissioning trust funds and Dominion Energy’s rabbi trusts hold investments in limited partnerships or similar type entities (see Note 9 for additional details). Dominion Energy and Virginia Power concluded that these partnership investments are VIEs due to the limited partners lacking the characteristics of a controlling financial interest. Dominion Energy and Virginia Power have concluded neither is the primary beneficiary as they do not have the power to direct the activities that most significantly impact these VIEs’ economic performance. Dominion Energy and Virginia Power are obligated to provide capital contributions to the partnerships as required by each partnership agreement based on their ownership percentages. Dominion Energy and Virginia Power’s maximum exposure to loss is limited to their current and future investments.

Virginia Power

Virginia Power purchased shared services from DES, an affiliated VIE, of $396 million, $380 million and $349 million for the years ended December 31, 2022, 2021 and 2020, respectively. Virginia Power’s Consolidated Balance Sheets included amounts due to DES of $28 million at December 31, 2022, and $20 million at December 31, 2021, respectively, recorded in payables to affiliates in the Consolidated Balance Sheets. Virginia Power determined that it is not the primary beneficiary of DES as it does not have power to direct the activities that most significantly impact its economic performance as well as the obligation to absorb losses and benefits which could be significant to it. DES provides accounting, legal, finance and certain administrative and technical services to all Dominion Energy subsidiaries, including Virginia Power. Virginia Power has no obligation to absorb more than its allocated share of DES costs.

NOTE 17. SHORT-TERM DEBT AND CREDIT AGREEMENTS

The Companies use short-term debt to fund working capital requirements and as a bridge to long-term debt financings. The levels of borrowing may vary significantly during the course of the year, depending upon the timing and amount of cash requirements not satisfied by cash from operations. In addition, Dominion Energy utilizes cash and letters of credit to fund collateral requirements. Collateral requirements are impacted by commodity prices, hedging levels, Dominion Energy’s credit ratings and the credit quality of its counterparties.

Dominion Energy

Dominion Energy’s short-term financing is supported by its $6.0 billion joint revolving credit facility that provides for a discount in the pricing of certain annual fees and amounts borrowed by Dominion Energy under the facility if Dominion Energy achieves certain annual renewable electric generation and diversity and inclusion objectives. Commercial paper and letters of credit outstanding, as well as capacity available under the credit facility were as follows:

	Facility Limit	Outstanding Commercial Paper(1)	Outstanding Letters of Credit	Facility Capacity Available
(millions)
At December 31, 2022
Joint revolving credit facility(2)	$6,000	$3,076	$202	$2,722
At December 31, 2021
Joint revolving credit facility(2)	$6,000	$1,883	$131	$3,986
(1)
The weighted-average interest rates of the outstanding commercial paper supported by Dominion Energy’s credit facility was 4.73% and 0.31% at December 31, 2022 and 2021, respectively.
(2)
This credit facility matures in June 2026, with the potential to be extended by the borrowers to June 2028, and can be used by the borrowers under the credit facility to support bank borrowings and the issuance of commercial paper, as well as to support up to a combined $2.0 billion of letters of credit.

DESC and Questar Gas’ short-term financings are supported through access as co-borrowers to the joint revolving credit facility discussed above with the Companies. At December 31, 2022, the sub-limits for DESC and Questar Gas were $500 million and $250 million, respectively.

In March 2021, FERC granted DESC authority through March 2023 to issue short-term indebtedness (pursuant to Section 204 of the Federal Power Act) in amounts not to exceed $2.2 billion outstanding with maturity dates of one year or less. In addition, in March 2021, FERC granted GENCO authority through March 2023 to issue short-term indebtedness not to exceed $200 million outstanding with maturity dates of one year or less. In January 2023, DESC and GENCO applied to FERC for a two-year short-term borrowing authorization. The applications are pending.

In addition to the joint revolving credit facility mentioned above, Dominion Energy also has a credit facility which allows Dominion Energy to issue up to approximately $30 million in letters of credit and was scheduled to mature in June 2022. In April 2022, Dominion Energy entered into an agreement to amend and restate this facility to extend the maturity date to June 2025. In May 2022, Dominion Energy further amended and restated this facility to have a maturity date of June 2024. At December 31, 2022 and 2021, Dominion Energy had $25 million and $29 million in letters of credit outstanding under this facility, respectively.

In December 2021, in connection with the sale of certain non-wholly owned nonregulated solar facilities, as discussed in Note 10, SBL Holdco terminated $30 million of credit facilities and Dominion Solar Projects III, Inc. terminated $25 million of credit facilities.

In July 2021, Dominion Energy entered into an approximately $1.3 billion term loan credit agreement following the termination of the Q-Pipe Transaction as discussed in Note 3 and borrowed the full amount available thereunder. The term loan was scheduled to mature in December 2021, with the ability to extend maturity at Dominion Energy’s option to June 2022 and bore interest at a variable rate. The proceeds were utilized to repay the deposit received from BHE on the Q-Pipe Transaction. In December 2021, Dominion Energy used the net proceeds from the completion of the sale of the Q-Pipe Group to Southwest Gas to repay the principal outstanding under the term loan plus accrued interest.

In December 2021, DECP Holdings entered into a credit facility, which allows it to issue up to $110 million in letters of credit with automatic one-year renewals through the maturity of the facility in December 2024. At both December 31, 2022 and 2021, $110 million in letters of credit were outstanding under this agreement with no amounts drawn under the letters of credit.

Dominion Energy has an effective shelf registration statement with the SEC for the sale of up to $3.0 billion of variable denomination floating rate demand notes, called Dominion Energy Reliability InvestmentSM. The registration limits the principal amount that may be outstanding at any one time to $1.0 billion. The notes are offered on a continuous basis and bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee, or its designee, on a weekly basis. The notes have no stated

maturity date, are non-transferable and may be redeemed in whole or in part by Dominion Energy or at the investor’s option at any time. At December 31, 2022 and December 31, 2021, Dominion Energy’s Consolidated Balance Sheets include $347 million and $431 million, respectively, presented within short-term debt with weighted-average interest rates of 4.24% and 1.25%, respectively. The proceeds are used for general corporate purposes and to repay debt.

In January 2023, Dominion Energy entered into a $2.5 billion 364-Day term loan facility which bears interest at a variable rate and will mature in January 2024 with the proceeds to be used to repay existing long-term debt and short-term debt upon maturity and for other general corporate purposes. Concurrently, Dominion Energy borrowed an initial $1.0 billion with the proceeds used to repay long-term debt. The maximum allowed total debt to total capital ratio under the facility is consistent with such allowed ratio under Dominion Energy’s joint revolving credit facility. Dominion Energy may make up to two additional borrowings under this agreement through March 31, 2023, at which point any unused capacity will cease to be available to Dominion Energy.

Virginia Power

Virginia Power’s short-term financing is supported through its access as co-borrower to Dominion Energy’s $6.0 billion joint revolving credit facility. The credit facility can be used for working capital, as support for the combined commercial paper programs of the borrowers under the credit facility and for other general corporate purposes.

Virginia Power’s share of commercial paper and letters of credit outstanding under the joint revolving credit facility with Dominion Energy, Questar Gas and DESC were as follows:

	Facility Limit	Outstanding Commercial Paper(1)	Outstanding Letters of Credit
(millions)
At December 31, 2022
Joint revolving credit facility(2)	$6,000	$941	$140
At December 31, 2021
Joint revolving credit facility(2)	$6,000	$745	$40
(1)
The weighted-average interest rates of the outstanding commercial paper supported by the credit facility was 4.68% and 0.26% at December 31, 2022 and 2021, respectively.
(2)
The full amount of the facility is available to Virginia Power, less any amounts outstanding to co-borrowers Dominion Energy, Questar Gas and DESC. The sub-limit for Virginia Power is set pursuant to the terms of the facility but can be changed at the option of the borrowers multiple times per year. At December 31, 2022, the sub-limit for Virginia Power was $1.75 billion. If Virginia Power has liquidity needs in excess of its sub-limit, the sub-limit may be changed or such needs may be satisfied through short-term intercompany borrowings from Dominion Energy. This credit facility matures in June 2026, with the potential to be extended by the borrowers to June 2028. The credit facility can be used to support bank borrowings and the issuance of commercial paper, as well as to support up to $2.0 billion (or the sub-limit, whichever is less) of letters of credit.

In January 2023, Virginia Power entered into a letter of credit facility which allows Virginia Power to issue up to $125 million in letters of credit and matures in January 2026. Through February 2023, less than $1 million in letters of credit were issued and outstanding under this facility with no amounts drawn under the letters of credit.

NOTE 18. LONG-TERM DEBT

	2022 Weighted- average Coupon(1)	Dominion Energy		Virginia Power
At December 31,		2022	2021	2022	2021
(millions, except percentages)
Sustainability Revolving Credit Agreement, variable rate, due 2024(2)	5.24%	$450	$—
Unsecured Senior Notes:
Variable rate, due 2023	5.30%	1,000	1,000
1.45% to 7.0%, due 2022 to 2052(3)(4)	4.01%	12,476	11,238
Unsecured Junior Subordinated Notes:
3.071% due 2024	3.07%	700	700
Payable to Affiliated Trust, 8.4%, due 2031	8.40%	10	10
Enhanced Junior Subordinated Notes:
5.75% due 2054	5.75%	685	685
Virginia Electric and Power Company:
Unsecured Senior Notes, 2.30% to 8.875%, due 2022 to 2052	3.99%	15,135	13,238	$15,135	$13,238
Tax-Exempt Financings, 0.75% to 1.90%, due 2032 to 2041(5)	1.32%	625	625	625	625
DECP Holdings, Term Loan, variable rate, due 2024(6)	5.71%	2,349	2,500
DESC:
First Mortgage Bonds, 2.30% to 6.625%, due 2028 to 2065	5.09%	3,634	3,634
Tax-Exempt Financings(7):
Variable rate due 2038	3.70%	35	35
3.625% and 4.00%, due 2028 and 2033	3.90%	54	54
GENCO, variable rate due 2038	3.70%	33	33
Other	3.63%	1	1
Secured Senior Notes, 4.82%, due 2042(8)	4.82%	308	314
Tax-Exempt Financing, 3.8% due 2033	3.80%	27	27
Total Principal		$37,522	$34,094	$15,760	$13,863
Fair value hedge valuation(9)		—	2
Securities due within one year(10)		(2,848)	(805)	(700)	(300)
Unamortized discount, premium and debt issuance costs, net		(322)	(282)	(144)	(110)
Derivative restructuring(11)		141	738	—	446
Finance leases		91	100	65	57
Total long-term debt		$34,584	$33,847	$14,981	$13,956

(1)
Represents weighted-average coupon rates for debt outstanding as of December 31, 2022.
(2)
This $900 million supplemental credit facility, entered in June 2021, offers a reduced interest rate margin with respect to borrowed amounts allocated to certain environmental sustainability or social investment initiatives. Proceeds of the supplemental credit facility also may be used for general corporate purposes, but such proceeds are not eligible for a reduced interest rate margin. In June 2021 and August 2021, Dominion Energy borrowed $250 million and $650 million respectively. The proceeds from these borrowings were used to support environmental sustainability and social investment initiatives ($250 million) and for general corporate purposes ($650 million). In November 2021 and December 2021, Dominion Energy repaid $650 million and $250 million, respectively, borrowed under this arrangement. In May 2022, Dominion Energy borrowed $900 million. The proceeds from these borrowings were used to support environmental sustainability and social investment initiatives ($450 million) and for general corporate purposes ($450 million). In June 2022, Dominion Energy repaid $450 million borrowed for general corporate purposes.
(3)
Includes debt assumed by Dominion Energy from the merger of its former CNG subsidiary.
(4)
In 2022, Dominion Energy repurchased $263 million of senior notes with various interest rates and maturity dates. Gains related to the early redemption of the senior notes were $35 million ($26 million after-tax) reflected within interest and related charges in Dominion Energy’s Consolidated Statements of Income.
(5)
These financings relate to certain pollution control equipment at Virginia Power’s generating facilities.
(6)
The term loan amortizes over a 17-year period and matures in December 2024 with the potential to be extended to December 2026. The debt is secured by DECP Holdings’ noncontrolling interest in Cove Point.
(7)
Industrial revenue bonds totaling $68 million are secured by letters of credit that expire, subject to renewal, in the fourth quarter of 2023.
(8)
Represents debt associated with Eagle Solar. The debt is nonrecourse to Dominion Energy and is secured by Eagle Solar’s interest in certain solar facilities.
(9)
Represents the valuation of certain fair value hedges associated with Dominion Energy’s fixed rate debt.
(10)
Dominion Energy and Virginia Power's weighted-average rate for securities due within one year was 3.69% and 2.75%, respectively, as of December 31, 2022.
(11)
Excludes $447 million at December 31, 2022 for both Dominion Energy and Virginia Power, representing the current portion which is presented within securities due within one year in the Companies’ Consolidated Balance Sheets. The Companies did not have any current derivative restructuring balances at December 31, 2021.

Based on stated maturity dates rather than early redemption dates that could be elected by instrument holders, the scheduled principal payments of long-term debt, at December 31, 2022 were as follows:

	2023	2024	2025	2026	2027	Thereafter	Total
(millions, except percentages)
Dominion Energy
Term Loans	$134	$2,215	$—	$—	$—	$—	$2,349
Sustainability Revolving Credit Agreement	—	450	—	—	—	—	450
First Mortgage Bonds	—	—	—	—	—	3,634	3,634
Unsecured Senior Notes	2,700	650	1,500	2,120	1,783	19,859	28,612
Secured Senior Notes	17	31	19	20	21	200	308
Tax-Exempt Financings	—	—	—	—	—	774	774
Unsecured Junior Subordinated Notes Payable to Affiliated Trusts	—	—	—	—	—	10	10
Unsecured Junior Subordinated Notes	—	700	—	—	—	—	700
Enhanced Junior Subordinated Notes	—	—	—	—	—	685	685
Total	$2,851	$4,046	$1,519	$2,140	$1,804	$25,162	$37,522
Weighted-average Coupon	3.69%	4.81%	3.01%	2.84%	3.74%	4.34%
Virginia Power
Unsecured Senior Notes	$700	$350	$350	$1,150	$1,350	$11,235	$15,135
Tax-Exempt Financings	—	—	—	—	—	625	625
Total	$700	$350	$350	$1,150	$1,350	$11,860	$15,760
Weighted-average Coupon	2.75%	3.45%	3.10%	3.08%	3.61%	4.10%

The Companies’ credit facilities and debt agreements, both short-term and long-term, contain customary covenants and default provisions. As of December 31, 2022, there were no events of default under these covenants.

Enhanced Junior Subordinated Notes

In October 2014, Dominion Energy issued $685 million of October 2014 hybrids that will bear interest at 5.75% per year until October 1, 2024. Thereafter, assuming three-month LIBOR has been terminated and the October 2014 hybrids remain outstanding, interest will accrue at a SOFR-based rate selected by, and subject to any spread adjustment or other benchmark conforming changes implemented by, the Board of Governors of the Federal Reserve in accordance with the Adjustable Interest Rate (LIBOR) Act of 2022.

In July 2016, Dominion Energy issued $800 million of 5.25% July 2016 hybrids. In August 2021, Dominion Energy redeemed the remaining principal outstanding of $800 million of its July 2016 hybrids, which would have otherwise matured in 2076 and were listed on the NYSE under the symbol DRUA. Expenses related to the early redemption of the hybrids were $23 million reflected within interest and related charges in the Consolidated Statements of Income for the year ended December 31, 2021.

Dominion Energy may defer interest payments on the hybrids on one or more occasions for up to 10 consecutive years. If the interest payments on the hybrids are deferred, Dominion Energy may not make distributions related to its capital stock, including dividends, redemptions, repurchases, liquidation payments or guarantee payments during the deferral period. Also, during the deferral period, Dominion Energy may not make any payments on or redeem or repurchase any debt securities that are equal in right of payment with, or subordinated to, the hybrids.

Derivative Restructuring

In June 2020, Dominion Energy amended a portfolio of interest rate swaps with a notional value of $2.0 billion, extending the mandatory termination dates from 2020 and 2021 to December 2024. As a result of this noncash financing activity with an embedded interest rate swap, Dominion Energy recorded $326 million in other long-term debt representing the net present value of the initial fair value measurement of the new contract with an imputed interest rate of 1.19%, in its Consolidated Balance Sheets with an embedded interest rate derivative that had a fair value of zero at inception. In August 2021, Dominion Energy settled certain of the outstanding interest rate swaps which would have otherwise matured in December 2024, resulting in a $39 million reduction in other long-term debt. In August 2022, Dominion Energy settled certain of the outstanding interest rate swaps which would have otherwise matured in December 2024, resulting in a $154 million reduction in other long-term debt.

In August 2020, Virginia Power amended a portfolio of interest rate swaps with a notional value of $900 million, extending the mandatory termination dates from 2020 to December 2023. As a result of this noncash financing activity with an embedded interest rate swap, Virginia Power recorded $443 million in other long-term debt representing the net present value of the initial fair value measurement of the new contract with an imputed interest rate of 0.34%, in its Consolidated Balance Sheets with an embedded interest rate derivative that had a fair value of zero at inception. The interest rate swaps were in a hedge relationship prior to the transaction. Virginia Power de-designated the hedge relationships prior to the transaction and then designated the new interest rate swap in a hedge relationship after the transaction.

NOTE 19. PREFERRED STOCK

Dominion Energy is authorized to issue up to 20 million shares of preferred stock, which may be designated into separate classes. At December 31, 2022, Dominion Energy had issued and outstanding 1.8 million shares preferred stock, 0.8 million and 1.0 million of which were designated as the Series B Preferred Stock and the Series C Preferred Stock, respectively. At December 31, 2021, Dominion Energy had issued and outstanding 3.4 million shares of preferred stock, 1.6 million, 0.8 million and 1.0 million of which were designated as the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, respectively.

DESC is authorized to issue up to 20 million shares of preferred stock. At both December 31, 2022 and 2021, DESC had issued and outstanding 1,000 shares of preferred stock, all of which were held by SCANA and are eliminated in consolidation.

Virginia Power is authorized to issue up to 10 million shares of preferred stock, $100 liquidation preference; however, none were issued and outstanding at December 31, 2022 or 2021.

2019 Corporate Units

In June 2019, Dominion Energy issued $1.6 billion of 2019 Equity Units, initially in the form of 2019 Series A Corporate Units. The Corporate Units were listed on the NYSE under the symbol DCUE. The net proceeds were used for general corporate purposes and to repay short-term debt, including commercial paper.

Each 2019 Series A Corporate Unit consisted of a stock purchase contract and a 1/10, or 10%, undivided beneficial ownership interest in one share of Series A Preferred Stock. Beginning in June 2022, the Series A Preferred Stock was convertible at the option of the holder. Settlement of any conversion was initially payable in cash, common stock or a combination thereof, at Dominion Energy’s election. In November 2021, Dominion Energy’s Articles of Incorporation were amended to require that any conversion of its Series A Preferred Stock be settled, at Dominion Energy’s election, either entirely in cash or in cash up to the first $1,000 per share and in shares of Dominion Energy common stock, cash or any combination thereof for any amounts in excess of $1,000 per share. As a result of establishing a minimum amount to be settled in cash if the holders elect to convert the Series A Preferred Stock, $1.6 billion was reclassified from equity to mezzanine equity in 2021. The Series A Preferred Stock was redeemable in cash by Dominion Energy beginning September 2022 at the liquidation preference.

The stock purchase contracts obligated the holders to purchase shares of Dominion Energy common stock in June 2022. The purchase price paid under the stock purchase contracts was $100 per Corporate Unit and the number of shares purchased was determined under a formula based upon the average closing price of Dominion Energy common stock near the settlement date. See Note 20 for additional information. The Series A Preferred Stock had been pledged upon issuance as collateral to secure the purchase of common stock under the related stock purchase contracts. Dominion Energy paid cumulative dividends on the Series A Preferred Stock and quarterly contract adjustment payments on the stock purchase contracts, at the rates described below.

Pursuant to the terms of the 2019 Equity Units, Dominion Energy conducted a final remarketing of substantially all shares of Series A Preferred Stock in May 2022 which resulted in the dividend rate for all shares of Series A Preferred Stock being reset to 1.75% for the June 2022 through August 2022 dividend period and 6.75% effective September 2022. The conversion rate on the Series A Preferred Stock did not increase as a result of the remarketing. In May 2022, Dominion Energy received a commitment from a financial institution to purchase up to 1.6 million shares of the Series A Preferred Stock in the final remarketing. Accordingly, following the settlement of the successful remarketing and approval from its Board of Directors in June 2022, Dominion Energy became obligated to redeem all outstanding shares of Series A Preferred Stock in September 2022. As such, effective June 2022, the Series A Preferred Stock was considered to be mandatorily redeemable and was classified as a current liability. In addition, Dominion Energy made a short-term deposit at the financial institution as described further in Note 9. Proceeds from the final remarketing were used on behalf of holders of 2019 Series A Corporate Units at the time of the remarketing to pay the purchase price to Dominion Energy for the issuance of its common stock under the stock purchase contracts included in such corporate units in June 2022. In September 2022, Dominion Energy redeemed all outstanding shares of Series A Preferred Stock for $1.6 billion.

Selected information about Dominion Energy’s 2019 Equity Units is presented below:

Issuance Date	Units Issued	Total Net Proceeds(1)	Total Preferred Stock(2)	Cumulative Dividend Rate	Stock Purchase Contract Annual Rate	Stock Purchase Contract Liability(3)	Stock Purchase Contract Settlement Date
(millions except interest rates)
6/14/2019	16	$1,582	$1,610	1.75%	5.5%	$250	6/1/2022

(1)
Issuance costs of $28 million were recorded as a reduction to preferred stock ($14 million) and common stock ($14 million). In connection with the reclassification of the Series A Preferred Stock to mezzanine equity in 2021, the issuance costs originally recognized as a reduction to preferred stock were reclassified to common stock.
(2)
Dominion Energy recorded dividends of $12 million ($7.292 per share), $28 million ($17.50 per share) and $28 million ($17.50 per share) for the years ended December 31, 2022, 2021 and 2020, respectively. In addition, Dominion Energy recorded interest expense of $7 million on the Series A Preferred Stock for the year ended December 31, 2022, following the reclassification of these shares to a mandatorily redeemable liability effective June 2022 as discussed above.
(3)
Payments of $44 million, $85 million and $83 million were made in 2022, 2021 and 2020, respectively. The stock purchase contract liability was $44 million at December 31, 2021.

Series B Preferred Stock

In December 2019, Dominion Energy issued 800,000 shares of Series B Preferred Stock for $791 million, net of $9 million of issuance costs. The preferred stock has a liquidation preference of $1,000 per share and currently pays a 4.65% dividend per share on the liquidation preference. Dividends are paid cumulatively on a semi-annual basis, commencing June 15, 2020. Dominion Energy recorded dividends of $37 million ($46.50 per share) for each of the years ended December 31, 2022, 2021 and 2020. The dividend rate for the Series B Preferred Stock will be reset every five years beginning on December 15, 2024 to equal the then-current five-year U.S. Treasury rate plus a spread of 2.993%. Unless all accumulated and unpaid dividends on the Series B Preferred Stock have been declared and paid, Dominion Energy may not make any distributions on any of its capital stock ranking equal or junior to the Series B Preferred Stock as to dividends or upon liquidation, including through dividends, redemptions, repurchases or otherwise.

Dominion Energy may, at its option, redeem the Series B Preferred Stock in whole or in part on December 15, 2024 or on any subsequent fifth anniversary of such date at a price equal to $1,000 per share plus any accumulated and unpaid dividends. Dominion Energy may also, at its option, redeem the Series B Preferred Stock in whole but not in part at a price equal to $1,020 per share plus any accumulated and unpaid dividends at any time within a certain period of time following any change in the criteria ratings agencies use to assign equity credit to securities such as the Series B Preferred Stock that has certain adverse effects on the equity credit actually received by the Series B Preferred Stock.

Holders of the Series B Preferred Stock have no voting rights except in the limited circumstances provided for in the terms of the Series B Preferred Stock or as otherwise required by applicable law. The Series B Preferred Stock is not subject to any sinking fund or other obligation of ours to redeem, repurchase or retire the Series B Preferred Stock. The preferred stock contains no conversion rights.

Series C Preferred Stock

In December 2021, Dominion Energy issued 750,000 shares of Series C Preferred Stock for $742 million, net of $8 million of issuance costs. Also in December 2021, Dominion Energy issued 250,000 shares of Series C Preferred Stock valued at $250 million to the qualified benefit pension plans. See Note 22 for further information regarding activity surrounding pension plan contributions. The preferred stock has a liquidation preference of $1,000 per share and currently pays a 4.35% dividend per share on the liquidation preference. Dividends are paid cumulatively on a semi-annual basis, commencing April 15, 2022. Dominion Energy recorded dividends of $44 million ($43.50 per share) and $3 million ($2.6583 per share) and for the years ended December 31, 2022 and 2021, respectively. The dividend rate for the Series C Preferred Stock will be reset every five years beginning on April 15, 2027 to equal the then-current five-year U.S. Treasury rate plus a spread of 3.195%. Unless all accumulated and unpaid dividends on the Series C Preferred Stock have been declared and paid, Dominion Energy may not make any distributions on any of its capital stock ranking equal or junior to the Series C Preferred Stock as to dividends or upon liquidation, including through dividends, redemptions, repurchases or otherwise.

Dominion Energy may, at its option, redeem the Series C Preferred Stock in whole or in part anytime from and including January 15, 2027 through and including April 15, 2027 or during any subsequent fifth anniversary of such period at a price equal to $1,000 per share plus any accumulated and unpaid dividends. Dominion Energy may also, at its option, redeem the Series C Preferred Stock in whole but not in part at a price equal to $1,020 per share plus any accumulated and unpaid dividends at any time within a certain period of time following any change in the criteria ratings agencies use to assign equity credit to securities such as the Series C Preferred Stock that has certain adverse effects on the equity credit actually received by the Series C Preferred Stock.

Holders of the Series C Preferred Stock have no voting rights except in the limited circumstances provided for in the terms of the Series C Preferred Stock or as otherwise required by applicable law. The Series C Preferred Stock is not subject to any sinking fund or other obligation of ours to redeem, repurchase or retire the Series C Preferred Stock. The preferred stock contains no conversion rights.

NOTE 20. EQUITY

Common Stock

Dominion Energy

During 2022, 2021 and 2020, Dominion Energy recorded, net of fees and commissions, $2.0 billion, $340 million and $481 million from the issuance of approximately 25 million, 4 million and 7 million shares of common stock, respectively, as described below.

Dominion Energy Direct® and Employee Savings Plans

Dominion Energy maintains Dominion Energy Direct® and a number of employee savings plans through which contributions may be invested in Dominion Energy’s common stock. These shares may either be newly issued or purchased on the open market with proceeds contributed to these plans. In August 2020, Dominion Energy began purchasing its common stock on the open market for these direct stock purchase plans. During 2020, Dominion Energy received cash of $159 million from the issuance of 2.1 million of such shares through Dominion Energy Direct® and employee savings plans. In January 2021, Dominion Energy began issuing new shares of common stock for these direct stock purchase plans. During 2022 and 2021, Dominion Energy issued 2.4 million and 2.6 million, respectively, of such shares and received proceeds of $179 million and $192 million, respectively.

At-the-Market Program

In March 2020, Dominion Energy entered into sales agency agreements to effect sales under a $500 million at-the-market common stock program. Dominion Energy did not issue any shares under this program which expired in June 2020.

In August 2020, Dominion Energy entered into sales agency agreements to effect sales under a new at-the-market program. Under the sales agency agreements, Dominion Energy may, from time to time, offer and sell shares of its common stock through the sales agents or enter into one or more forward sale agreements with respect to shares of its common stock. Sales by Dominion Energy through the sales agents or by forward sellers pursuant to a forward sale agreement cannot exceed $1.0 billion in the aggregate. In November 2021, Dominion Energy entered forward sale agreements for approximately 1.1 million shares of its common stock to be settled by November 2022 at an initial forward price of $74.66 per share. Except in certain circumstances, Dominion Energy could have elected physical, cash or net settlement of the forward sale agreements. In November 2022, Dominion Energy provided notice to elect physical settlement of the forward sale agreements and in December 2022 received total proceeds of $78 million.

Other Issuances

In August 2021, Dominion Energy issued 0.6 million shares of its common stock, valued at $45 million, to satisfy DESC’s obligation for the initial payment under a settlement agreement with the SCDOR discussed in Note 23. In May 2022, Dominion Energy issued 0.9 million shares of its common stock, valued at $72 million, to partially satisfy DESC’s remaining obligation under the settlement agreement.

In June 2022, Dominion Energy issued 0.4 million shares of its common stock, valued at $30 million, to partially satisfy its obligation under a settlement agreement for the State Court Merger Case discussed in Note 23.

In June 2022, Dominion Energy issued 19.4 million shares of its common stock to settle the stock purchase contract component of the 2019 Equity Units, as discussed in Note 19, and received proceeds of $1.6 billion.

In July 2021, Dominion Energy issued 1.4 million shares of its common stock, valued at $104 million, to satisfy DESC’s obligation under a settlement agreement for the FILOT litigation discussed in Note 23.

In September 2020, Dominion Energy issued 4.1 million shares of its common stock to satisfy its obligation under a settlement agreement for the Santee Cooper Ratepayer Case discussed in Note 23. These shares were immediately repurchased as discussed below.

Repurchase of Common Stock

Dominion Energy did not repurchase any shares in 2022 or 2021, except for shares tendered by employees to satisfy tax withholding obligations on vested restricted stock, which do not count against its stock repurchase authorization. During 2020, Dominion Energy repurchased 38.9 million shares of Dominion Energy common stock for $3.1 billion through an open market agreement, a private transaction and accelerated share repurchase agreements as discussed below.

In July 2020, in contemplation of Dominion Energy entering the July 2020 agreement to sell substantially all of its gas transmission and storage operations to BHE, the Board of Directors authorized the repurchase of up to $3.0 billion of Dominion Energy’s common stock and rescinded its prior repurchase authorization approved in February 2005 and modified in June 2007. Dominion Energy completed repurchases under this authorization in December 2020. In November 2020, the Board of Directors authorized the repurchase of up to $1.0 billion of Dominion Energy’s common stock in addition to the repurchase program authorized in July 2020. This repurchase program does not include a specific timetable or price or volume targets and may be modified, suspended or terminated at any time. Shares may be purchased through open market or privately negotiated transactions or otherwise at the discretion of management subject to prevailing market conditions, applicable securities laws and other factors.

In August 2020, Dominion Energy began repurchasing shares under an open market agreement with a financial institution. During the third quarter of 2020, Dominion Energy repurchased 7.2 million shares of Dominion Energy common stock for $562 million. During the fourth quarter of 2020, Dominion Energy repurchased 3.7 million shares of Dominion Energy common stock for $295 million.

In September 2020, Dominion Energy repurchased 4.1 million shares of Dominion Energy common stock in a private transaction for $323 million.

In September 2020, Dominion Energy entered into two prepaid accelerated share repurchase agreements with separate financial institutions as counterparties. Dominion Energy made payments totaling $1.5 billion to the counterparties in exchange for an aggregate of 17.2 million shares of Dominion Energy common stock, which represented approximately 90% of $1.5 billion worth of Dominion Energy shares based on the closing price of such shares on the date the agreements were executed. In November 2020, Dominion Energy received an additional 1.4 million shares upon completion of the respective purchase periods under the terms of the agreements. The number of additional shares delivered under each agreement was based on the average of the daily volume-weighted average stock prices of Dominion Energy’s common stock during the term of the applicable purchase period, less a discount. As a result, Dominion Energy recorded a reduction to common stock of $1.5 billion.

In December 2020, Dominion Energy entered into a new prepaid accelerated share repurchase agreement with one financial institution as the counterparty. Dominion Energy paid $400 million to the counterparty in exchange for an aggregate of 5.0 million shares of Dominion Energy common stock, which represented all $400 million worth of Dominion Energy shares based on the closing price of such shares on the date the agreement was executed. In December 2020, Dominion Energy received an additional 0.3 million shares upon completion of the purchase period under the terms of the agreement. The number of additional shares was based on the average of the daily volume-weighted average stock prices of Dominion Energy’s common stock during the term of the purchase period, less a discount. As a result, Dominion Energy recorded a reduction to common stock of $400 million.

Virginia Power

In 2022, 2021 and 2020, Virginia Power did not issue any shares of its common stock to Dominion Energy.

Noncontrolling Interests

GT&S Transaction Closing

In November 2020, as part of the GT&S Transaction, Dominion Energy sold a 25% controlling interest in Cove Point to BHE resulting in Dominion Energy’s remaining 50% noncontrolling interest accounted for as an equity method investment prospectively. As a result, the $1.4 billion of noncontrolling interest related to the 25% interest in Cove Point held by Brookfield was reversed. See Notes 3 and 9 for further information on the GT&S Transaction and Dominion Energy’s equity method investment in Cove Point.

Non-Wholly-Owned Nonregulated Solar Facilities

In December 2021, Dominion Energy completed the sale of SBL Holdco, which held Dominion Energy’s 67% controlling interest in certain nonregulated solar projects, and the sale of its 50% controlling interest in Four Brothers and Three Cedars. As a result of these sales, all balances recorded as noncontrolling interests associated with these entities were written off. See Note 10 for more information.

Accumulated Other Comprehensive Income (Loss)

Dominion Energy

The following table presents Dominion Energy’s changes in AOCI (net of tax) and reclassifications out of AOCI by component:

	Commodity	Interest Rate	Total Derivative- Hedging Activities(1)	Investment Securities(2)	Pension and other postretirement benefit costs(3)	Equity Method Investees(4)	Total
(millions)
Year Ended December 31, 2022
Beginning balance	$—	$(358)	$(358)	$37	$(1,133)	$(4)	$(1,458)
Other comprehensive income before reclassifications: gains (losses)	—	67	67	(100)	(218)	1	(250)
Amounts reclassified from AOCI (gains) losses:
Interest and related charges	—	57	57	—	—	—	57
Other income	—	—	—	25	102	—	127
Total	—	57	57	25	102	—	184
Income tax expense	—	(15)	(15)	(6)	(27)	—	(48)
Total, net of tax	—	42	42	19	75	—	136
Net current period other comprehensive income (loss)	—	109	109	(81)	(143)	1	(114)
Ending balance	$—	$(249)	$(249)	$(44)	$(1,276)	$(3)	$(1,572)
Year Ended December 31, 2021
Beginning balance	$(1)	$(418)	$(419)	$62	$(1,359)	$(1)	$(1,717)
Other comprehensive income before reclassifications: gains (losses)	—	15	15	(7)	144	(3)	149
Amounts reclassified from AOCI (gains) losses:
Purchased gas	1	—	1	—	—	—	1
Interest and related charges	—	60	60	—	—	—	60
Other income	—	—	—	(23)	111	—	88
Total	1	60	61	(23)	111	—	149
Income tax expense	—	(15)	(15)	5	(29)	—	(39)
Total, net of tax	1	45	46	(18)	82	—	110
Net current period other comprehensive income (loss)	1	60	61	(25)	226	(3)	259
Ending balance	$—	$(358)	$(358)	$37	$(1,133)	$(4)	$(1,458)
(1)
Net of $83 million, $119 million and $141 million tax at December 31, 2022, 2021 and 2020, respectively.
(2)
Net of $13 million, $(10) million and $(21) million tax at December 31, 2022 and 2021 and 2020, respectively.
(3)
Net of $445 million, $396 million and $478 million tax at December 31, 2022 and 2021 and 2020, respectively.
(4)
Net of $1 million tax at both December 31, 2022 and 2021 and $— million tax at December 31, 2020.

Virginia Power

The following table presents Virginia Power’s changes in AOCI (net of tax) and reclassification out of AOCI by component:

	Interest Rate	Total Derivative- Hedging Activities(1)	Investment Securities(2)	Total
(millions)
Year Ended December 31, 2022
Beginning balance	$(45)	$(45)	$4	$(41)
Other comprehensive income before reclassifications: gains (losses)	60	60	(11)	49
Amounts reclassified from AOCI (gains) losses:
Interest and related charges	2	2	—	2
Total	2	2	—	2
Income tax expense	(1)	(1)	—	(1)
Total, net of tax	1	1	—	1
Net current period other comprehensive income (loss)	61	61	(11)	50
Ending balance	$16	$16	$(7)	$9
Year Ended December 31, 2021
Beginning balance	$(60)	$(60)	$8	$(52)
Other comprehensive income before reclassifications: gains (losses)	13	13	(2)	11
Amounts reclassified from AOCI (gains) losses:
Interest and related charges	3	3	—	3
Other income	—	—	(3)	(3)
Total	3	3	(3)	—
Income tax expense	(1)	(1)	1	—
Total, net of tax	2	2	(2)	—
Net current period other comprehensive income (loss)	15	15	(4)	11
Ending balance	$(45)	$(45)	$4	$(41)
(1)
Net of $(5) million, $16 million and $21 million tax at December 31, 2022, 2021 and 2020, respectively.
(2)
Net of $2 million, $(2) million and $(3) million tax at December 31, 2022, 2021 and 2020, respectively.

Stock-Based Awards

The 2014 Incentive Compensation Plan permits stock-based awards that include restricted stock, performance grants, goal-based stock, stock options and stock appreciation rights. The Non-Employee Directors Compensation Plan permits grants of restricted stock and stock options. Under provisions of these plans, employees and non-employee directors may be granted options to purchase common stock at a price not less than its fair market value at the date of grant with a maximum term of eight years. Option terms are set at the discretion of the Compensation and Talent Development Committee of the Board of Directors or the Board of Directors itself, as provided under each plan. No options are outstanding under either plan. At December 31, 2022, approximately 18 million shares were available for future grants under these plans.

Goal-based stock awards are granted in lieu of cash-based performance grants to certain officers who have not achieved a certain targeted level of share ownership. At December 31, 2022 and December 31, 2021, unrecognized compensation cost related to nonvested goal-based stock awards was inconsequential.

Dominion Energy measures and recognizes compensation expense relating to share-based payment transactions over the vesting period based on the fair value of the equity or liability instruments issued. Dominion Energy’s results for the years ended December 31, 2022, 2021 and 2020 include $36 million, $42 million and $64 million, respectively, of compensation costs and $7 million, $9 million and $16 million, respectively, of income tax benefits related to Dominion Energy’s stock-based compensation arrangements. Stock-based compensation cost is reported in other operations and maintenance expense in Dominion Energy’s Consolidated Statements of Income. Excess Tax Benefits are classified as a financing cash flow.

Restricted Stock

Restricted stock grants are made to officers under Dominion Energy’s LTIP and may also be granted to certain key non-officer employees. The fair value of Dominion Energy’s restricted stock awards is equal to the closing price of Dominion Energy’s stock on the date of grant. New shares are issued for restricted stock awards on the date of grant and generally vest over a three-year service period. The following table provides a summary of restricted stock activity for the years ended December 31, 2022, 2021 and 2020:

	Shares (millions)	Weighted - Average Grant Date Fair Value
Nonvested at December 31, 2019	1.4	$74.77
Granted	0.5	81.74
Vested	(0.4)	74.39
Cancelled and forfeited	(0.1)	81.59
Nonvested at December 31, 2020	1.4	$77.41
Granted	0.5	71.78
Vested	(0.5)	73.54
Cancelled and forfeited	(0.1)	75.57
Nonvested at December 31, 2021	1.3	$76.65
Granted	0.6	75.08
Vested	(0.4)	77.87
Cancelled and forfeited	(0.1)	73.15
Nonvested at December 31, 2022	1.4	$75.56

As of December 31, 2022, unrecognized compensation cost related to nonvested restricted stock awards totaled $58 million and is expected to be recognized over a weighted-average period of 2.0 years. The fair value of restricted stock awards that vested was $31 million, $37 million and $35 million in 2022, 2021 and 2020, respectively. Employees may elect to have shares of restricted stock withheld upon vesting to satisfy tax withholding obligations. The number of shares withheld will vary for each employee depending on the vesting date fair market value of Dominion Energy stock and the applicable federal, state and local tax withholding rates.

Cash-Based Performance Grants

Cash-based performance grants are made to Dominion Energy’s officers under Dominion Energy’s LTIP. The actual payout of cash-based performance grants will vary between zero and 200% of the targeted amount based on the level of performance metrics achieved.

In February 2019, a cash-based performance grant was made to officers. Payout of the performance grant occurred in January 2022 based on the achievement of two performance metrics during 2019, 2020 and 2021: TSR relative to that of companies that are members of Dominion Energy’s compensation peer group and ROIC with an additional payout based on Dominion Energy’s price-earnings ratio relative to that of the members of Dominion Energy’s peer compensation group. The total payout under the grant was $6 million, all of which was accrued at December 31, 2021.

In February 2020, a cash-based performance grant was made to officers. Payout of the performance grant occurred in January 2023 based on the achievement of two performance metrics during 2020, 2021 and 2022: TSR relative to that of companies that are members of Dominion Energy’s compensation peer group and ROIC with an additional payout based on Dominion Energy’s price-earnings ratio relative to that of the members of Dominion Energy’s peer compensation group. The total of the payout under the grant was $4 million, all of which was accrued on December 31, 2022.

In February 2021, a cash-based performance grant was made to officers. Payout of the performance grant is expected to occur by March 15, 2024 based on the achievement of two performance metrics during 2021, 2022 and 2023: TSR relative to that of companies that are members of Dominion Energy’s compensation peer group and ROIC. There is an additional opportunity to earn a portion of the award based on Dominion Energy’s relative price-earnings ratio performance. At December 31, 2022, the targeted amount of the three-year grant was $11 million and a liability of $4 million had been accrued for this award.

In February 2022, a cash-based performance grant was made to officers. Payout of the performance grant is expected to occur by March 15, 2025 based on the achievement of three performance metrics during 2022, 2023 and 2024: TSR relative to that of companies that are members of Dominion Energy’s compensation peer group, Cumulative Operating EPS, and Non-Carbon Emitting Generation Capacity Performance. At December 31, 2022, the targeted amount of the three-year grant was $17 million and a liability of $3 million had been accrued for this award.

NOTE 21. DIVIDEND RESTRICTIONS

The Virginia Commission may prohibit any public service company, including Virginia Power, from declaring or paying a dividend to an affiliate if found to be inconsistent with the public interest. At December 31, 2022, the Virginia Commission had not restricted the payment of dividends by Virginia Power.

The North Carolina Commission, in its order approving the SCANA Combination, limited cumulative dividends payable to Dominion Energy by Virginia Power and PSNC to (i) the amount of retained earnings the day prior to closing of the SCANA Combination plus (ii) any future earnings recorded by Virginia Power and PSNC after such closing. In addition, notice to the North Carolina Commission is required if payment of dividends causes the equity component of Virginia Power and PSNC’s capital structure to fall below 45%.

The Ohio and Utah Commissions may prohibit any public service company, including East Ohio and Questar Gas, from declaring or paying a dividend to an affiliate if found to be detrimental to the public interest. At December 31, 2022, neither the Ohio Commission nor the Utah Commission had restricted the payment of dividends by East Ohio or Questar Gas, respectively.

There is no specific restriction from the South Carolina Commission on the payment of dividends paid by DESC. Pursuant to the SCANA Merger Approval Order, the amount of any DESC dividends paid must be reasonable and consistent with the long-term payout ratio of the electric utility industry and gas distribution industry.

DESC’s bond indenture under which it issues first mortgage bonds contains provisions that could limit the payment of cash dividends on its common stock. DESC's bond indenture permits the payment of dividends on DESC's common stock only either (1) out of its Surplus (as defined in the bond indenture) or (2) in case there is no Surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, pursuant to the SCANA Merger Approval Order, the amount of any DESC dividends paid must be reasonable and consistent with the long-term payout ratio of the electric utility industry and gas distribution industry.

At December 31, 2022, DESC’s retained earnings exceed the balance established by the Federal Power Act as a reserve on earnings attributable to hydroelectric generation plants. As a result, DESC is permitted to pay dividends without additional regulatory approval provided that such amounts would not bring the retained earnings balance below the established threshold.

See Notes 18 and 19 for a description of potential restrictions on common stock dividend payments by Dominion Energy in connection with the deferral of interest payments on the enhanced junior subordinated notes or a failure to pay dividends on the Series B Preferred Stock or Series C Preferred Stock.

NOTE 22. EMPLOYEE BENEFIT PLANS

Dominion Energy—Defined Benefit Plans

Dominion Energy provides certain retirement benefits to eligible active employees, retirees and qualifying dependents. Under the terms of its benefit plans, Dominion Energy reserves the right to change, modify or terminate the plans. From time to time in the past, benefits have changed, and some of these changes have reduced benefits.

Dominion Energy maintains qualified noncontributory defined benefit pension plans covering virtually all employees who commenced employment prior to July 2021. Retirement benefits are based primarily on years of service, age and the employee’s compensation. Dominion Energy’s funding policy is to contribute annually an amount that is in accordance with the provisions of ERISA. The pension programs also provide benefits to certain retired executives under company-sponsored nonqualified employee benefit plans. The nonqualified plans are funded through contributions to grantor trusts. Dominion Energy also provides retiree healthcare and life insurance benefits with annual employee premiums based on several factors such as age, retirement date and years of service.

Pension and other postretirement benefit costs are affected by employee demographics (including age, compensation levels and years of service), the level of contributions made to the plans and earnings on plan assets. These costs may also be affected by changes in key assumptions, including expected long-term rates of return on plan assets, discount rates, healthcare cost trend rates, mortality rates and the rate of compensation increases.

Dominion Energy uses December 31 as the measurement date for all of its employee benefit plans. Dominion Energy uses the market-related value of pension plan assets to determine the expected return on plan assets, a component of net periodic pension cost, for all pension plans. The market-related value recognizes changes in fair value on a straight-line basis over a four-year period, which reduces year-to-year volatility. Changes in fair value are measured as the difference between the expected and actual plan asset returns, including dividends, interest and realized and unrealized investment gains and losses. Since the market-related value recognizes changes in fair value over a four-year period, the future market-related value of pension plan assets will be impacted as previously unrecognized changes in fair value are recognized.

Dominion Energy’s pension and other postretirement benefit plans hold investments in trusts to fund employee benefit payments. Dominion Energy’s pension and other postretirement plan assets experienced aggregate actual returns (losses) of $(3.0) billion and $1.5 billion in 2022 and 2021, respectively, versus expected returns of $1.1 billion and $1.0 billion, respectively. Differences between actual and expected returns on plan assets are accumulated and amortized during future periods. As such, any investment-related declines in these trusts will result in future increases in the net periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash to be contributed to the employee benefit plans.

In 2021, Dominion Energy recognized the effects of a curtailment for certain pension plans resulting from an option that provided certain active employees a one-time choice to transition to an enhanced defined contribution plan in lieu of accruing pension benefits for future services. The curtailment resulted in a decrease in the pension benefit obligation of $26 million and an increase to net periodic pension cost of $2 million. The effects of the curtailment are included in the measurement of Dominion Energy’s pension plans as of December 31, 2021.

Funded Status

The following table summarizes the changes in pension plan and other postretirement benefit plan obligations and plan assets and includes a statement of the plans’ funded status for Dominion Energy:

	Pension Benefits		Other Postretirement Benefits
Year Ended December 31,	2022	2021	2022	2021
(millions, except percentages)
Changes in benefit obligation:
Benefit obligation at beginning of year	$10,890	$11,363	$1,537	$1,746
Service cost	142	170	22	25
Interest cost	333	317	45	46
Benefits paid	(511)	(488)	(97)	(105)
Actuarial (gains) losses during the year	(2,716)	(413)	(361)	(161)
Plan amendments	—	—	—	(14)
Sale of Hope	(64)	—	(19)	—
Settlements and curtailments(1)	(8)	(59)	—	—
Benefit obligation at end of year	$8,066	$10,890	$1,127	$1,537
Changes in fair value of plan assets:
Fair value of plan assets at beginning of year	$11,945	$10,979	$2,323	$2,100
Actual return (loss) on plan assets	(2,556)	1,202	(416)	294
Employer contributions	9	284	—	—
Benefits paid	(511)	(488)	(62)	(71)
Sale of Hope	(188)	—	—	—
Settlements(2)	(5)	(32)	—	—
Fair value of plan assets at end of year	$8,694	$11,945	$1,845	$2,323
Funded status at end of year	$628	$1,055	$718	$786
Amounts recognized in the Consolidated Balance Sheets at December 31:
Noncurrent pension and other postretirement benefit assets	$580	$878	$899	$1,052
Noncurrent assets held for sale	295	368	11	12
Other current liabilities	(12)	(12)	(13)	(15)
Noncurrent pension and other postretirement benefit liabilities	(196)	(127)	(179)	(263)
Noncurrent liabilities held for sale	(39)	(52)	—	—
Net amount recognized	$628	$1,055	$718	$786
Significant assumptions used to determine benefit obligations as of December 31:
Discount rate	5.65%-5.75%	3.06%-3.19%	5.69%-5.70%	3.04%-3.11%
Weighted average rate of increase for compensation	4.38%	4.51%	n/a	n/a
Crediting interest rate for cash balance and similar plans	4.40%-4.50%	1.81%-1.94%	n/a	n/a
(1)
2022 amounts include curtailment for Hope as well as settlements of nonqualified pension obligations. 2021 amounts include settlements of nonqualified pension obligations.
(2)
2022 and 2021 amounts relate to settlements of nonqualified pension obligations.

Actuarial gains recognized during 2022 in Dominion Energy’s pension benefit obligations were $2.7 billion primarily driven by an increase in the discount rate. Actuarial gains recognized during 2021 in Dominion Energy’s pension benefit obligations were $413 million primarily from an increase in discount rate. Actuarial gains recognized during 2022 in Dominion Energy’s other postretirement benefit obligations were $360 million primarily driven by an increase in the discount rate. Actuarial gains recognized during 2021 in Dominion Energy’s other postretirement benefit obligations were $161 million resulting from an increase in discount rates, better than expected per capita claims experience and changes in demographic and economic assumptions based on an experience study completed in 2021.

The ABO for all of Dominion Energy’s defined benefit pension plans was $7.7 billion and $10.2 billion at December 31, 2022 and 2021, respectively.

Under its funding policies, Dominion Energy evaluates plan funding requirements annually, usually in the fourth quarter after receiving updated plan information from its actuary. Based on the funded status of each plan and other factors, Dominion Energy determines the amount of contributions for the current year, if any, at that time. In December 2021, Dominion Energy issued 250,000 shares of its Series C Preferred Stock to its qualified defined benefit pension plans, valued at $250 million. In December 2020, Dominion Energy contributed $250 million to its qualified defined benefit pension plans. The shares of preferred stock were contributed though private placements exempt from registration requirements, with an independent fiduciary and investment manager to a separate account within the qualified defined benefit pension plans. Dominion Energy also entered into a registration rights agreement with the independent fiduciary and investment manager pursuant to which Dominion Energy agreed to provide registration rights on customary terms with respect to the shares of preferred stock. Dominion Energy is not required to make any contributions to its qualified defined benefit pension plans in 2023. Dominion Energy considers voluntary contributions from time to time, either in the form of cash or equity securities.

Certain of Dominion Energy’s subsidiaries fund other postretirement benefit costs through VEBAs. Dominion Energy’s remaining subsidiaries do not prefund other postretirement benefit costs but instead pay claims as presented. Dominion Energy did not make any contributions to VEBAs associated with its other postretirement plans in 2022 and 2021. Dominion Energy is not required to make any contributions to its VEBAs associated with its other postretirement plans in 2023. Dominion Energy considers voluntary contributions from time to time, either in the form of cash or equity securities.

The following table provides information on the benefit obligations and fair value of plan assets for plans with a benefit obligation in excess of plan assets for Dominion Energy:

	Pension Benefits		Other Postretirement Benefits
As of December 31,	2022	2021	2022	2021
(millions)
Benefit obligation	$7,655	$9,420	$197	$261
Fair value of plan assets	7,410	9,229	5	7

The following table provides information on the ABO and fair value of plan assets for Dominion Energy’s pension plans with an ABO in excess of plan assets:

As of December 31,	2022	2021
(millions)
Accumulated benefit obligation	$776	$127
Fair value of plan assets	623	53

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for Dominion Energy’s plans:

	Estimated Future Benefit Payments
	Pension Benefits	Other Postretirement Benefits
(millions)
2023	$518	$99
2024	527	97
2025	542	96
2026	551	94
2027	560	93
2028-2032	2,925	433

Plan Assets

Dominion Energy’s overall objective for investing its pension and other postretirement plan assets is to achieve appropriate long-term rates of return commensurate with prudent levels of risk. To minimize risk, funds are broadly diversified among asset classes, investment strategies and investment advisors. The long-term strategic target asset allocations for substantially all of Dominion Energy’s pension funds are 26% U.S. equity, 19% non-U.S. equity, 32% fixed income, 3% real assets and 20% other alternative investments. U.S. equity includes investments in large-cap, mid-cap and small-cap companies located in the U.S. Non-U.S. equity includes investments in large-cap, mid-cap and small-cap companies located outside of the U.S. including both developed and emerging markets. Fixed income includes corporate debt instruments of companies from diversified industries and U.S. Treasuries. The U.S. equity, non-U.S. equity and fixed income investments are in individual securities as well as mutual funds. Real assets include investments in real estate investment trusts and private partnerships. Other alternative investments include partnership investments in private equity, debt and hedge funds that follow several different strategies.

Dominion Energy also utilizes common/collective trust funds as an investment vehicle for its defined benefit plans. A common/collective trust fund is a pooled fund operated by a bank or trust company for investment of the assets of various organizations and individuals in a well-diversified portfolio. Common/collective trust funds are funds of grouped assets that follow various investment strategies.

Strategic investment policies are established for Dominion Energy’s prefunded benefit plans based upon periodic asset/liability studies. Factors considered in setting the investment policy include employee demographics, liability growth rates, future discount rates, the funded status of the plans and the expected long-term rate of return on plan assets. Deviations from the plans’ strategic allocation are a function of Dominion Energy’s assessments regarding short-term risk and reward opportunities in the capital markets and/or short-term market movements which result in the plans’ actual asset allocations varying from the strategic target asset allocations. Through periodic rebalancing, actual allocations are brought back in line with the target. Future asset/liability studies will focus on strategies to further reduce pension and other postretirement plan risk, while still achieving attractive levels of returns. Financial derivatives may be used to obtain or manage market exposures and to hedge assets and liabilities.

For fair value measurement policies and procedures related to pension and other postretirement benefit plan assets, see Note 2.

The fair values of Dominion Energy’s pension plan assets by asset category are as follows:

At December 31,	2022				2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
(millions)
Cash and cash equivalents	$14	$11	$—	$25	$25	$5	$—	$30
Common and preferred stocks:
U.S.(1)	1,653	170	—	1,823	2,592	244	—	2,836
International	1,034	5	—	1,039	1,773	19	—	1,792
Insurance contracts	—	166	—	166	—	279	—	279
Corporate debt instruments	65	805	—	870	81	1,439	—	1,520
Government securities	46	1,377	—	1,423	39	914	—	953
Total recorded at fair value	$2,812	$2,534	$—	$5,346	$4,510	$2,900	$—	$7,410
Assets recorded at NAV(2):
Common/collective trust funds				1,780				3,010
Alternative investments:
Real estate funds				66				116
Private equity funds				1,284				1,233
Debt funds				192				162
Hedge funds				2				14
Total recorded at NAV				$3,324				$4,535
Total investments(3)				$8,670				$11,945

(1)
Includes $170 million and $258 million of Dominion Energy preferred stock at December 31, 2022 and 2021, respectively.
(2)
These investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be categorized in the fair value hierarchy.
(3)
Excludes net assets related to pending sales of securities and advanced subscription of $177 million, net accrued income of $27 million, and includes net assets related to pending purchases of securities of $180 million at December 31, 2022. Excludes net assets related to pending sales of securities of $35 million, net accrued income of $27 million, and includes net assets related to pending purchases of securities of $62 million at December 31, 2021.

The fair values of Dominion Energy’s other postretirement plan assets by asset category are as follows:

At December 31,	2022				2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
(millions)
Cash and cash equivalents	$3	$1	$—	$4	$3	$1	$—	$4
Common and preferred stocks:
U.S.(1)	685	10	—	695	898	14	—	912
International	181	—	—	181	256	1	—	257
Insurance contracts	—	10	—	10	—	16	—	16
Corporate debt instruments	4	38	—	42	5	61	—	66
Government securities	3	79	—	82	2	47	—	49
Total recorded at fair value	$876	$138	$—	$1,014	$1,164	$140	$—	$1,304
Assets recorded at NAV(2):
Common/collective trust funds				649				840
Alternative investments:
Real estate funds				11				13
Private equity funds				158				152
Debt funds				11				9
Hedge funds				—				1
Total recorded at NAV				$829				$1,015
Total investments(3)				$1,843				$2,319

(1)
Includes $10 million of Dominion Energy preferred stock at December 31, 2022.
(2)
These investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be categorized in the fair value hierarchy.
(3)
Excludes net assets related to pending sales of securities and advanced subscription of $10 million, net accrued income of $2 million, and includes net assets related to pending purchases of securities of $10 million at December 31, 2022. Excludes net assets related to pending sales of securities of $5 million, net accrued income of $2 million, and includes net assets related to pending purchases of securities of $3 million at December 31, 2021.

The plan assets investments are determined based on the fair values of the investments and the underlying investments, which have been determined as follows:

•
Cash and Cash Equivalents—Represents interest-bearing cash, foreign cash, and money market fund. Interest bearing cash and money market fund are valued at cost plus accrued interest. The foreign cash balances are valued at the amount held and translated on the reporting date based on prevailing exchange rates. Foreign cash and money market funds are classified as Level 1. The interest bearing cash is held in variation margin and with various brokers, which are less liquid and therefore has been classified as Level 2. 2021 investments were held primarily in short-term notes and treasury bills, valued at cost plus accrued interest.
•
Common and Preferred Stocks—Investments are valued at the closing price reported on the active market on which the individual securities are traded. Investments in preferred stocks are classified as Level 2 and are valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings.
•
Insurance Contracts—Investments in Group Annuity Contracts are stated at fair value based on the fair value of the underlying securities as provided by the managers and include investments in U.S. government securities, corporate debt instruments and state and municipal debt securities.
•
Corporate Debt Instruments—Investments are valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar instruments, the instrument is valued under a discounted cash flows approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks or a broker quote, if available.
•
Government Securities—Investments are valued using pricing models maximizing the use of observable inputs for similar securities.
•
Common/Collective Trust Funds—Common/collective trust funds invest in debt and equity securities and other instruments with characteristics similar to those of the funds’ benchmarks. The primary objectives of the funds are to seek investment returns that approximate the overall performance of their benchmark indexes. These benchmarks are major equity indices, fixed income indices and money market indices that focus on growth, income and liquidity strategies, as applicable. Investments in common/collective trust funds are stated at the NAV as determined by the issuer of the common/collective trust funds and are based on the fair value of the underlying investments held by the fund less its liabilities. The NAV is used as a practical expedient to estimate fair value. The common/collective trust funds do not have any unfunded commitments, and do not have any applicable liquidation periods or defined terms/periods to be held. The majority of the common/collective trust funds have limited withdrawal or redemption restrictions during the term of the investment.
•
Alternative Investments—Investments in real estate funds, private equity funds, debt funds and hedge funds are stated at fair value based on the NAV of the plan’s proportionate share of the partnership, joint venture or other alternative investment’s fair value as determined by reference to audited financial statements or NAV statements provided by the investment manager. The NAV, which is used as a practical expedient to estimate fair value, is adjusted for contributions and distributions occurring between the investment manager and Dominion Energy’s measurement date. These valuations also involve assumptions and methods that are reviewed, evaluated, and adjusted, if necessary, by Dominion Energy.

Net Periodic Benefit (Credit) Cost

The service cost component of net periodic benefit (credit) cost is reflected in other operations and maintenance expense in Dominion Energy’s Consolidated Statements of Income, except for $25 million, $28 million and $25 million for the years ended December 31, 2022, 2021 and 2020, respectively, presented in discontinued operations. The non-service cost components of net periodic benefit (credit) cost are reflected in other income in Dominion Energy’s Consolidated Statements of Income, except for $(43) million, $(34) million and $(26) million for the years ended December 31, 2022, 2021 and 2020, respectively, presented in discontinued operations. The components of the provision for net periodic benefit (credit) cost and amounts recognized in other comprehensive income and regulatory assets and liabilities for Dominion Energy plans are as follows:

	Pension Benefits			Other Postretirement Benefits
Year Ended December 31,	2022	2021	2020	2022	2021	2020
(millions, except percentages)
Service cost	$142	$170	$173	$22	$25	$28
Interest cost	333	317	351	45	46	58
Expected return on plan assets	(886)	(834)	(777)	(191)	(173)	(156)
Amortization of prior service (credit) cost	—	—	1	(38)	(42)	(49)
Amortization of net actuarial (gain) loss	159	193	206	(2)	4	6
Settlements, curtailments and special termination benefits(1)	—	10	14	(8)	—	(59)
Net periodic benefit (credit) cost	$(252)	$(144)	$(32)	$(172)	$(140)	$(172)
Changes in plan assets and benefit obligations recognized in other comprehensive income and regulatory assets and liabilities:
Current year net actuarial (gain) loss	$726	$(782)	$166	$246	$(282)	$(110)
Prior service (credit) cost	—	—	—	—	(13)	(6)
Settlements and curtailments(1)	(3)	(36)	(81)	10	—	59
Less amounts included in net periodic benefit cost:
Amortization of net actuarial gain (loss)	(159)	(193)	(206)	2	(4)	(6)
Amortization of prior service credit (cost)	—	—	(1)	38	42	49
Sale of Hope	(47)	—	—	—	—	—
Total recognized in other comprehensive income and regulatory assets and liabilities	$517	$(1,011)	$(122)	$296	$(257)	$(14)
Significant assumptions used to determine periodic cost:
Discount rate	3.06%-3.19%	2.73%-3.29%	2.77%-3.63%	3.04%-5.03%	2.69%-2.80%	3.07%-3.52%
Expected long-term rate of return on plan assets	7.00%-8.35%	7.00%-8.45%	7.00%-8.60%	8.35%	8.45%	8.50%
Weighted average rate of increase for compensation	4.51%	4.53%	4.23%	n/a	n/a	n/a
Crediting interest rate for cash balance and similar plans	1.81%-1.94%	1.93%-2.15%	2.31-2.83%	n/a	n/a	n/a
Healthcare cost trend rate(2)				6.25%	6.25%	6.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)(2)				5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate(2)				2026-2027	2026-2027	2025-2026
(1)
2022 amounts relate primarily to Dominion Energy’s sale of Hope. 2021 amounts relate primarily to the Dominion Energy executive nonqualified pension plan. 2020 amounts primarily relate to the GT&S Transaction.
(2)
Assumptions used to determine net periodic cost for the following year.

The components of AOCI and regulatory assets and liabilities for Dominion Energy’s plans that have not been recognized as components of net periodic benefit (credit) cost are as follows:

	Pension Benefits		Other Postretirement Benefits
At December 31,	2022	2021	2022	2021
(millions)
Net actuarial loss	$2,714	$2,198	$84	$(166)
Prior service (credit) cost	3	2	(157)	(203)
Total(1)	$2,717	$2,200	$(73)	$(369)
(1)
As of December 31, 2022, of the $2.7 billion and $(73) million related to pension benefits and other postretirement benefits, $1.7 billion and $14 million, respectively, are included in AOCI, with the remainder included in regulatory assets and liabilities, except for $170 million presented in assets and liabilities held for sale. As of December 31, 2021, of the $2.2 billion and $(369) million related to pension benefits and other postretirement benefits, $1.7 billion and $(155) million, respectively, are included in AOCI, with the remainder included in regulatory assets and liabilities, except for $108 million presented in assets and liabilities held for sale.

The expected long-term rates of return on plan assets, discount rates, healthcare cost trend rates and mortality are critical assumptions in determining net periodic benefit (credit) cost. Dominion Energy develops non-investment related assumptions, which are then compared to the forecasts of an independent investment advisor to ensure reasonableness. An internal committee selects the final assumptions used for Dominion Energy’s pension and other postretirement plans including discount rates, expected long-term rates of return, healthcare cost trend rates and mortality rates.

Dominion Energy determines the expected long-term rates of return on plan assets for its pension plans and other postretirement benefit plans by using a combination of:

•
Expected inflation and risk-free interest rate assumptions;
•
Historical return analysis to determine long term historic returns as well as historic risk premiums for various asset classes;
•
Expected future risk premiums, asset classes’ volatilities and correlations;
•
Forward-looking return expectations derived from the yield on long-term bonds and the expected long-term returns of major capital market assumptions; and
•
Investment allocation of plan assets.

Dominion Energy determines discount rates from analyses of AA/Aa rated bonds with cash flows matching the expected payments to be made under its plans.

Mortality rates are developed from actual and projected plan experience for postretirement benefit plans. Dominion Energy’s actuary conducts an experience study periodically as part of the process to select its best estimate of mortality. Dominion Energy considers both standard mortality tables and improvement factors as well as the plans’ actual experience when selecting a best estimate.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for Dominion Energy’s retiree healthcare plans. Dominion Energy establishes the healthcare cost trend rate assumption based on analyses of various factors including the specific provisions of its medical plans, actual cost trends experienced and projected and demographics of plan participants.

Virginia Power—Participation in Defined Benefit Plans

Virginia Power employees are covered by the Dominion Energy Pension Plan described above. As a participating employer, Virginia Power is subject to Dominion Energy’s funding policy, which is to contribute annually an amount that is in accordance with ERISA. During 2022, 2021 and 2020, Virginia Power made payments to Dominion Energy of $172 million, $151 million and $313 million, respectively, related to its participation in the Dominion Energy Pension Plan. Virginia Power’s net periodic pension cost related to this plan was $72 million, $86 million and $118 million in 2022, 2021 and 2020, respectively. Net periodic benefit (credit) cost is reflected in other operations and maintenance expense in Virginia Power’s Consolidated Statements of Income. The funded status of various Dominion Energy subsidiary groups and employee compensation are the basis for determining the share of total pension costs for participating Dominion Energy subsidiaries. See Note 25 for Virginia Power amounts due to/from Dominion Energy related to this plan.

Retiree healthcare and life insurance benefits, for Virginia Power employees are covered by the Dominion Energy Retiree Health and Welfare Plan described above. Virginia Power’s net periodic benefit (credit) cost related to this plan was $(81) million, $(72) million and $(58) million in 2022, 2021 and 2020, respectively. Net periodic benefit (credit) cost is reflected in other operations and maintenance expense in Virginia Power’s Consolidated Statements of Income. Employee headcount is the basis for determining the share of total other postretirement benefit costs for participating Dominion Energy subsidiaries. See Note 25 for Virginia Power amounts due to/from Dominion Energy related to this plan.

Dominion Energy holds investments in trusts to fund employee benefit payments for the pension and other postretirement benefit plans in which Virginia Power’s employees participate. Any investment-related declines in these trusts will result in future increases in the net periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash that Virginia Power will provide to Dominion Energy for its share of employee benefit plan contributions.

Virginia Power funds other postretirement benefit costs through VEBAs. During 2022, 2021 and 2020, Virginia Power made no contributions to the VEBAs and does not expect to contribute to the VEBAs in 2023.

Defined Contribution Plans

Dominion Energy also sponsors defined contribution employee savings plans that cover substantially all employees. During 2022, 2021 and 2020, Dominion Energy recognized $75 million, $65 million and $67 million, respectively, as employer matching contributions to these plans, excluding discontinued operations. Virginia Power also participates in these employee savings plans. During 2022, 2021 and 2020, Virginia Power recognized $22 million, $20 million and $19 million, respectively, as employer matching contributions to these plans.

NOTE 23. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, the Companies are involved in legal proceedings before various courts and are periodically subject to governmental examinations (including by regulatory authorities), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for the Companies to estimate a range of possible loss. For such matters that the Companies cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that the Companies are able to estimate a range of possible loss. For legal proceedings and governmental examinations that the Companies are able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. The Companies maintain various insurance programs, including general liability insurance coverage which provides coverage for personal injury or wrongful death cases. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any estimated range of possible loss may not represent the Companies’ maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. For current proceedings not specifically reported below, management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on the Companies’ financial position, liquidity or results of operations.

Environmental Matters

The Companies are subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations.

Air

The CAA, as amended, is a comprehensive program utilizing a broad range of regulatory tools to protect and preserve the nation’s air quality. At a minimum, states are required to establish regulatory programs to meet applicable requirements of the CAA. However, states may choose to develop regulatory programs that are more restrictive. Many of the Companies’ facilities are subject to the CAA’s permitting and other requirements.

Ozone Standards

The EPA published final non-attainment designations for the October 2015 ozone standard in June 2018 with states required to develop plans to address the new standard. Certain states in which the Companies operate have developed plans, and had such plans approved or partially approved by the EPA, which are not expected to have a material impact on the Companies’ results of operations or cash flows. However, until implementation plans for the standard are developed and approved for all states in which the Companies operate, the Companies are unable to predict whether or to what extent the new rules will ultimately require additional controls. The expenditures required to implement additional controls could have a material impact on the Companies’ results of operations and cash flows.

ACE Rule

In July 2019, the EPA published the final rule informally referred to as the ACE Rule, as a replacement for the Clean Power Plan. The ACE Rule regulated GHG emissions from existing coal-fired power plants pursuant to Section 111(d) of the CAA and required states to develop plans by July 2022 establishing unit-specific performance standards for existing coal-fired power plants. In January 2021, the U.S. Court of Appeals for the D.C. Circuit vacated the ACE Rule and remanded it to the EPA. This decision would take effect upon issuance of the court’s mandate. In March 2021, the court issued a partial mandate vacating and remanding all parts of the ACE Rule except for the portion of the ACE Rule that repealed the Clean Power Plan. In October 2021, the U.S. Supreme Court agreed to hear a challenge of the U.S. Court of Appeals for the D.C. Circuit’s decision on the ACE Rule. In June 2022, the U.S. Supreme Court reversed the D.C. Circuit’s decision on the ACE Rule and remanded the case back to the D.C. Circuit. Until the case is resolved by the D.C. Circuit and/or the EPA issues new rulemaking, the Companies cannot predict an impact to its operations, financial condition and/or cash flows.

Carbon Regulations

In August 2016, the EPA issued a draft rule proposing to reaffirm that a source’s obligation to obtain a PSD or Title V permit for GHGs is triggered only if such permitting requirements are first triggered by non-GHG, or conventional, pollutants that are regulated by the New Source Review program, and exceed a significant emissions rate of 75,000 tons per year of CO2 equivalent emissions. Until the EPA ultimately takes final action on this rulemaking, the Companies cannot predict the impact to their results of operations, financial condition and/or cash flows.

In December 2018, the EPA proposed revised Standards of Performance for Greenhouse Gas Emissions from New, Modified, and Reconstructed Stationary Sources. The proposed rule would amend the previous determination that the best system of emission reduction for newly constructed coal-fired steam generating units is no longer partial carbon capture and storage. Instead, the proposed revised best system of emission reduction for this source category is the most efficient demonstrated steam cycle (e.g., supercritical steam conditions for large units and subcritical steam conditions for small units) in combination with best operating practices. The proposed revision to the performance standards for coal-fired steam generating units remains pending. Until the EPA ultimately takes final action on this rulemaking, the Companies cannot predict the impact to their results of operations, financial condition and/or cash flows.

Water

The CWA, as amended, is a comprehensive program requiring a broad range of regulatory tools including a permit program to authorize and regulate discharges to surface waters with strong enforcement mechanisms. The Companies must comply with applicable aspects of the CWA programs at their operating facilities.

Regulation 316(b)

In October 2014, the final regulations under Section 316(b) of the CWA that govern existing facilities and new units at existing facilities that employ a cooling water intake structure and that have flow levels exceeding a minimum threshold became effective. The rule establishes a national standard for impingement based on seven compliance options, but forgoes the creation of a single technology standard for entrainment. Instead, the EPA has delegated entrainment technology decisions to state regulators. State regulators are to make case-by-case entrainment technology determinations after an examination of five mandatory facility-specific factors, including a social cost-benefit test, and six optional facility-specific factors. The rule governs all electric generating stations with water withdrawals above two MGD, with a heightened entrainment analysis for those facilities over 125 MGD. Dominion Energy and Virginia Power currently have 15 and nine facilities, respectively, that are subject to the final regulations. Dominion Energy is also working with the EPA and state regulatory agencies to assess the applicability of Section 316(b) to eight hydroelectric facilities, including three Virginia Power facilities. The Companies anticipate that they may have to install impingement control technologies at certain of these stations that have once-through cooling systems. The Companies are currently evaluating the need or potential for entrainment controls under the final rule as these decisions will be made on a case-by-case basis after a thorough review of detailed biological, technological, and cost benefit studies. DESC is conducting studies and implementing plans as required by the rule to determine appropriate intake structure modifications at certain facilities to ensure compliance with this rule. While the impacts of this rule could be material to the Companies’ results of operations, financial condition and/or cash flows, the existing regulatory frameworks in South Carolina and Virginia provide rate recovery mechanisms that could substantially mitigate any such impacts for the regulated electric utilities.

Effluent Limitations Guidelines

In September 2015, the EPA released a final rule to revise the Effluent Limitations Guidelines for the Steam Electric Power Generating Category. The final rule established updated standards for wastewater discharges that apply primarily at coal and oil steam generating stations. Affected facilities are required to convert from wet to dry or closed cycle coal ash management, improve existing wastewater treatment systems and/or install new wastewater treatment technologies in order to meet the new discharge limits. In April 2017, the EPA granted two separate petitions for reconsideration of the Effluent Limitations Guidelines final rule and stayed future compliance dates in the rule. Also in April 2017, the U.S. Court of Appeals for the Fifth Circuit granted the EPA’s request for a stay of the pending consolidated litigation challenging the rule while the EPA addresses the petitions for reconsideration. In September 2017, the EPA signed a rule to postpone the earliest compliance dates for certain waste streams regulations in the Effluent Limitations Guidelines final rule from November 2018 to November 2020; however, the latest date for compliance for these regulations was December 2023. In October 2020, the EPA released the final rule that extends the latest dates for compliance. Individual facilities’ compliance dates will vary based on circumstances and the determination by state regulators and may range from 2021 to 2028. While the impacts of this rule could be material to the Companies’ results of operations, financial condition and/or cash flows, the existing regulatory frameworks in South Carolina and Virginia provide rate recovery mechanisms that could substantially mitigate any such impacts for the regulated electric utilities.

Waste Management and Remediation

The operations of the Companies are subject to a variety of state and federal laws and regulations governing the management and disposal of solid and hazardous waste, and release of hazardous substances associated with current and/or historical operations. The CERCLA, as amended, and similar state laws, may impose joint, several and strict liability for cleanup on potentially responsible parties who owned, operated or arranged for disposal at facilities affected by a release of hazardous substances. In addition, many states have created programs to incentivize voluntary remediation of sites where historical releases of hazardous substances are identified and property owners or responsible parties decide to initiate cleanups.

From time to time, the Companies may be identified as a potentially responsible party in connection with the alleged release of hazardous substances or wastes at a site. Under applicable federal and state laws, the Companies could be responsible for costs associated with the investigation or remediation of impacted sites, or subject to contribution claims by other responsible parties for their costs incurred at such sites. The Companies also may identify, evaluate and remediate other potentially impacted sites under voluntary state programs. Remediation costs may be subject to reimbursement under the Companies’ insurance policies, rate recovery mechanisms, or both. Except as described below, the Companies do not believe these matters will have a material effect on results of operations, financial condition and/or cash flows.

Dominion Energy has determined that it is associated with former manufactured gas plant sites, including certain sites associated with Virginia Power. At 13 sites associated with Dominion Energy, remediation work has been substantially completed under federal or state oversight. Where required, the sites are following state-approved groundwater monitoring programs. Dominion Energy commenced remediation activities at one site in the second quarter of 2022. In addition, Dominion Energy has proposed remediation plans for one site at Virginia Power and expects to commence remediation activities in 2023 depending on receipt of final permits and approvals. At December 31, 2022 and 2021, Dominion Energy had $47 million and $45 million, respectively, of reserves recorded, of which $1 million in both periods is reflected in liabilities held for sale. Dominion Energy’s reserves include charges of $14 million ($11 million after-tax) recorded in 2020, in other operations and maintenance expense in the Consolidated Statements of Income, except for $4 million ($3 million after-tax) presented in discontinued operations. At both December 31, 2022 and 2021, Virginia Power had $25 million of reserves recorded. Virginia Power’s reserves include charges of $10 million ($7 million after-tax) recorded in 2020, in other operations and maintenance expense in the Consolidated Statements of Income. Dominion Energy is associated with 12 additional sites, including two associated with Virginia Power, which are not under investigation by any state or federal environmental agency nor the subject of any current or proposed plans to perform remediation activities. Due to the uncertainty surrounding such sites, the Companies are unable to make an estimate of the potential financial statement impacts.

Other Legal Matters

The Companies are defendants in a number of lawsuits and claims involving unrelated incidents of property damage and personal injury. Due to the uncertainty surrounding these matters, the Companies are unable to make an estimate of the potential financial statement impacts; however, they could have a material impact on results of operations, financial condition and/or cash flows.

SCANA Legal Proceedings

The following describes certain legal proceedings involving Dominion Energy, SCANA or DESC relating primarily to events occurring before closing of the SCANA Combination. No reference to, or disclosure of, any proceeding, item or matter described below shall be construed as an admission or indication that such proceeding, item or matter is material. For certain of these matters, and unless otherwise noted therein, Dominion Energy is unable to estimate a reasonable range of possible loss and the related financial statement impacts, but for any such matter there could be a material impact to its results of operations, financial condition and/or cash flows. For the matters for which Dominion Energy is able to reasonably estimate a probable loss, Dominion Energy’s Consolidated Balance Sheets at December 31, 2022 and 2021 include reserves of $94 million and $274 million, respectively, included in other current liabilities, and insurance receivables of $68 million and $118 million, respectively, included within other receivables. These balances at December 31, 2022 and 2021 include $68 million and $85 million, respectively, of offsetting reserves and insurance receivables related to personal injury or wrongful death cases which are currently pending. During the year ended December 31, 2022, charges included in Dominion Energy’s Consolidated Statements of Income were inconsequential. Dominion Energy’s Consolidated Statements of Income for the years ended December 31, 2021 and 2020 include charges of $100 million ($75 million after-tax) and $90 million ($68 million after-tax), respectively, within impairment of assets and other charges (reflected in the Corporate and Other segment). In addition, Dominion Energy’s Consolidated Statements of Income for the year ended December 31, 2020 include charges of $25 million ($25 million after-tax) within other income (reflected in the Corporate and Other segment).

SCANA Shareholder Litigation

In September 2017, a shareholder derivative action was filed against certain former executive officers and directors of SCANA in the State Court of Common Pleas in Richland County, South Carolina (the State Court Derivative Case). In September 2018, this action was consolidated with another action in the Business Court Pilot Program in Richland County. The plaintiffs allege, among other things, that the defendants breached their fiduciary duties to shareholders by their gross mismanagement of the NND Project, and that the defendants were unjustly enriched by bonuses they were paid in connection with the project. In January 2019, the defendants filed a motion to dismiss the consolidated action. In February 2019, one action was voluntarily dismissed. In March 2020, the court denied the defendants’ motion to dismiss. In April 2020, the defendants filed a notice of appeal with the South Carolina Court of Appeals and a petition with the Supreme Court of South Carolina seeking appellate review of the denial of the motion to dismiss. In June 2020, the plaintiffs filed a motion to dismiss the appeal with the South Carolina Court of Appeals, which was granted in July 2020. In August 2020, the Supreme Court of South Carolina denied the defendants’ petition seeking appellate review. Also in August 2020, the defendants filed a petition for rehearing with the South Carolina Court of Appeals relating to the July 2020 ruling by the court, which was denied in October 2020. In November 2020, SCANA filed a petition of certiorari with the Supreme Court of South Carolina seeking appellate review of the denial of SCANA’s motion to dismiss. This petition was denied in June 2021. Also in June 2021, the parties reached an agreement in principle in the amount of $33 million to resolve this matter, subject to court approval. This settlement was reached in contemplation of and to be utilized to satisfy a portion of the Federal Court Merger Case and the State Court Merger Case discussed below. In November 2021, the parties executed a settlement agreement and filed with the State Court of Common Pleas in Richland County, South Carolina for approval. In June 2022, the State Court of Common Pleas in Richland County, South Carolina issued final approval of the settlement agreement with the funds utilized to satisfy a portion of the State Court Merger Case as discussed below.

In January 2018, a purported class action was filed against SCANA, Dominion Energy and certain former executive officers and directors of SCANA in the State Court of Common Pleas in Lexington County, South Carolina (the City of Warren Lawsuit). The plaintiff alleges, among other things, that defendants violated their fiduciary duties to shareholders by executing a merger agreement that would unfairly deprive plaintiffs of the true value of their SCANA stock, and that Dominion Energy aided and abetted these actions. Among other remedies, the plaintiff seeks to enjoin and/or rescind the merger.

In February 2018, a purported class action was filed against Dominion Energy and certain former directors of SCANA and DESC in the State Court of Common Pleas in Richland County, South Carolina (the Metzler Lawsuit). The allegations made and the relief sought by the plaintiffs are substantially similar to that described for the City of Warren Lawsuit.

In September 2019, the U.S. District Court for the District of South Carolina granted the plaintiffs’ motion to consolidate the City of Warren Lawsuit and the Metzler Lawsuit (the Federal Court Merger Case). In October 2019, the plaintiffs filed an amended complaint against certain former directors and executive officers of SCANA and DESC, which stated substantially similar allegations to those in the City of Warren Lawsuit and the Metzler Lawsuit as well as an inseparable fraud claim. In November 2019, the defendants filed a motion to dismiss. In April 2020, the U.S. District Court for the District of South Carolina denied the motion to dismiss. In May 2020, SCANA filed a motion to intervene, which was denied in August 2020. In September 2020, SCANA filed a notice of appeal with the U.S. Court of Appeals for the Fourth Circuit. In June 2021, the parties reached an agreement in principle in the amount of $63 million to resolve this matter as well as the State Court Merger Case described below, subject to court approval. This settlement was reached in contemplation of and to be partially satisfied by the State Court Derivative Case settlement described above. In November 2021, the parties executed a settlement agreement, as described above relating to this matter as well as the State Court Derivative Case and the State Court Merger Case, and filed with the State Court of Common Pleas in Richland County, South Carolina for approval. In June 2022, this case was dismissed in connection with the final approval by the State Court of Common Pleas in Richland County, South Carolina of the settlement agreement.

In May 2019, a case was filed against certain former executive officers and directors of SCANA in the State Court of Common Pleas in Richland County, South Carolina (the State Court Merger Case). The plaintiff alleges, among other things, that the defendants breached their fiduciary duties to shareholders by their gross mismanagement of the NND Project, were unjustly enriched by the bonuses they were paid in connection with the project and breached their fiduciary duties to secure and obtain the best price for the sale of SCANA. Also in May 2019, the case was removed to the U.S. District Court of South Carolina by the non-South Carolina defendants. In June 2019, the plaintiffs filed a motion to remand the case to state court. In January 2020, the case was remanded to state court. In February 2020, the defendants filed a motion to dismiss. In June 2021, the parties reached an agreement in principle as described above relating to this matter as well as the Federal Court Merger Case and the State Court Derivative Case. In November 2021, the parties executed a settlement agreement, as described above relating to this matter as well as the State Court Derivative Case and the Federal Court Merger Case, and filed with the State Court of Common Pleas in Richland County, South Carolina for approval. In June 2022, the State Court of Common Pleas in Richland County, South Carolina issued final approval of the settlement agreement. Also in June 2022, Dominion Energy utilized the $33 million of insurance proceeds from the State Court Derivative Case settlement, the issuance of 0.4 million shares of its common stock and the payment of $2 million in cash to satisfy its obligations under the settlement agreement.

Employment Class Actions and Indemnification

In August 2017, a case was filed in the U.S. District Court for the District of South Carolina on behalf of persons who were formerly employed at the NND Project. In July 2018, the court certified this case as a class action. In February 2019, certain of these plaintiffs filed an additional case, which case has been dismissed and the plaintiffs have joined the case filed August 2017. The plaintiffs allege, among other things, that SCANA, DESC, Fluor Corporation and Fluor Enterprises, Inc. violated the Worker Adjustment and Retraining Notification Act in connection with the decision to stop construction at the NND Project. The plaintiffs allege that the defendants failed to provide adequate advance written notice of their terminations of employment and are seeking damages, which could be as much as $100 million for 100% of the NND Project. In January 2021, the U.S. District Court for the District of South Carolina granted summary judgment in favor of SCANA, DESC, Fluor Corporation and Fluor Enterprises, Inc. In February 2021, the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Fourth Circuit. In November 2021, the U.S Court of Appeals for the Fourth Circuit affirmed the lower court ruling. In March 2022, the deadline to file an appeal to the Supreme Court of the United States expired.

In September 2018, a case was filed in the State Court of Common Pleas in Fairfield County, South Carolina by Fluor Enterprises, Inc. and Fluor Daniel Maintenance Services, Inc. against DESC and Santee Cooper. The plaintiffs make claims for indemnification, breach of contract and promissory estoppel arising from, among other things, the defendants' alleged failure and refusal to defend and indemnify the Fluor defendants in the aforementioned case. As a result of the ruling in favor of the defendants in the aforementioned case, DESC was able to resolve Fluor’s claims for an inconsequential amount.

Governmental Proceedings and Investigations

In June 2018, DESC received a notice of proposed assessment of approximately $410 million, excluding interest, from the SCDOR following its audit of DESC’s sales and use tax returns for the periods September 1, 2008 through December 31, 2017. The proposed assessment, which includes 100% of the NND Project, is based on the SCDOR’s position that DESC’s sales and use tax exemption for the NND Project does not apply because the facility will not become operational. In December 2020, the parties reached an agreement in principle in the amount of $165 million to resolve this matter. In June 2021, the parties executed a settlement agreement which allows DESC to fund the settlement amount through a combination of cash, shares of Dominion Energy common stock or real estate with an initial payment of at least $43 million in shares of Dominion Energy common stock. In August 2021, Dominion Energy issued 0.6 million shares of its common stock to satisfy DESC’s obligation for the initial payment under the settlement agreement. In May 2022, Dominion Energy issued an additional 0.9 million shares of its common stock to partially satisfy DESC’s remaining obligation under the settlement agreement. In June 2022, DESC requested approval from the South Carolina Commission to transfer certain real estate with a total settlement value of $51 million to satisfy its remaining obligation under the settlement agreement. In July 2022, the South Carolina Commission voted to approve the request and issued its final order in August 2022. In September 2022, DESC transferred certain non-utility property with a fair value of $28 million to the SCDOR under the settlement agreement, resulting in a gain of $18 million ($14 million after-tax) recorded in losses (gains) on sales of assets (reflected in Dominion Energy South Carolina) in Dominion Energy’s Consolidated Statements of Income for the year ended December 31, 2022. In December 2022, DESC transferred additional utility property with a fair value of $3 million to the SCDOR, resulting in an inconsequential gain. In October 2022, DESC filed for approval to transfer the remaining real estate with FERC which was received in November 2022. The transfers of such utility properties are expected to be completed by early 2024 and to result in a gain of approximately $20 million upon completion.

Matters Fully Resolved Prior to 2022

Ratepayer Class Actions

In May 2018, a consolidated complaint against DESC, SCANA and the State of South Carolina was filed in the State Court of Common Pleas in Hampton County, South Carolina (the DESC Ratepayer Case). The plaintiffs alleged, among other things, that DESC was negligent and unjustly enriched, breached alleged fiduciary and contractual duties and committed fraud and misrepresentation in failing to properly manage the NND Project, and that DESC committed unfair trade practices and violated state anti-trust laws. In December 2018, the State Court of Common Pleas in Hampton County entered an order granting preliminary approval of a class action settlement. The court entered an order granting final approval of the settlement in June 2019, which became effective in July 2019. The settlement agreement, contingent upon the closing of the SCANA Combination, provided that SCANA and DESC establish an escrow account and proceeds from the escrow account would be distributed to the plaintiffs, after payment of certain taxes, attorneys' fees and other expenses and administrative costs. The escrow account would include (1) up to $2.0 billion, net of a credit of up to $2.0 billion in future electric bill relief, which would inure to the benefit of the escrow account in favor of class members over a period of time established by the South Carolina Commission in its order related to matters before the South Carolina Commission related to the NND Project, (2) a cash payment of $115 million and (3) the transfer of certain DESC-owned real estate or sales proceeds from the sale of such properties, which counsel for the plaintiffs estimated to have an aggregate value between $60 million and $85 million. At the closing of the SCANA Combination, SCANA and DESC funded the cash payment portion of the escrow account. In July 2019, DESC transferred $117 million representing the cash payment, plus accrued interest, to the plaintiffs. Through August 2020, property, plant and equipment with a net recorded value of $27 million had been transferred to the plaintiffs in coordination with the court-appointed real estate trustee to satisfy the settlement agreement. In September 2020, the court entered an order approving a final resolution of the transfer of real estate or sales proceeds with a cash contribution of $38.5 million by DESC and the conveyance of property, plant and equipment with a net recorded value of $3 million, which was completed by DESC in October 2020. In December 2021, the court approved a motion for and DESC completed the repurchase of $8 million of property, plant and equipment previously transferred to the plaintiffs.

In September 2017, a purported class action was filed by Santee Cooper ratepayers against Santee Cooper, DESC, Palmetto Electric Cooperative, Inc. and Central Electric Power Cooperative, Inc. in the State Court of Common Pleas in Hampton County, South Carolina (the Santee Cooper Ratepayer Case). The allegations were substantially similar to those in the DESC Ratepayer Case. In March 2020, the parties executed a settlement agreement relating to this matter as well as the Luquire Case and the Glibowski Case described below. The settlement agreement provided that Dominion Energy and Santee Cooper establish a fund for the benefit of class members in the amount of $520 million, of which Dominion Energy’s portion was $320 million of shares of Dominion Energy common stock. In July 2020, the court issued a final approval of the settlement agreement. In September 2020, Dominion Energy issued $322 million of shares of Dominion Energy common stock to satisfy its obligation under the settlement agreement, including interest charges.

In July 2019, a similar purported class action was filed by certain Santee Cooper ratepayers against DESC, SCANA, Dominion Energy and former directors and officers of SCANA in the State Court of Common Pleas in Orangeburg, South Carolina (the Luquire Case). In August 2019, DESC, SCANA and Dominion Energy were voluntarily dismissed from the case. The claims were similar to the Santee Cooper Ratepayer Case. In March 2020, the parties executed a settlement agreement as described above relating to this matter as well as the Santee Cooper Ratepayer Case and the Glibowski Case. This case was dismissed as part of the Santee Cooper Ratepayer Case settlement described above.

RICO Class Action

In January 2018, a purported class action was filed, and subsequently amended, against SCANA, DESC and certain former executive officers in the U.S. District Court for the District of South Carolina (the Glibowski Case). The plaintiff alleged, among other things, that SCANA, DESC and the individual defendants participated in an unlawful racketeering enterprise in violation of RICO and conspired to violate RICO by fraudulently inflating utility bills to generate unlawful proceeds. In March 2020, the parties executed a settlement agreement as described above relating to this matter as well as the Santee Cooper Ratepayer Case and the Luquire Case. This case was dismissed as part of the Santee Cooper Ratepayer Case settlement described above.

SCANA Shareholder Litigation

In September 2017, a purported class action was filed against SCANA and certain former executive officers and directors in the U.S. District Court for the District of South Carolina. Subsequent additional purported class actions were separately filed against all or nearly all of these defendants (collectively the SCANA Securities Class Action). In January 2018, the U.S. District Court for the District of South Carolina consolidated these suits, and the plaintiffs filed a consolidated amended complaint in March 2018. The plaintiffs alleged, among other things, that the defendants violated §10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and that the individually named defendants are liable under §20(a) of the same act. In December 2019, the parties executed a settlement agreement pursuant to which SCANA would pay $192.5 million, up to $32.5 million of which could be satisfied through the issuance of shares of Dominion Energy common stock, subject to court approval. In February 2020, the

U.S. District Court for the District of South Carolina granted preliminary approval of the settlement agreement, pending a fairness hearing, and granted final approval in July 2020. In March 2020, SCANA funded an escrow account with $160 million in cash and paid the balance of $32.5 million in cash in August 2020 to satisfy the settlement.

FILOT Litigation and Related Matters

In November 2017, Fairfield County filed a complaint and a motion for temporary injunction against DESC in the State Court of Common Pleas in Fairfield County, South Carolina, making allegations of breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty, breach of implied duty of good faith and fair dealing and unfair trade practices related to DESC’s termination of the FILOT agreement between DESC and Fairfield County related to the NND Project. The plaintiff sought a temporary and permanent injunction to prevent DESC from terminating the FILOT agreement. The plaintiff withdrew the motion for temporary injunction in December 2017. In July 2021, the parties executed a settlement agreement requiring DESC to pay $99 million, which could be satisfied in either cash or shares of Dominion Energy common stock. Also in July 2021, the State Court of Common Pleas in Fairfield County, South Carolina approved the settlement. In July 2021, Dominion Energy issued 1.4 million shares of Dominion Energy common stock to satisfy DESC’s obligation under the settlement agreement.

Governmental Proceedings and Investigations

In September and October 2017, SCANA was served with subpoenas issued by the U.S. Attorney’s Office for the District of South Carolina and the Staff of the SEC’s Division of Enforcement seeking documents related to the NND Project. In February 2020, the SEC filed a complaint against SCANA, two of its former executive officers and DESC in the U.S. District Court for the District of South Carolina alleging that the defendants violated federal securities laws by making false and misleading statements about the NND Project. In April 2020, SCANA and DESC reached an agreement in principle with the Staff of the SEC’s Division of Enforcement to settle, without admitting or denying the allegations in the complaint. In December 2020, the U.S. District Court for the District of South Carolina issued an order approving the settlement which required SCANA to pay a civil monetary penalty totaling $25 million, and SCANA and DESC to pay disgorgement and prejudgment interest totaling $112.5 million, which disgorgement and prejudgment interest amount were deemed satisfied by the settlements in the SCANA Securities Class Action and the DESC Ratepayer Case. SCANA paid the civil penalty in December 2020. The SEC civil action against two former executive officers of SCANA remains pending and is currently subject to a stay granted by the court in June 2020 at the request of the U.S. Attorney’s Office for the District of South Carolina.

In addition, the South Carolina Law Enforcement Division is conducting a criminal investigation into the handling of the NND Project by SCANA and DESC. Dominion Energy is cooperating fully with the investigations by the U.S. Attorney’s Office and the South Carolina Law Enforcement Division, including responding to additional subpoenas and document requests. Dominion Energy has also entered into a cooperation agreement with the U.S. Attorney’s Office and the South Carolina Attorney General’s Office. The cooperation agreement provides that in consideration of its full cooperation with these investigations to the satisfaction of both agencies, neither such agency will criminally prosecute or bring any civil action against Dominion Energy or any of its current, previous, or future direct or indirect subsidiaries related to the NND Project. A former executive officer of SCANA entered a plea agreement with the U.S. Attorney’s Office and the South Carolina Attorney General’s Office in June 2020 and entered a guilty plea with the U.S. District Court for the District of South Carolina in July 2020. Another former executive officer of SCANA entered a plea agreement with the U.S. Attorney's Office and the South Carolina Attorney General's Office in November 2020 and entered guilty pleas in the U.S. District Court for the District of South Carolina and in South Carolina state court in February 2021. As a result of the pleas, Dominion Energy has terminated indemnity for these former executive officers related to these two cases.

Abandoned NND Project

DESC, for itself and as agent for Santee Cooper, entered into an engineering, construction and procurement contract with Westinghouse and WECTEC in 2008 for the design and construction of the NND Project, of which DESC’s ownership share is 55%. Various difficulties were encountered in connection with the project. The ability of Westinghouse and WECTEC to adhere to established budgets and construction schedules was affected by many variables, including unanticipated difficulties encountered in connection with project engineering and the construction of project components, constrained financial resources of the contractors, regulatory, legal, training and construction processes associated with securing approvals, permits and licenses and necessary amendments to them within projected time frames, the availability of labor and materials at estimated costs and the efficiency of project labor. There were also contractor and supplier performance issues, difficulties in timely meeting critical regulatory requirements, contract disputes, and changes in key contractors or subcontractors. These matters preceded the filing for bankruptcy protection by Westinghouse and WECTEC in March 2017, and were the subject of comprehensive analyses performed by SCANA and Santee Cooper.

Based on the results of SCANA’s analysis, and in light of Santee Cooper's decision to suspend construction on the NND Project, in July 2017, SCANA determined to stop the construction of the units and to pursue recovery of costs incurred in connection with the construction under the abandonment provisions of the Base Load Review Act or through other means. This decision by SCANA became the focus of numerous legislative, regulatory and legal proceedings. Some of these proceedings are described above.

In September 2017, DESC, for itself and as agent for Santee Cooper, filed with the U.S. Bankruptcy Court for the Southern District of New York Proofs of Claim for unliquidated damages against each of Westinghouse and WECTEC. These Proofs of Claim were based upon the anticipatory repudiation and material breach by Westinghouse and WECTEC of the contract, and assert against Westinghouse and WECTEC any and all claims that are based thereon or that may be related thereto.

Westinghouse’s reorganization plan was confirmed by the U.S. Bankruptcy Court for the Southern District of New York and became effective in August 2018. In connection with the effectiveness of the reorganization plan, the contract associated with the NND Project was deemed rejected. DESC contested approximately $285 million of filed liens in Fairfield County, South Carolina. Most of these asserted liens were claims that relate to work performed by Westinghouse subcontractors before the Westinghouse bankruptcy, although some of them were claims arising from work performed after the Westinghouse bankruptcy.

DESC and Santee Cooper were responsible for amounts owed to Westinghouse for valid work performed by Westinghouse subcontractors on the NND Project after the Westinghouse bankruptcy filing until termination of the interim assessment agreement. In December 2019, DESC and Santee Cooper entered into a confidential settlement agreement with W Wind Down Co LLC resolving claims relating to the interim assessment agreement.

Further, some Westinghouse subcontractors that made claims against Westinghouse in the bankruptcy proceeding also filed claims against DESC and Santee Cooper in South Carolina state court for damages. Many of these claimants asserted construction liens against the NND Project site. In December 2021, settlements were reached to resolve all remaining claims made by Westinghouse subcontractors. All amounts for which Dominion Energy was ultimately responsible were funded utilizing, and did not exceed, the portion of the Toshiba Settlement allocated for such balances within the SCANA Merger Approval Order recorded in regulatory liabilities on Dominion Energy’s Consolidated Balance Sheets.

Nuclear Operations

Nuclear Decommissioning – Minimum Financial Assurance

The NRC requires nuclear power plant owners to annually update minimum financial assurance amounts for the future decommissioning of their nuclear facilities. Decommissioning involves the decontamination and removal of radioactive contaminants from a nuclear power station once operations have ceased, in accordance with standards established by the NRC. The 2022 calculation for the NRC minimum financial assurance amount, aggregated for Dominion Energy and Virginia Power’s nuclear units, excluding joint owners’ assurance amounts and Millstone Unit 1, as this unit is in a decommissioning state, was $3.6 billion and $2.1 billion, respectively, and has been satisfied by a combination of the funds being collected and deposited in the nuclear decommissioning trusts and the real annual rate of return growth of the funds allowed by the NRC. The 2022 NRC minimum financial assurance amounts above were calculated using preliminary December 31, 2022 U.S. Bureau of Labor Statistics indices. Dominion Energy believes that decommissioning funds and their expected earnings will be sufficient to cover expected decommissioning costs for the Millstone units. In addition, Dominion Energy believes that the decommissioning funds and their expected earnings will be sufficient to cover expected decommissioning costs for the Summer unit, particularly when combined with future ratepayer collections and contributions. The Companies believe the decommissioning funds and their expected earnings for the Surry and North Anna units will be sufficient to cover decommissioning costs, particularly when combined with future ratepayer collections and contributions to these decommissioning trusts, if such future collections and contributions are required. This reflects a positive long-term outlook for trust fund investment returns as the decommissioning of the units will not be complete for decades. The Companies will continue to monitor these trusts to ensure they meet the NRC minimum financial assurance requirement, which may include, if needed, the use of parent company guarantees, surety bonding or other financial instruments recognized by the NRC. See Note 9 for additional information on nuclear decommissioning trust investments.

Nuclear Insurance

The Price-Anderson Amendments Act of 1988 provides the public up to $13.7 billion of liability protection on a per site, per nuclear incident basis, via obligations required of owners of nuclear power plants, and allows for an inflationary provision adjustment every five years. During the third quarter of 2022, the total liability protection per nuclear incident available to all participants in the Secondary Financial Protection Program increased from $13.5 billion to $13.7 billion. This increase does not impact Dominion Energy’s responsibility per active unit under the Price-Anderson Amendments Act of 1988. The Companies have purchased $450 million of coverage from commercial insurance pools for Millstone, Summer, Surry and North Anna with the remainder provided through the mandatory industry retrospective rating plan. In the event of a nuclear incident at any licensed nuclear reactor in the U.S., the Companies could be assessed up to $138 million for each of their licensed reactors not to exceed $20 million per year per reactor. There is no limit to the number of incidents for which this retrospective premium can be assessed. The current levels of nuclear property insurance coverage for Millstone, Summer, Surry and North Anna are all $1.06 billion.

The Companies’ nuclear property insurance coverage for Millstone, Summer, Surry and North Anna meets or exceeds the NRC minimum requirement for nuclear power plant licensees of $1.06 billion per reactor site. This includes coverage for premature decommissioning and functional total loss. The NRC requires that the proceeds from this insurance be used first, to return the reactor to and maintain it in a safe and stable condition and second, to decontaminate the reactor and station site in accordance with a plan approved by the NRC. Nuclear property insurance is provided by NEIL, a mutual insurance company, and is subject to retrospective premium assessments in any policy year in which losses exceed the funds available to the insurance company. Dominion Energy and Virginia Power's maximum retrospective premium assessment for the current policy period is $65 million and $33 million, respectively. Based on the severity of the incident, the Board of Directors of the nuclear insurer has the discretion to lower or eliminate the maximum retrospective premium assessment. The Companies have the financial responsibility for any losses that exceed the limits or for which insurance proceeds are not available because they must first be used for stabilization and decontamination. Additionally, DESC maintains an excess property insurance policy with the European Mutual Association for Nuclear Insurance. The policy provides coverage to Summer for property damage and outage costs up to $1 million resulting from an event of a non-nuclear origin. The European Mutual Association for Nuclear Insurance policy permits retrospective assessments under certain conditions to cover insurer's losses. Based on the current annual premium, DESC's share of the retrospective premium assessment would not exceed an inconsequential amount.

Millstone, Virginia Power and Summer also purchase accidental outage insurance from NEIL to mitigate certain expenses, including replacement power costs, associated with the prolonged outage of a nuclear unit due to direct physical damage. Under this program, the Companies are subject to a retrospective premium assessment for any policy year in which losses exceed funds available to NEIL. Dominion Energy and Virginia Power's maximum retrospective premium assessment for the current policy period is $32 million and $9 million, respectively.

ODEC, a part owner of North Anna, Santee Cooper, a part owner of Summer and Massachusetts Municipal and Green Mountain, part owners of Millstone’s Unit 3, are responsible to the Companies for their share of the nuclear decommissioning obligation and insurance premiums on applicable units, including any retrospective premium assessments and any losses not covered by insurance.

Spent Nuclear Fuel

The Companies entered into contracts with the DOE for the disposal of spent nuclear fuel under provisions of the Nuclear Waste Policy Act of 1982. The DOE failed to begin accepting the spent fuel on January 31, 1998, the date provided by the Nuclear Waste Policy Act and by the Companies’ contracts with the DOE. The Companies have previously received damages award payments and settlement payments related to these contracts.

By mutual agreement of the parties, the settlement agreements are extendable to provide for resolution of damages incurred after 2013. The settlement agreements for the Surry, North Anna and Millstone nuclear power stations have been extended and provided for periodic payments for damages incurred through December 31, 2022. In November 2022, the DOE notified the Companies that it intends to extend these agreements through December 31, 2025 and future additional extensions are contemplated by the settlement agreements. A similar agreement for Summer extends until the DOE has accepted the same amount of spent fuel from the facility as if it has fully performed its contractual obligations.

In June 2018, a lawsuit for Kewaunee was filed in the U.S. Court of Federal Claims for recovery of spent nuclear fuel storage costs incurred after 2013. In March 2019, Dominion Energy amended its filing for recovery of spent nuclear fuel storage to include costs incurred for the year ended December 31, 2018. In January 2022, a settlement agreement was entered into for $48 million. Dominion Energy received the settlement funds in February 2022.

In 2022, Virginia Power received payments of $17 million for resolution of claims incurred at North Anna and Surry for the period of January 1, 2020 through December 31, 2020. In addition, Dominion Energy received payments of $7 million for resolution of claims incurred at Millstone for the period of July 1, 2020 through June 30, 2021 and $1 million for resolution of its share of claims incurred at Summer for the period of January 1, 2021 through December 31, 2021.

In 2021, Virginia Power received payments of $25 million for resolution of claims incurred at North Anna and Surry for the period of January 1, 2019 through December 31, 2019. In addition, Dominion Energy received payments of $9 million for resolution of claims incurred at Millstone for the period of July 1, 2019 through June 30, 2020 and $1 million for resolution of its share of claims incurred at Summer for the period of January 1, 2020 through December 31, 2020.

In 2020, Virginia Power received payments of $24 million for resolution of claims incurred at North Anna and Surry for the period of January 1, 2018 through December 31, 2018. In addition, Dominion Energy received payments of $11 million for resolution of claims incurred at Millstone for the period of July 1, 2018 through June 30, 2019 and $4 million for resolution of its share of claims incurred at Summer for the period of January 1, 2019 through December 31, 2019.

The Companies continue to recognize receivables for certain spent nuclear fuel-related costs that they believe are probable of recovery from the DOE. Dominion Energy’s receivables for spent nuclear fuel-related costs totaled $56 million and $52 million at December 31, 2022 and 2021, respectively. Virginia Power’s receivables for spent nuclear fuel-related costs totaled $37 million and $39 million at December 31, 2022 and 2021, respectively.

The Companies will continue to manage their spent fuel until it is accepted by the DOE.

Long-Term Purchase Agreements

At December 31, 2022, Dominion Energy had the following long-term commitments that are noncancelable or are cancelable only under certain conditions, and that a third party has used to secure financing for the facility that will provide the contracted goods or services:

	2023	2024	2025	2026	2027	Thereafter	Total
(millions)
Purchased electric capacity(1)	$71	$70	$70	$73	$73	$630	$987
(1)
Commitments represent estimated amounts payable for energy under power purchase contracts with qualifying facilities which expire at various dates through 2046. Energy payments are generally based on fixed dollar amounts per month and totaled $61 million and $59 million for the years ended December 31, 2022 and 2021, respectively.

Guarantees, Surety Bonds and Letters of Credit

At December 31, 2022, Dominion Energy had issued four guarantees related to Cove Point, an equity method investment, in support of terminal services, transportation and construction. Two of the Cove Point guarantees have a cumulative maximum exposure of $1.9 billion while the other two guarantees have no maximum limit. No amounts related to these guarantees have been recorded.

In addition, at December 31, 2022, Dominion Energy had issued an additional $20 million of guarantees, primarily to support third parties. No amounts related to these guarantees have been recorded.

Dominion Energy also enters into guarantee arrangements on behalf of its consolidated subsidiaries, primarily to facilitate their commercial transactions with third parties. If any of these subsidiaries fail to perform or pay under the contracts and the counterparties seek performance or payment, Dominion Energy would be obligated to satisfy such obligation. To the extent that a liability subject to a guarantee has been incurred by one of Dominion Energy’s consolidated subsidiaries, that liability is included in the Consolidated Financial Statements. Dominion Energy is not required to recognize liabilities for guarantees issued on behalf of its subsidiaries unless it becomes probable that it will have to perform under the guarantees. Terms of the guarantees typically end once obligations have been paid. Dominion Energy currently believes it is unlikely that it would be required to perform or otherwise incur any losses associated with guarantees of its subsidiaries’ obligations.

At December 31, 2022, Dominion Energy had issued the following subsidiary guarantees:

Maximum Exposure
(millions)
Commodity transactions(1)	$2,567
Nuclear obligations(2)	243
Solar(3)	304
Other(4)	1,229
Total(5)(6)	$4,343

(1)
Guarantees related to commodity commitments of certain subsidiaries. These guarantees were provided to counterparties in order to facilitate physical and financial transaction related commodities and services.
(2)
Guarantees primarily related to certain DGI subsidiaries regarding all aspects of running a nuclear facility.
(3)
Includes guarantees to facilitate the development of solar projects. Includes $90 million of guarantees related to entities held for sale.
(4)
Guarantees related to other miscellaneous contractual obligations such as leases, environmental obligations, construction projects and insurance programs. Also includes guarantees entered into by Dominion Energy RNG Holdings, II, Inc. on behalf of a subsidiary to facilitate construction of renewable natural gas facilities. Due to the uncertainty of workers’ compensation claims, the parental guarantee has no stated limit.
(5)
Excludes Dominion Energy’s guarantee of an offshore wind installation vessel discussed in Note 15.
(6)
In July 2016, Dominion Energy signed an agreement with a lessor to construct and lease a new corporate office property in Richmond, Virginia. The lessor provided equity and obtained financing commitments from debt investors, totaling $365 million, which funded total project costs. The project became substantially complete in August 2019 at which point the facility was available for Dominion Energy’s use and the five-year lease term commenced. At the end of the initial lease term, Dominion Energy can (i) extend the term of the lease for an additional five years, subject to the approval of the participants, at current market terms, (ii) purchase the property for an amount equal to the project costs or, (iii) subject to certain terms and conditions, sell the property on behalf of the lessor to a third party using commercially reasonable efforts to obtain the highest cash purchase price for the property. If the project is sold and the proceeds from the sale are insufficient to repay the investors for the project costs, Dominion Energy may be required to make a payment to the lessor, up to 87% of project costs, for the difference between the project costs and sale proceeds. At December 31, 2022, no amounts have been recorded related to this guarantee.

Additionally, at December 31, 2022, Dominion Energy had purchased $249 million of surety bonds, including $172 million at Virginia Power and $39 million related to entities held for sale, and authorized the issuance of letters of credit by financial institutions of $202 million to facilitate commercial transactions by its subsidiaries with third parties. Under the terms of surety bonds, the Companies are obligated to indemnify the respective surety bond company for any amounts paid.

Indemnifications

As part of commercial contract negotiations in the normal course of business, the Companies may sometimes agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events. The specified events may involve an adverse judgment in a lawsuit or the imposition of additional taxes due to a change in tax law or interpretation of the tax law. The Companies are unable to develop an estimate of the maximum potential amount of any other future payments under these contracts because events that would obligate them have not yet occurred or, if any such event has occurred, they have not been notified of its occurrence. However, at December 31, 2022, the Companies believe any other future payments, if any, that could ultimately become payable under these contract provisions, would not have a material impact on their results of operations, cash flows or financial position.

Charitable Commitments

In 2020, Dominion Energy made unconditional promises to several charitable organizations, including to support its commitment to diversity and social justice through scholarship programs and donations to historically black colleges and universities. As a result, Dominion Energy recorded charges totaling $80 million in other income in its Consolidated Statements of Income for the year ended December 31, 2020. These commitments are to be funded at various intervals through 2028. Dominion Energy’s Consolidated Balance Sheets include $32 million and $43 million in other deferred credits and other liabilities at December 31, 2022 and 2021, respectively and $11 million and $26 million in other current liabilities at December 31, 2022 and 2021, respectively.
NOTE 24. CREDIT RISK

Dominion Energy

As a diversified energy company, Dominion Energy transacts primarily with major companies in the energy industry and with commercial and residential energy consumers. These transactions principally occur in the Northeast, mid-Atlantic, Midwest and Rocky Mountain and Southeast regions of the U.S. Dominion Energy does not believe that this geographic concentration contributes significantly to its overall exposure to credit risk. In addition, as a result of its large and diverse customer base, Dominion Energy is not exposed to a significant concentration of credit risk for receivables arising from electric and gas utility operations.

Dominion Energy’s exposure to credit risk is concentrated primarily within its energy marketing and price risk management activities, as Dominion Energy transacts with a smaller, less diverse group of counterparties and transactions may involve large notional volumes and potentially volatile commodity prices. Energy marketing and price risk management activities include marketing of nonregulated generation output, structured transactions and the use of financial contracts for enterprise-wide hedging purposes. Gross credit exposure for each counterparty is calculated as outstanding receivables plus any unrealized on- or off-balance sheet exposure, taking into account contractual netting rights. Gross credit exposure is calculated prior to the application of any collateral. At December 31, 2022, Dominion Energy’s credit exposure totaled $281 million. Of this amount, investment grade counterparties, including those internally rated, represented 89%, and no single counterparty, whether investment grade or non-investment grade, exceeded $77 million of exposure.

Virginia Power

Virginia Power sells electricity and provides distribution and transmission services to customers in Virginia and northeastern North Carolina. Management believes that this geographic concentration risk is mitigated by the diversity of Virginia Power’s customer base, which includes residential, commercial and industrial customers, as well as rural electric cooperatives and municipalities. Credit risk associated with trade accounts receivable from energy consumers is limited due to the large number of customers. Virginia Power’s exposure to potential concentrations of credit risk results primarily from sales to wholesale customers. Virginia Power’s gross credit exposure for each counterparty is calculated as outstanding receivables plus any unrealized on- or off-balance sheet exposure, taking into account contractual netting rights. Gross credit exposure is calculated prior to the application of collateral. At December 31, 2022, Virginia Power’s credit exposure totaled $25 million. Of this amount, investment grade counterparties, including those internally rated, represented 76%, and no single counterparty exceeded $8 million of exposure.

Credit-Related Contingent Provisions

Certain of Dominion Energy and Virginia Power's derivative instruments contain credit-related contingent provisions. These provisions require Dominion Energy and Virginia Power to provide collateral upon the occurrence of specific events, primarily a credit rating downgrade. If the credit-related contingent features underlying these instruments that are in a liability position and not fully collateralized with cash were fully triggered, Dominion Energy and Virginia Power would have been required to post additional collateral to its counterparties of $140 million and $28 million, respectively, as of December 31, 2022, and $31 million and $22 million, respectively, as of December 31, 2021. The collateral that would be required to be posted includes the impacts of any offsetting asset positions and any amounts already posted for derivatives, non-derivative contracts and derivatives elected under the normal purchases and normal sales exception, per contractual terms. Dominion Energy and Virginia Power had both posted collateral of $72 million at December 31, 2022, and $66 million and $54 million, respectively, at December 31, 2021, related to derivatives with credit-related contingent provisions that are in a liability position and not fully collateralized with cash. In addition, Dominion Energy and Virginia Power had both posted letters of credit as collateral with counterparties covering $20 million of fair value of derivative instruments in a liability position at December 31, 2022. The aggregate fair value of all derivative instruments with credit-related contingent provisions that are in a liability position and not fully collateralized with cash for Dominion Energy and Virginia Power was $212 million and $99 million, respectively, as of December 31, 2022 and $97 million and $76 million, respectively, as of December 31, 2021, which does not include the impact of any offsetting asset positions.

See Note 7 for further information about derivative instruments.

NOTE 25. RELATED-PARTY TRANSACTIONS

Dominion Energy’s transactions with equity method investments are described in Note 9. Virginia Power engages in related party transactions primarily with other Dominion Energy subsidiaries (affiliates). Virginia Power’s receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Virginia Power is included in Dominion Energy’s consolidated federal income tax return and, where applicable, combined income tax returns for Dominion Energy are filed in various states. See Note 2 for further information. A discussion of Virginia Power's significant related party transactions follows.

Virginia Power transacts with affiliates for certain quantities of natural gas and other commodities in the ordinary course of business. Virginia Power also enters into certain commodity derivative contracts with affiliates. Virginia Power uses these contracts, which are principally comprised of forward commodity purchases, to manage commodity price risks associated with purchases of natural gas. See Notes 7 and 20 for more information. At December 31, 2022, Virginia Power’s derivative assets and liabilities with affiliates were $33 million and $31 million, respectively. At December 31, 2021, Virginia Power’s derivative assets and liabilities with affiliates were $29 million and $6 million, respectively.

Virginia Power participates in certain Dominion Energy benefit plans as described in Note 22. At December 31, 2022 and 2021, Virginia Power’s amounts due to Dominion Energy associated with the Dominion Energy Pension Plan and reflected in noncurrent pension and other postretirement benefit liabilities in the Consolidated Balance Sheets were $422 million and $522 million, respectively. At December 31, 2022 and 2021, Virginia Power’s amounts due from Dominion Energy associated with the Dominion Energy Retiree Health and Welfare Plan and reflected in noncurrent pension and other postretirement benefit assets in the Consolidated Balance Sheets were $518 million and $431 million, respectively.

DES and other affiliates provide accounting, legal, finance and certain administrative and technical services to Virginia Power. In addition, Virginia Power provides certain services to affiliates, including charges for facilities and equipment usage.

The financial statements for all years presented include costs for certain general, administrative and corporate expenses assigned by DES to Virginia Power on the basis of direct and allocated methods in accordance with Virginia Power’s services agreements with DES. Where costs incurred cannot be determined by specific identification, the costs are allocated based on the proportional level of effort devoted by DES resources that is attributable to the entity, determined by reference to number of employees, salaries and wages and other similar measures for the relevant DES service. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.

Presented below are Virginia Power’s significant transactions with DES and other affiliates:

Year Ended December 31,	2022	2021	2020
(millions)
Commodity purchases from affiliates	$1,423	$742	$569
Services provided by affiliates(1)	519	494	455
Services provided to affiliates	18	18	18
(1)
Includes capitalized expenditures of $177 million, $161 million and $141 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Virginia Power has borrowed funds from Dominion Energy under short-term borrowing arrangements. In November 2022, Virginia Power amended its intercompany credit facility with Dominion Energy to increase the maximum capacity to $3.0 billion. There were $2.0 billion and $699 million in short-term demand note borrowings from Dominion Energy as of December 31, 2022 and 2021, respectively. The weighted-average interest rate of these borrowings was 4.68% and 0.26% at December 31, 2022 and 2021, respectively. Virginia Power had no outstanding borrowings, net of repayments under the Dominion Energy money pool for its nonregulated subsidiaries as of December 31, 2022 and 2021. Interest charges related to Virginia Power’s borrowings from Dominion Energy were $15 million for the year ended December 31, 2022 and $1 million for both the years ended December 31, 2021 and 2020.

There were no issuances of Virginia Power’s common stock to Dominion Energy in 2022, 2021 or 2020.

In January 2023, Virginia Power entered into a lease contract with an affiliated entity for the use of a Jones Act compliant offshore wind installation vessel currently under development with commencement of the 20-month lease term in August 2025 at a total cost of approximately $240 million plus ancillary services.

NOTE 26. OPERATING SEGMENTS

The Companies are organized primarily on the basis of products and services sold in the U.S. A description of the operations included in the Companies’ primary operating segments effective September 2023 is as follows:

Primary Operating Segment	Description of Operations	Dominion Energy	Virginia Power
Dominion Energy Virginia	Regulated electric distribution	X	X
	Regulated electric transmission	X	X
	Regulated electric generation fleet(1)	X	X
Dominion Energy South Carolina	Regulated electric distribution	X
	Regulated electric transmission	X
	Regulated electric generation fleet	X
	Regulated gas distribution and storage	X
Contracted Energy(2)	Nonregulated electric generation fleet(3)	X
(1)
Includes Virginia Power’s non-jurisdictional solar generation operations.
(2)
Includes renewable natural gas operations.
(3)
Includes solar generation facility development operations.

In addition to the operating segments above, the Companies also report a Corporate and Other segment.

Dominion Energy

The Corporate and Other Segment of Dominion Energy includes, effective September 2023, its corporate, service company and other functions (including unallocated debt) as well as its noncontrolling interest in Dominion Privatization and its nonregulated retail energy marketing operations (prior to December 2021), including its noncontrolling interest in Wrangler (through March 2022) and Hope (through August 2022). In addition, Corporate and Other includes specific items attributable to Dominion Energy’s operating segments that are not included in profit measures evaluated by executive management in assessing the segments’ performance or in allocating resources, as well as the net impact of the operations included in the East Ohio, PSNC and Questar Gas Transactions, its noncontrolling interest in Cove Point and gas transmission and storage operations, including its noncontrolling interest in Atlantic Coast Pipeline, reported as discontinued operations which are discussed in Notes 3 and 9.

In 2022, Dominion Energy reported after-tax net expenses of $1.7 billion in the Corporate and Other segment, including $1.7 billion of after-tax net expenses for specific items with $2.9 billion of after tax-net expenses attributable to its operating segments.

The net expenses for specific items attributable to Dominion Energy’s operating segments in 2022 primarily related to the impact of the following items:

•
A $1.5 billion ($1.1 billion after-tax) charge associated with the impairment of certain nonregulated solar generation facilities, attributable to Contracted Energy;
•
A $649 million ($513 million after-tax) loss associated with the sale of Kewaunee, attributable to Contracted Energy;
•
A $559 million ($451 million after-tax) loss related to investments in nuclear decommissioning trust funds, attributable to:
•
Contracted Energy ($393 million after-tax); and
•
Dominion Energy Virginia ($58 million after-tax);
•
A $243 million ($181 million after-tax) charge for amortization of a regulatory asset established in connection with the settlement of the 2021 Triennial Review, attributable to Dominion Energy Virginia;
•
A $213 million ($159 million after-tax) charge for RGGI compliance costs deemed recovered through base rates, attributable to Dominion Energy Virginia;
•
A $191 million ($142 million after-tax) charge in connection with a comprehensive settlement agreement for Virginia fuel expenses, attributable to Dominion Energy Virginia;
•
$167 million ($124 million after-tax) of charges for dismantling costs associated with the early retirement of certain electric generation facilities, attributable to Dominion Energy Virginia;
•
$125 million ($93 million after-tax) of charges associated with storm damage and service restoration, attributable to:
•
Dominion Energy Virginia ($87 million after-tax); and
•
Contracted Energy ($6 million after-tax);
•
A $40 million ($30 million after-tax) charge associated with the write-off of inventory, attributable to:
•
Contracted Energy ($16 million after-tax); and
•
Dominion Energy Virginia ($14 million after-tax); partially offset by
•
A $67 million ($49 million after-tax) gain related to economic hedging activities, attributable to Contracted Energy.

In 2021, Dominion Energy reported after-tax net income of $705 million in the Corporate and Other segment, including $821 million of after-tax net benefit for specific items with $485 million of after tax-net expenses attributable to its operating segments.

The net expenses for specific items attributable to Dominion Energy’s operating segments in 2021 primarily related to the impact of the following items:

•
A $337 million ($254 million after-tax) loss related to economic hedging activities, attributable to Contracted Energy;
•
$266 million ($199 million after-tax) of charges associated with the settlement of the South Carolina electric base rate case, attributable to Dominion Energy South Carolina;
•
A $211 million ($161 million after-tax) net loss on the sale of non-wholly-owned nonregulated solar facilities, attributable to Contracted Energy;
•
A $151 million ($112 million after-tax) loss from an unbilled revenue reduction at Virginia Power, attributable to Dominion Energy Virginia;
•
A $125 million ($93 million after-tax) net charge associated with the settlement of the 2021 Triennial Review, attributable to Dominion Energy Virginia;
•
A $77 million ($57 million after-tax) charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to Virginia’s 2021 budget process, attributable to Dominion Energy Virginia;
•
A $70 million ($53 million after-tax) charge associated with litigation acquired in the SCANA Combination, attributable to Dominion Energy South Carolina;

•
A $68 million ($50 million after-tax) charge associated with storm damage and service restoration in Virginia Power’s service territory, attributable to Dominion Energy Virginia;
•
A $61 million ($45 million after-tax) charge for amortization of a regulatory asset established in connection with the settlement of the 2021 Triennial Review, attributable to Dominion Energy Virginia; and
•
A $44 million ($35 million after-tax) charge related to a revision in estimated recovery of spent nuclear fuel costs associated with the decommissioning of Kewaunee, attributable to Contracted Energy; partially offset by
•
A $568 million ($445 million after-tax) gain related to investments in nuclear decommissioning trust funds, attributable to:
•
Contracted Energy ($390 million after-tax); and
•
Dominion Energy Virginia ($55 million after-tax); and
•
A $130 million ($97 million after-tax) benefit for a change in the expected CCRO to be provided to Virginia retail electric customers under the GTSA, attributable to Dominion Energy Virginia.

In 2020, Dominion Energy reported after-tax net expenses of $2.9 billion in the Corporate and Other segment, including $2.7 billion of after-tax net expenses for specific items with $1.2 billion of after-tax net expenses attributable to its operating segments.

The net expenses for specific items attributable to Dominion Energy’s operating segments in 2020 primarily related to the impact of the following items:

•
A $751 million ($564 million after-tax) charge primarily related to the planned early retirement of certain Virginia Power electric generation facilities, attributable to Dominion Energy Virginia;
•
A $405 million ($325 million after-tax) charge associated with certain nonregulated solar generation facilities, attributable to Contracted Energy;
•
A $221 million ($171 million after-tax) charge associated with the sale of Fowler Ridge, attributable to Contracted Energy; and
•
A $130 million ($97 million after-tax) charge for the expected CCRO to be provided to Virginia retail electric customers under the GTSA, attributable to Dominion Energy Virginia;
•
A $127 million ($94 million after-tax) charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to legislation enacted in November 2020, attributable to Dominion Energy Virginia; and
•
A $117 million ($93 million after-tax) of charges associated with litigation acquired in the SCANA Combination, attributable to Dominion Energy South Carolina; partially offset by
•
A $335 million ($264 million after-tax) net gain related to investments in nuclear decommissioning trust funds attributable to:
•
Dominion Energy Virginia ($27 million after-tax); and
•
Contracted Energy ($237 million after-tax).

The following table presents segment information pertaining to Dominion Energy’s operations:

Year Ended December 31,	Dominion Energy Virginia	Dominion Energy South Carolina	Contracted Energy	Corporate and Other	Adjustments & Eliminations	Consolidated Total
(millions)
2022
Total revenue from external customers	$9,658	$3,323	$890	$74	$—	$13,945
Intersegment revenue	(15)	7	18	846	(856)	—
Total operating revenue	9,643	3,330	908	920	(856)	13,945
Depreciation, depletion and amortization	1,452	507	123	360	—	2,442
Equity in earnings of equity method investees	—	—	2	19	—	21
Interest income (expense)	17	6	75	61	(50)	109
Interest and related charges (benefit)	645	220	18	169	(50)	1,002
Income tax expense (benefit)	411	132	64	(755)	—	(148)
Net income from discontinued operations	—	—	—	972	—	972
Net income (loss) attributable to Dominion Energy	2,007	505	173	(1,691)	—	994
Investment in equity method investees(1)	—	—	103	192	—	295
Capital expenditures	5,187	708	683	1,180	—	7,758
Total assets (billions)	55.3	17.2	7.7	29.5	(5.5)	104.2
2021
Total revenue from external customers	$7,990	$2,968	$1,018	$(616)	$60	$11,420
Intersegment revenue	(14)	7	67	837	(897)	—
Total operating revenue	7,976	2,975	1,085	221	(837)	11,420
Depreciation, depletion and amortization	1,296	486	162	159	—	2,103
Equity in earnings of equity method investees	—	(3)	(2)	20	—	15
Interest income (expense)	11	10	81	12	(19)	95
Interest and related charges (benefit)	535	206	42	491	(19)	1,255
Income tax expense (benefit)	467	125	49	(402)	—	239
Net income from discontinued operations	—	—	—	1,357	—	1,357
Net income attributable to Dominion Energy	1,914	437	232	705	—	3,288
Investment in equity method investees(1)	—	—	74	88	—	162
Capital expenditures	3,756	694	420	1,191	—	6,061
Total assets (billions)	50.0	16.4	10.2	26.5	(3.5)	99.6
2020
Total revenue from external customers	$7,779	$2,782	$1,019	$322	$49	$11,951
Intersegment revenue	(16)	5	52	869	(942)	(32)
Total operating revenue	7,763	2,787	1,071	1,191	(893)	11,919
Depreciation, depletion and amortization	1,245	474	182	90	—	1,991
Equity in earnings of equity method investees	—	(1)	(5)	5	—	(1)
Interest income (expense)	11	12	91	34	(47)	101
Interest and related charges (benefit)	524	219	75	568	(47)	1,339
Income tax expense (benefit)	500	107	(24)	(642)	—	(59)
Net loss from discontinued operations	—	—	—	(1,334)	—	(1,334)
Net income (loss) attributable to Dominion Energy	1,884	419	202	(2,906)	—	(401)
Capital expenditures	3,372	700	730	1,529	—	6,331

(1)
Excludes liability to Atlantic Coast Pipeline.

Intersegment sales and transfers for Dominion Energy are based on contractual arrangements and may result in intersegment profit or loss that is eliminated in consolidation, including amounts related to entities presented within discontinued operations.

Virginia Power

The Corporate and Other Segment of Virginia Power primarily includes specific items attributable to its operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance or in allocating resources.

In 2022, Virginia Power reported after-tax net expenses of $792 million in the Corporate and Other segment, including $773 million of after-tax net expenses for specific items all of which were attributable to its operating segment.

The net expenses for specific items attributable to its operating segment in 2022 primarily related to the impact of the following items:

•
A $243 million ($181 million after-tax) charge for amortization of a regulatory asset established in connection with the settlement of the 2021 Triennial Review;
•
A $213 million ($159 million after-tax) charge for RGGI compliance costs deemed recovered through base rates;
•
A $191 million ($142 million after-tax) charge in connection with a comprehensive settlement agreement for Virginia fuel expenses;
•
$167 million ($124 million after-tax) of charges for dismantling costs associated with the early retirement of certain electric generation facilities;
•
$117 million ($87 million after-tax) of charges associated with storm damage and service restoration in its service territory; and
•
A $78 million ($58 million after-tax) loss related to investments in nuclear decommissioning trust funds.

In 2021, Virginia Power reported after-tax net expenses of $202 million in the Corporate and Other segment, including $202 million of after-tax net expenses for specific items all of which were attributable to its operating segment.

The net expenses for specific items attributable to its operating segment in 2021 primarily related to the impact of the following items:

•
A $151 million ($112 million after-tax) loss from an unbilled revenue reduction;
•
A $125 million ($93 million after-tax) net charge associated with the settlement of the 2021 Triennial Review;
•
A $77 million ($57 million after-tax) charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to Virginia’s 2021 budget process;
•
A $68 million ($50 million after-tax) charge associated with storm damage and service restoration in its service territory; and
•
A $61 million ($45 million after-tax) charge for amortization of a regulatory asset established in connection with the settlement of the 2021 Triennial Review; partially offset by
•
A $130 million ($97 million after-tax) benefit for a change in the expected CCRO to be provided to Virginia retail electric customers under the GTSA.

In 2020, Virginia Power reported after-tax net expenses of $863 million in the Corporate and Other segment, including $915 million of after-tax net expenses for specific items all of which were attributable to its operating segment.

The net expenses for specific items attributable to its operating segment in 2020 primarily related to a $751 million ($559 million after-tax) charge related to the planned early retirement of certain electric generation facilities, a $130 million ($97 million after-tax) charge for the expected CCRO to be provided to Virginia retail electric customers under the GTSA and a $127 million ($94 million after-tax) charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to legislation enacted in November 2020.

The following table presents segment information pertaining to Virginia Power’s operations:

Year Ended December 31,	Dominion Energy Virginia	Corporate and Other	Consolidated Total
(millions)
2022
Operating revenue	$9,643	$11	$9,654
Depreciation and amortization	1,452	284	1,736
Interest income	17	—	17
Interest and related charges (benefit)	645	(3)	642
Income tax expense (benefit)	411	(220)	191
Net income (loss)	2,007	(792)	1,215
Capital expenditures	5,187	—	5,187
Total assets (billions)	53.2	—	53.2
2021
Operating revenue	$7,976	$(506)	$7,470
Depreciation and amortization	1,296	68	1,364
Interest income	11	—	11
Interest and related charges (benefit)	535	(1)	534
Income tax expense (benefit)	467	(70)	397
Net income (loss)	1,914	(202)	1,712
Capital expenditures	3,756	—	3,756
Total assets (billions)	47.9	—	47.9
2020
Operating revenue	$7,763	$—	$7,763
Depreciation and amortization	1,245	7	1,252
Interest income	11	—	11
Interest and related charges (benefit)	524	(8)	516
Income tax expense (benefit)	500	(271)	229
Net income (loss)	1,884	(863)	1,021
Capital expenditures	3,372	—	3,372

NOTE 27. QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of the Companies’ quarterly results of operations for the years ended December 31, 2022 and 2021 follows. Amounts reflect all adjustments necessary in the opinion of management for a fair statement of the results for the interim periods. Results for interim periods may fluctuate as a result of weather conditions, changes in rates and other factors. In addition, Dominion Energy’s results have been recast reflecting the presentation of operations included as discontinued operations. See Notes 3 and 9 for more information.

Dominion Energy

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(millions)
2022
Operating revenue	$3,113	$3,059	$3,963	$3,810
Income (loss) from continuing operations	642	(461)	995	(409)
Net income (loss) from continuing operations including noncontrolling interests	300	(665)	626	(239)
Net income from discontinued operations including noncontrolling interest	411	212	152	197
Net income (loss) including noncontrolling interests	711	(453)	778	(42)
Net income (loss) attributable to Dominion Energy	711	(453)	778	(42)
Basic EPS:
Net income (loss) from continuing operations	0.34	(0.84)	0.73	(0.31)
Net income from discontinued operations	0.50	0.26	0.18	0.24
Net income (loss) attributable to Dominion Energy	0.84	(0.58)	0.91	(0.07)
Diluted EPS:
Net income (loss) from continuing operations	0.34	(0.84)	0.73	(0.31)
Net income from discontinued operations	0.50	0.26	0.18	0.24
Net income (loss) attributable to Dominion Energy	0.84	(0.58)	0.91	(0.07)
Dividends declared per preferred share (Series A)	4.375	2.917	—	—
Dividends declared per preferred share (Series B)	11.625	11.625	11.625	11.625
Dividends declared per preferred share (Series C)	10.875	10.875	10.875	10.875
Dividends declared per common share	0.6300	0.6300	0.6300	0.6300
2021
Operating revenue	$2,943	$2,601	$2,815	$3,061
Income from continuing operations	589	259	766	697
Net income from continuing operations including noncontrolling interests	693	140	496	628
Net income from discontinued operations including noncontrolling interest	315	155	170	717
Net income including noncontrolling interests	1,008	295	666	1,345
Net income attributable to Dominion Energy	1,008	285	654	1,341
Basic EPS:
Net income from continuing operations	0.84	0.14	0.58	0.75
Net income from discontinued operations	0.39	0.19	0.21	0.88
Net income attributable to Dominion Energy	1.23	0.33	0.79	1.63
Diluted EPS:
Net income continuing operations	0.84	0.14	0.58	0.75
Net income from discontinued operations	0.39	0.19	0.21	0.88
Net income attributable to Dominion Energy	1.23	0.33	0.79	1.63
Dividends per share (Series A Preferred Stock)	4.375	4.375	4.375	4.375
Dividends per share (Series B Preferred Stock)	11.625	11.625	11.625	11.625
Dividends per share (Series C Preferred Stock)	—	—	—	2.6583
Dividends declared per common share	0.6675	0.6675	0.6675	0.6675

Dominion Energy’s 2022 results include the impact of the following significant items:

•
Fourth quarter results include a $1.1 billion after-tax charge associated with the impairment of certain nonregulated solar generation facilities.
•
Second quarter results include a $513 million after-tax loss associated with the sale of Kewaunee, a $142 million after-tax charge in connection with a proposed comprehensive settlement agreement for Virginia fuel expenses and a $134 million after-tax charge for RGGI compliance costs deemed recovered through base rates.

Dominion Energy’s 2021 results include the impact of the following significant items:

•
Second quarter results include $199 million of after-tax charges associated with the settlement of the South Carolina electric base rate case.
•
First quarter results include a $112 million after-tax charge from an unbilled revenue reduction and a $97 million after-tax benefit for a change in the CCRO reserve associated with the 2021 Triennial Review.

Virginia Power

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(millions)
2022
Operating revenue	$2,167	$2,175	$2,875	$2,437
Income from operations	562	236	802	448
Net income	357	47	571	240
2021
Operating revenue	$1,830	$1,741	$1,976	$1,923
Income (loss) from operations	548	571	777	601
Net income (loss)	374	414	556	368

Virginia Power’s 2022 results include the impact of the following significant items:

•
Second quarter results include a $142 million after-tax charge in connection with a proposed comprehensive settlement agreement for Virginia fuel expenses and a $134 million after-tax charge for RGGI compliance costs deemed recovered through base rates.

Virginia Power’s 2021 results include the impact of the following significant items:

•
First quarter results include a $112 million after-tax charge from an unbilled revenue reduction and a $97 million after-tax benefit for a change in the CCRO reserve associated with the 2021 Triennial Review.